   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 1997


                                                      REGISTRATION NO. 333-34057

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            CENTURY BANCSHARES, INC.

          DELAWARE                         6712                        52-1489098
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
              of                Classification Code Number)        Identification No.)
      incorporation or                                             JOSEPH S. BRACEWELL
        organization)                                           1275 PENNSYLVANIA AVENUE,
                                                                          N.W.
  1275 PENNSYLVANIA AVENUE,                                      WASHINGTON, D.C. 20004
            N.W.                                                     (202) 496-4000
   WASHINGTON, D.C. 20004                                     (Name, address, including zip
       (202) 496-4000                                          code, and telephone number,
Address, including zip code,                                  including area code, of agent
    and telephone number,                                             for service)
   including area code, of
   Registrant's principal
     executive offices)

                             ---------------------
                                    Copy to:

              JOHN R. BRANTLEY                               GEORGE P. WHITLEY
        BRACEWELL & PATTERSON, L.L.P.                       LECLAIR RYAN, P.C.
      711 LOUISIANA STREET, SUITE 2900               707 EAST MAIN STREET, 11TH FLOOR
          HOUSTON, TEXAS 77002-2781                      RICHMOND, VIRGINIA 23219

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 1997


                                 725,000 SHARES

                        [CENTURY BANCSHARES, INC. LOGO]

                                  COMMON STOCK

     All of the Common Stock of Century Bancshares, Inc. (the "Company") offered hereby (the "Offering") is being sold by the Company. There is currently no established public trading market for the Common Stock, although it is quoted on the Non-Nasdaq Over-the-Counter ("NNOTC") Bulletin Board and is traded on a limited basis. Application has been made for inclusion of the Common Stock in the Nasdaq SmallCap Market under the symbol "CTRY."


     It is estimated that the public offering price will be in the range of $6.50 to $7.50 per share. See "Underwriting" for information concerning the factors considered in determining the public offering price.


SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT
  SHOULD BE CONSIDERED IN CONNECTION WITH ANY INVESTMENT IN THE COMMON STOCK.

     THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL OR STATE AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================================
                                                                      UNDERWRITING
                                                 PRICE TO            DISCOUNTS AND           PROCEEDS TO
                                                  PUBLIC             COMMISSIONS(1)         THE COMPANY(2)
- --------------------------------------------------------------------------------------------------------------
Per Share................................           $                      $                      $
- --------------------------------------------------------------------------------------------------------------
Total(3).................................           $                      $                      $
==============================================================================================================

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of this Offering payable by the Company estimated
    at $          .

(3) The Company has granted the Underwriters a 30-day option to purchase up to 108,750 additional shares of Common Stock, $1.00 par value (the "Common Stock"), on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to the Company
    will be $          , $          and $          , respectively. See
    "Underwriting."

     The shares of Common Stock are being offered by the Underwriter subject to prior sale, as, when and if delivered to and accepted by it, and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering without notice and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will
be made against payment therefor on or about             , 1997 at the offices
of Scott & Stringfellow, Inc., Richmond, Virginia.

                           SCOTT & STRINGFELLOW, INC.

               The date of this Prospectus is             , 1997.

                    [MAP OF EXISTING AND PROPOSED LOCATIONS]

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE MARKET PRICE OF THE COMMON STOCK, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the term "Company" means Century Bancshares, Inc. and its subsidiary. Unless otherwise indicated, the information contained in this Prospectus (i) assumes that the Underwriter's over-allotment option is not exercised and (ii) reflects the five percent Common Stock dividends declared during 1993, 1994, 1995 and 1997, and the seven percent Common Stock dividend declared during 1996.

                                  THE COMPANY

     Century Bancshares, Inc. (the "Company") is a bank holding company headquartered in Washington, D.C. that was organized to own and control all of the capital stock of Century National Bank, a national banking association (the "Bank"). The Bank opened in 1982 and engages in a general commercial banking business with a particular emphasis on the needs of professionals, entrepreneurs, small to medium-sized businesses and not-for-profit organizations located in the Washington, D.C. metropolitan area. At June 30, 1997, the Company had total assets of $111 million, total loans of $74 million, total deposits of $95 million and total stockholders' equity of $7 million. Net income for the first six months of 1997 was $288,000, or $.21 per share.

     The Company's strategic plan is directed toward the enhancement of its franchise value and operating profitability through a significant increase in its asset size, further expansion into nearby Virginia and Maryland markets and the development of new commercial accounts. See "Business -- Strategic Plan." Accordingly, the Company has invested significantly in computer and telecommunications systems which have positioned the Company to realize economies of scale as it executes its strategy.

     One method by which the Company plans to grow is by conducting business in multiple locations in high growth markets in Virginia and Maryland. Although the Company successfully expanded the scope of its operations in downtown Washington, D.C. by acquiring a branch office from the Resolution Trust Corporation in 1994, management believes the Company's most profitable growth opportunities are in the contiguous markets of Fairfax County, Virginia and Montgomery County, Maryland. Both of these markets are characterized by high concentrations of small to medium-sized businesses and professionals. Fairfax County is one of the more densely populated and affluent counties in Virginia. Fairfax County's median household income is the highest in the country at $71,610, which is nearly double the national median, and its population is projected to increase approximately eight percent from 1996 to 2001. The demographic characteristics of Montgomery County are also compelling. Median household income of $61,595 ranks ninth nationwide, and the County's population is projected to increase by approximately six percent between 1996 and 2001.

     Management executed the first step of the Company's branch expansion strategy in 1996 by establishing a loan production office in Tysons Corner, Virginia, which is Fairfax County's largest business center. The office quickly surpassed management's performance goals, and as a result was converted to a full service branch in April 1997. The Company is following a similar strategy with respect to establishing a foothold in Montgomery County, Maryland. In June 1997, the Company opened a loan production office in Bethesda, Maryland, which is one of Montgomery County's largest business centers. The Company plans to replace this office with a full service branch in downtown Bethesda in early 1998, for which it has already received regulatory approval.

     In furtherance of its expansion strategy, the Company recently entered into an agreement to assume the deposit liabilities and leasehold interest of a branch of Eastern American Bank, FSB ("Eastern American") located in McLean, Virginia approximately three miles from the Bank's office in Tysons Corner. In conjunction with the assumption of these liabilities, the Company will acquire approximately $9.2 million in mortgage loans from Eastern American's portfolio. The transaction, which is subject to regulatory approval and certain other conditions, is expected to close in October 1997. As of the date of the agreement, there were approximately $34 million in deposits at the Eastern American branch. See "The Eastern American Transaction" and "Use of Proceeds."

     The Company competes in its markets by providing a breadth of products comparable to a regional bank, while maintaining the quick response and personal service of a locally headquartered bank. Management believes it can solidify the Company's competitive advantage through establishing long-term relationships to foster customer loyalty and by continuing to provide a broad array of commercial account and loan products.

     The Company's principal executive offices are located at 1275 Pennsylvania Avenue, N.W., Washington, D.C. 20004, and its telephone number is (202) 496-4000.

                                  THE OFFERING

Securities Offered(1).....................  725,000 shares of Common Stock.
Common Stock Outstanding After the
  Offering(1).............................  1,942,429 shares.
Use of Proceeds...........................  The Company will use the net proceeds of this Offering to enhance and support the equity capital of the Bank in
                                            view of the deposit transaction with Eastern American
                                            and for general corporate purposes. See "Use of
                                            Proceeds."
Proposed NASDAQ Symbol....................  The Company has made application to the Nasdaq Stock
                                            Market to list the Common Stock for trading in the
                                            SmallCap Market under the symbol "CTRY."
Risk Factors..............................  Prospective investors in the Common Stock should consider the information discussed under the caption
                                            "Risk Factors."

- ---------------

(1) Assumes no exercise of the Underwriter's over-allotment option to purchase up to 108,750 shares of Common Stock. See "Underwriting." Excludes approximately 343,787 shares of Common Stock issuable upon exercise of outstanding stock options and warrants exercisable as of June 30, 1997 at a weighted average exercise price of $4.72 per share.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary consolidated financial information of the Company should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                           SIX MONTHS ENDED
                                               JUNE 30,                              YEAR ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           1997         1996         1996         1995         1994         1993         1992
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Interest income.....................  $    4,131   $    3,759   $    7,689   $    7,079   $    5,712   $    5,455   $    6,016
  Interest expense....................       1,641        1,331        2,776        2,562        1,902        1,987        2,486
  Net interest income.................       2,490        2,428        4,913        4,517        3,810        3,468        3,530
  Provision for loan losses...........          72           --          160           26           19          310          596
  Noninterest income..................         514          354          720          590          555          572          611
  Noninterest expense.................       2,463        2,307        4,920        4,157        3,381        3,071        3,303
  Income taxes........................         181          182          275          311          374          240           76
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income........................  $      288   $      293   $      279   $      613   $      591   $      419   $      200(1)
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA:
  Total assets........................  $  110,902   $   96,659   $  107,186   $  101,730   $   90,175   $   86,332   $   77,280
  Total loans.........................      74,346       71,455       70,676       69,204       60,663       56,644       56,331
  Allowance for loan losses...........         710          830          826          740          740          730          744
  Total deposits......................      94,707       83,330       90,985       90,539       82,081       79,982       71,113
  Long term debt......................       6,400           --        6,850           --           --          207          540
  Total stockholders' equity..........       7,078        6,671        6,750        6,365        4,810        4,804        4,469
COMMON SHARE DATA(2):
  Net income..........................  $      .21   $      .23   $      .22   $      .55   $      .55   $      .41   $      .18(1)
  Book value(3).......................        5.81         5.65         5.61         5.42         4.48         4.48         4.14
  Common shares outstanding at end of
    period............................   1,217,429    1,179,869    1,203,329    1,175,234      971,146      969,023      967,428
  Weighted average common and
    equivalent shares outstanding
    during period.....................   1,341,156    1,294,594    1,256,437    1,048,438    1,007,242      968,210      967,006
PERFORMANCE DATA:
  Return on average total assets(4)...         .53%         .61%         .27%         .68%         .71%         .56%         .29%
  Return on average total equity(4)...        8.32         8.99         4.20        11.49        12.38         9.84         5.39
  Net interest margin(4)..............        5.25         5.74         5.74         5.42         4.90         4.55         4.94
  Loans to deposits...................       78.50        85.75        77.68        76.44        73.90        70.82        79.21
ASSET QUALITY RATIOS:
  Nonperforming assets to total
    assets............................         .15%        1.16%         .30%         .49%         .70%         .37%        1.11%
  Net loan charge-offs to average
    loans(4)..........................         .53         (.25)         .10          .04          .02          .59         1.40
  Allowance for loan losses to total
    loans.............................         .95         1.16         1.17         1.07         1.22         1.29         1.32
  Allowance for loan losses to
    nonperforming loans...............         423           89          257          240          118          227          114
BANK CAPITAL RATIOS:
  Tier 1 risk-based capital...........        9.22%        9.22%        9.15%        9.35%       10.12%       10.22%        9.65%
  Total risk-based capital............       10.17        10.40        10.29        10.47        11.37        11.48        10.91
  Tier 1 leverage.....................        6.59         7.33         6.44         6.88         5.74         5.24         6.09

- ---------------

(1) After giving effect to an extraordinary gain of $34,000, or $.04 per share.

(2) All common share data has been adjusted for the five percent Common Stock dividends declared during 1993, 1994, 1995 and 1997, and the seven percent Common Stock dividend declared during 1996.

(3) Represents total stockholders' equity (net of liquidation preference of preferred stock of $468,000, $468,000 and $460,000 as of December 31, 1992,
    1993 and 1994, respectively) divided by the number of shares of Common Stock outstanding at the end of the period.

(4) Ratios annualized for the six-month periods ended June 30, 1997 and 1996.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves certain risks. The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered carefully before purchasing shares of Common Stock.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     The Company's success is dependent to a significant extent upon general economic conditions in the Washington, D.C. metropolitan area which are, in turn, dependent to a large extent on the Federal government, particularly its local employment and spending levels. In addition, the banking industry in the Washington, D.C. metropolitan area, similar to other geographic markets, is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond the Company's control. Economic recession over a prolonged period or other economic dislocation in the Washington, D.C. metropolitan area, or a substantial reduction in the level of employment or local spending by the Federal government, could cause increases in nonperforming assets, thereby causing operating losses, impairing liquidity and eroding capital. There can be no assurance that future adverse changes in the economy in the Washington, D.C. metropolitan area would not have a material adverse effect on the Company's financial condition, results of operations or cash flows. See "Business."

INTEREST RATE RISK

     The Company's earnings depend to a great extent on "rate differentials," which are the differences between interest income that the Company earns on loans and investments and the interest expense paid on deposits and other borrowings. These rates are highly sensitive to many factors which are beyond the Company's control, including general economic conditions and the policies of various government and regulatory authorities. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on the net interest margin and results of operations of the Company. The nature, timing and effect of any future changes in federal monetary and fiscal policies on the Company and its results of operations are not predictable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Interest Rate Sensitivity Management."

REGULATION AND SUPERVISION


     Bank holding companies and banks operate in a highly regulated environment and are subject to extensive supervision and examination by several federal and state regulatory agencies. The Company is subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Bank, as a national banking association, is subject to regulation and supervision by the Office of the Comptroller of the Currency (the "OCC") and, as a result of the insurance of its deposits, by the Federal Deposit Insurance Corporation (the "FDIC"). These agencies' regulations are intended primarily for the protection of depositors, rather than for the benefit of investors. These agencies' regulations, among other things, impose percentage limitations on the acquisition of shares of Common Stock without prior agency approval, require the satisfaction by the Bank (and, upon completion of the transaction with Eastern American, the Company) of certain minimum capital standards and limit the activities which may be conducted by the Company and the Bank. In addition, other agencies regulate certain aspects of the Bank's lending activities. All of these agencies can be expected to continue to propose new regulatory and legislative actions which would affect the operations of the Company and which may alter the competitive nature of the banking business. The effects of any potential changes cannot be predicted but could adversely affect the business and operations of the Company and the Bank in the future. See "Supervision and Regulation."


RESTRICTIONS ON PAYMENT OF DIVIDENDS

     The Company has not paid any cash dividends on the Common Stock to date, and it intends during the near term to retain any earnings available for dividends for the development and growth of its business. Although the Company's long-term plan calls for the payment of cash dividends when circumstances permit, no assurance may be given if or when the Company will adopt a policy of paying cash dividends. See

"Dividend Policy." Federal Reserve Board policy limits the payment of cash dividends by bank holding companies and requires that the holding company serve as a source of strength to its banking subsidiaries. See "Supervision and Regulation -- Regulation of the Company."

     The Company's principal source of funds to pay dividends on the shares of Common Stock will be cash dividends that the Company receives from the Bank. The payment of dividends by the Bank to the Company is subject to certain restrictions imposed by federal banking laws, regulations and authorities. As of June 30, 1997, an aggregate of approximately $1.4 million was available for payment of dividends by the Bank to the Company under applicable restrictions, without regulatory approval. As of the date of this Prospectus, the Bank had not paid any dividends to the Company during 1997. See "Supervision and Regulation -- Regulation of the Bank."

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Certificate of Incorporation, as amended, and Bylaws contain certain provisions which may delay, discourage or prevent an attempted acquisition or change of control of the Company. These provisions, among other things, impose certain procedural requirements on stockholders of the Company who wish to make nominations for elections of directors or propose other actions at stockholder meetings, authorize the Board of Directors to fix the rights and preferences of the shares of series of preferred stock without stockholder approval, prohibit stockholder action by written consent and limit the ability of stockholders to call special meetings of stockholders. In addition, certain provisions of the Delaware General Corporation Law prohibit a Delaware corporation from engaging in a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, subject to certain exceptions. See "Description of Capital Stock -- Anti-Takeover Protections."

MANAGEMENT'S OWNERSHIP INTEREST

     After the consummation of the Offering, the executive officers and directors of the Company will own 494,376 shares of the outstanding Common Stock, representing approximately 25.5% of such class outstanding or approximately 24.1% of such class if the Underwriter's over-allotment option is fully exercised. In addition, warrants and stock options to purchase an aggregate of 193,035 shares of Common Stock are held by the Company's directors and executive officers. If all such warrants and stock options were exercised, the directors and executive officers would own approximately 32.2% of the Common Stock to be outstanding after the Offering (approximately 30.6% if the Underwriter's over-allotment option is exercised in full). Accordingly, these executive officers and directors will be able to influence, to a significant extent, the outcome of all matters required to be submitted to the Company's stockholders for approval, including decisions relating to the election of directors of the Company and other significant corporate transactions. See "Security Ownership of Certain Beneficial Owners and Management."

LIMITED PRIOR TRADING MARKET

     Prior to this Offering, there has been no established public trading market for the Common Stock, although it is quoted on the NNOTC Bulletin Board and is traded on a limited basis. Application has been made for inclusion of the Common Stock for quotation on the Nasdaq SmallCap Market under the symbol "CTRY." There can be no assurance that an active public market will develop or be sustained after this Offering or that if such a market develops, investors in the Common Stock will be able to resell their shares at or above the public offering price.

     The public offering price of the shares of Common Stock will be determined by negotiations between the Company and the Underwriter. Among the factors to be considered in making such a determination will be any recent trading prices of the Common Stock, an assessment of the Company's results of operations, an evaluation of the Company's management, the future prospects of the Company and its industry in general, relative price to earnings and book value ratios of securities of companies engaged in activities similar to those of the Company and the prevailing conditions in the securities market. See "Underwriting."

COMPETITION

     The Bank is subject to vigorous competition in all aspects and areas of its business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. The Bank competes in its market area with a number of much larger financial institutions with greater resources, lending limits, larger branch systems and a wider array of commercial banking services. The Company believes the Bank has been able to compete effectively with other financial institutions by emphasizing customer service, establishing long-term customer relationships, building customer loyalty and providing products and services designed to address the specific needs of its customers. No assurance may be given, however, that the Bank will continue to be able to compete effectively with other financial institutions in the future. See "Business -- Competition."

DEPENDENCE ON KEY EMPLOYEES

     To a large extent, the Company is dependent upon the experience and abilities of certain key employees, including the services of Mr. Joseph S. Bracewell, its President. Should the services of these employees become unavailable for any reason, the business of the Company could be adversely affected. The Company and Mr. Bracewell are parties to an Employment Agreement providing for his continued employment by the Company through August 1998. See "Management -- Employment Agreement."

                           FORWARD-LOOKING STATEMENTS


     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are based on the current beliefs of, as well as assumptions made by and information currently available to, the Company's management. All statements other than statements of historical facts included in this Prospectus, including without limitation, statements contained under the captions "Prospectus Summary," "Risk Factors," "The Eastern American Transaction," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this Prospectus the words "anticipate," "believe," "estimate," "project," "predict," "expect," "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("cautionary statements") are contained under the caption "Risk Factors" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, predicted, expected or intended. The Company does not intend to update these forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.


                                USE OF PROCEEDS

     The net proceeds from the sale of the Common Stock offered hereby are
estimated to be approximately $          ($          if the Underwriter's
overallotment option is exercised in full), after deducting estimated underwriting discounts and Offering expenses. The Company will use the net proceeds of this Offering to enhance and support the equity capital of the Bank in view of the deposit transaction with Eastern American and for general corporate purposes. See "The Eastern American Transaction."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of June 30, 1997, and as adjusted to give effect to the sale of the
shares of Common Stock offered hereby at $          per share (after giving
effect to the payment of estimated Offering expenses). See "Use of Proceeds."

                                                                    JUNE 30, 1997
                                                              --------------------------
                                                              HISTORICAL     AS ADJUSTED
                                                              -----------    -----------
Long term debt..............................................  $ 6,400,000    $6,400,000
Common Stock, $1.00 par value, 5,000,000 shares authorized;
  1,217,429 shares issued and outstanding; 1,942,429 shares
  issued and outstanding as adjusted(1).....................    1,217,429
Additional paid-in capital..................................    5,300,802
Retained earnings...........................................      603,608       603,608
Unrealized loss on investment securities available-for-sale,
  net of tax effect.........................................      (44,335)      (44,335)
                                                              -----------    ----------
          Total stockholders' equity........................    7,077,504    $
                                                              -----------    ----------
          Total capitalization..............................  $13,477,504    $
                                                              ===========    ==========

- ---------------

(1) Assumes that the Underwriter's overallotment option for 108,750 shares is not exercised and that no outstanding stock options or stock purchase warrants are exercised. If the Underwriter's over-allotment option is exercised in full, Common Stock, additional paid in capital, total stockholders' equity and total capitalization would be approximately
    $          , $          , $          and $          , respectively.

                            MARKET FOR COMMON STOCK

     There is currently no established public trading market in the Company's Common Stock. The Common Stock is quoted on the NNOTC Bulletin Board, a NASD sponsored and operated inter-dealer quotation system, and is traded on a limited basis.

     Based on information available to the Company from a limited number of sellers and purchasers of Common Stock, the Company believes that the selling price for the Common Stock ranged from $5.50 to $6.25 during 1995; from $5.50 to $8.00 during 1996; and from $6.50 to $7.75 from January 1, 1997 through July 31, 1997. Such transactions may not be representative of all transactions during the indicated periods or the actual fair market value of the Common Stock at the time of such transactions due to the infrequency of trades and the limited market for the Common Stock.

     The Company has applied to have the Common Stock approved for listing on The Nasdaq SmallCap Market under the symbol "CTRY." There can be no assurance, however, that an active trading market for the Common Stock will develop and continue after the Offering. The quotation of the Common Stock on The Nasdaq SmallCap Market is conditioned upon the Company meeting certain asset, stock price and public float tests, and having at least three registered and active market makers for the Common Stock. Arrangements have been made to satisfy the market maker requirements, and the Company believes it will satisfy the other listing requirements upon completion of this Offering.

     At June 30, 1997, there were 1,217,429 shares of Common Stock outstanding held by approximately 264 holders of record.

                                DIVIDEND POLICY

     The Company has not paid cash dividends on its shares of Common Stock to date, and it intends during the near term to retain any earnings available for dividends for the development and growth of its business. The Company's long-term plan, however, calls for the payment of cash dividends when circumstances permit, although no assurance can be given if or when the Company will adopt a policy of paying cash dividends. The declaration and payment of future cash dividends will depend on, among other things, the Company's earnings, the general economic and regulatory climate, the Company's liquidity and capital requirements, and other factors deemed relevant by the Company's Board of Directors. The Company's ability to pay dividends depends, to a large extent, upon the dividends received from the Bank. Dividends paid by the Bank are subject to restrictions under various federal banking laws and regulations. See "Risk Factors -- Restrictions on Payment of Dividends" and "Supervision and Regulation."

     The Company has declared stock dividends from time to time in the past, but has not adopted a policy with respect to future stock dividends. The most recent stock dividend declared by the Company was a five percent stock dividend payable on May 23, 1997 on shares of Common Stock held of record as of May 7, 1997. The declaration of future stock dividends is at the discretion of the Board of Directors.

                        THE EASTERN AMERICAN TRANSACTION

     The Bank has entered into a Purchase and Assumption Agreement with Eastern American dated July 24, 1997, as amended August 15, 1997 (the "EAB Agreement"), providing for the assumption by the Bank of the deposits and certain other liabilities of the branch of Eastern American located at 6832 Old Dominion Drive, McLean, Virginia (the "McLean Branch"). In connection with the assumption of the deposit liabilities of the McLean Branch, the Bank also will assume the obligations under the related lease and will acquire approximately $9.24 million in mortgage loans from Eastern American's portfolio.

     In consideration of the assumption of the deposits and other liabilities, Eastern American will make a cash transfer to the Bank equal to the total amount of the liabilities assumed, less the sum on the closing date of (i) the value of vault cash at the McLean Branch, (ii) the net book value of the leasehold improvements and the personal property located at the McLean Branch, (iii) the amount of the security deposit related to the lease of the McLean Branch, (iv) the unpaid balance of the designated mortgage loans and certain overdraft protection loans, (v) certain proration items, and (vi) a deposit premium equal to 5.6% of the balance of the deposits assumed as of the closing date, excluding deposits of affiliates of Eastern American and certain other types of deposits, not to exceed $2 million. If the transactions contemplated by the EAB Agreement had been completed as of the date of the EAB Agreement, it is estimated that approximately $34 million in deposit liabilities would have been assumed by the Bank and the amount of the cash transfer by Eastern American to the Bank would have been approximately $23 million.


     The obligations of the parties to complete the transactions contemplated by the EAB Agreement are subject to the satisfaction of certain conditions, including receipt of the unconditional approval of all required regulatory authorities, the absence of litigation materially and adversely affecting the operation of the branch or the transactions contemplated by the agreement, the consent of the landlord to the assignment of the lease, the continued status of the Bank as "well capitalized" on a pro forma basis after giving effect to the transaction and other conditions customary in transactions of this nature.

     The EAB Agreement provides that the transactions contemplated thereby will be completed no later than October 15, 1997, subject to extension until December 1, 1997 if necessary to obtain regulatory approval. The Company anticipates that the closing will occur substantially contemporaneously with the closing of this Offering.


     In connection with the transaction, Eastern American has agreed, for a period of two years after the closing, that neither Eastern American nor any of its subsidiaries, affiliates, successors or assigns will enter into any agreement to acquire, lease, purchase, own, operate or use any building or other facility within a two and one-half mile radius of the branch location for the purpose of accepting deposits or cashing checks. In addition, Eastern American has agreed that neither it nor its subsidiaries or affiliates (including the directors, officers, employees or principal shareholders), successors or assigns will, for a period of two years after closing, solicit deposits, loans or other business from customers whose deposits are assumed, or whose loans are acquired, pursuant to the EAB Agreement.


     In connection with the transaction, the Bank plans to assume Eastern American's lease for the branch location at 6832 Old Dominion Drive, McLean, Virginia. The McLean Branch is located in Fairfax County, Virginia, in what is referred to locally as "Old McLean." McLean, which is considered the "downtown" of Fairfax County, encompasses approximately 26 square miles and contains approximately 20.8 million square feet of office space. See "Business -- Primary Market Area." The branch premises consist of 2,077 square feet which are under lease through September 30, 2003, with one additional five-year renewal option.

     The Company believes that the transaction with Eastern American will further its strategic plan, which is directed toward the enhancement of its franchise value and operating profitability through a significant increase in its asset size, further expansion into nearby Virginia and Maryland markets and the development of new commercial accounts. The Company anticipates, however, that its net interest margin will decline immediately after the transaction, since the proportion of non-interest bearing deposits is lower, and the average rate paid on interest-bearing deposits is higher, at the McLean Branch than in the Company's present deposit structure. Further, since the volume of loans to be acquired in connection with the transaction is approximately 25% of the deposit liabilities to be assumed, the balance of the assumed deposits initially will be invested in securities, which generally earn lower rates of interest than loans. The Company anticipates that, over time, most of these funds will be re-deployed into new loans and the net interest margin should increase to historical levels. In addition, the transaction will immediately increase the Company's noninterest expenses as a result of personnel and occupancy expenses of the McLean Branch, as well as amortization of the deposit premium. Furthermore, the transaction should increase the Company's noninterest income due to the increase in deposit accounts.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following selected consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical consolidated financial data as of and for the five years ended December 31, 1996 are derived from the Company's Consolidated Financial Statements, which have been audited by independent public accountants. The selected historical consolidated financial data as of and for the six months ended June 30, 1997 and June 30, 1996 have not been audited but, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company as of such dates and for such periods in accordance with generally accepted accounting principles. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997 or for any future periods.

                                           SIX MONTHS ENDED
                                               JUNE 30,                              YEAR ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           1997         1996         1996         1995         1994         1993         1992
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Interest income.....................  $    4,131   $    3,759   $    7,689   $    7,079   $    5,712   $    5,455   $    6,016
  Interest expense....................       1,641        1,331        2,776        2,562        1,902        1,987        2,486
  Net interest income.................       2,490        2,428        4,913        4,517        3,810        3,468        3,530
  Provision for loan losses...........          72           --          160           26           19          310          596
  Noninterest income..................         514          354          720          590          555          572          611
  Noninterest expense.................       2,463        2,307        4,920        4,157        3,381        3,071        3,303
  Income taxes........................         181          182          275          311          374          240           76
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income........................  $      288   $      293   $      279   $      613   $      591   $      419   $      200(1)
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA:
  Total assets........................  $  110,902   $   96,659   $  107,186   $  101,730   $   90,175   $   86,332   $   77,280
  Total loans.........................      74,346       71,455       70,676       69,204       60,663       56,644       56,331
  Allowance for loan losses...........         710          830          826          740          740          730          744
  Total deposits......................      94,707       83,330       90,985       90,539       82,081       79,982       71,113
  Long term debt......................       6,400           --        6,850           --           --          207          540
  Total stockholders' equity..........       7,078        6,671        6,750        6,365        4,810        4,804        4,469
COMMON SHARE DATA(2):
  Net income..........................  $      .21   $      .23   $      .22   $      .55   $      .55   $      .41   $      .18
  Book value(3).......................        5.81         5.65         5.61         5.42         4.48         4.48         4.14
  Common shares outstanding as of end
    of period.........................   1,217,429    1,179,869    1,203,329    1,175,234      971,146      969,023      967,428
  Weighted average common and
    equivalent shares outstanding
    during period.....................   1,341,156    1,294,594    1,256,437    1,048,438    1,007,242      968,210      967,006
PERFORMANCE DATA:
  Return on average total assets(4)...         .53%         .61%         .27%         .68%         .71%         .56%         .29%
  Return on average total equity(4)...        8.32         8.99         4.20        11.49        12.38         9.84         5.39
  Net interest margin(4)..............        5.25         5.74         5.74         5.42         4.90         4.55         4.94
  Loans to deposits...................       78.50        85.75        77.68        76.44        73.90        70.82        79.21
ASSET QUALITY RATIOS:
  Nonperforming assets to total
    assets............................         .15%        1.16%         .30%         .49%         .70%         .37%        1.11%
  Net loan charge-offs to average
    loans(4)..........................         .53         (.25)         .10          .04          .02          .59         1.40
  Allowance for loan losses to total
    loans.............................         .95         1.16         1.17         1.07         1.22         1.29         1.32
  Allowance for loan losses to
    nonperforming loans...............         423           89          257          240          118          227          114
BANK CAPITAL RATIOS:
  Tier 1 risk-based capital...........        9.22%        9.22%        9.15%        9.35%       10.12%       10.22%        9.65%
  Total risk-based capital............       10.17        10.40        10.29        10.47        11.37        11.48        10.91
  Tier 1 leverage.....................        6.59         7.33         6.44         6.88         5.74         5.24         6.09

- ---------------

(1) After giving effect to an extraordinary gain of $34,000, or $.04 per share.

(2) All common share data has been adjusted for the five percent Common Stock dividends declared during 1993, 1994, 1995 and 1997, and the seven percent Common Stock dividend declared during 1996.

(3) Represents total stockholders' equity (net of liquidation preference of preferred stock of $468,000, $468,000 and $460,000 as of December 31, 1992,
    1993 and 1994, respectively) divided by the number of shares of Common Stock outstanding at the end of the period.

(4) Ratios annualized for the six-month periods ended June 30, 1997 and 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion, which analyzes the major elements of the Company's consolidated statements of operations and financial condition, should be read in conjunction with the detailed information and consolidated financial statements, and the notes related thereto, included elsewhere herein. References to the operations of the Company include the operations of the Bank, unless the context otherwise requires.

OVERVIEW

     As of June 30, 1997, the Company had total assets of $110,902,000, total loans of $74,346,000, total deposits of $94,707,000 and total stockholders' equity of $7,078,000. For the year ended December 31, 1996, and for the six months ended June 30, 1997 (on an annualized basis), the Company's return on equity was 4.20% and 8.32%, respectively. For the year ended December 31, 1996, and for the six months ended June 30, 1997 (on an annualized basis), the Company's return on assets was .27% and .53%, respectively.

     The Company had net income of $288,000 for the six months ended June 30, 1997, and net income of $279,000, $613,000 and $591,000 during the years ended December 31, 1996, 1995 and 1994, respectively. The decline in net income during 1996 was attributable to nonrecurring expenses associated with the installation of a new computer system and other costs incurred to position the Company to implement its planned expansion. See " -- Results of Operations -- Noninterest Expense."

     The Company has entered into an agreement to assume approximately $34 million in deposits and the leasehold interests of a branch of Eastern American in McLean, Virginia. In connection with this transaction, the Company will also acquire approximately $9.24 million in mortgage loans from Eastern American's portfolio. Although the Company believes that the transaction with Eastern American will be in furtherance of its business strategy to significantly increase its asset size and to expand into nearby Virginia and Maryland markets, the Company anticipates that a short term decline in its net income may occur as a result of increased operating expenses and the need to redeploy the new deposits into loans. See "The Eastern American Transaction." This and other possible effects of the transaction with Eastern American on the Company's financial results should be considered when reviewing the Company's reported results of operations.


                             RESULTS OF OPERATIONS


NET INCOME

     Net income was $288,000 ($.21 per common share) for the first six months of 1997, compared with net income of $293,000 ($.23 per common share) for the first six months of 1996. The decrease in net income for the first six months of 1997 compared with the same period in 1996 resulted from a $156,000 increase in non-interest expenses and a $72,000 increase in the provision for loan losses, which were partially offset by a $160,000 increase in non-interest income and a $62,000 increase in net interest income. In addition, earnings per common share were affected by an increase in the number of weighted average common shares and common stock equivalents outstanding to 1,341,156 from 1,294,594 during the first six months of 1997 as compared to 1996.

     Net income was $279,000 ($.22 per common share) for 1996, compared with net income of $613,000 ($.55 per common share) for 1995, a decrease of $334,000 or 55%. The decrease in net income for 1996 compared with 1995 resulted principally from a $763,000 increase in noninterest expenses, of which approximately $416,000 was attributable to nonrecurring costs associated with new telecommunications and computer systems, processing costs in support of new fee-generating products and services, and expenses relating to the cost of registering with the Securities and Exchange Commission ("SEC") the shares of Common Stock issuable upon the exercise of certain outstanding warrants. A $134,000 increase in the provision for loan losses also contributed to the decrease in net income for 1996 compared with 1995. These increased expenses were partially offset by a $396,000 increase in net interest income and a $130,000 increase in noninterest income.

     Net income for 1995 was restated to reflect an adjustment to the Company's deferred compensation liability account. The impact of this adjustment resulted in a decrease to previously reported net income of $67,000 in 1995. See Note 2 of the Notes to Consolidated Financial Statements for additional discussion.


     Net income, as restated, was $613,000 for 1995 ($0.55 per common share), a 4% increase compared with $591,000 for 1994 ($0.55 per common share). The increase in net income from 1994 to 1995 resulted from a $707,000 increase in net interest income, a $35,000 increase in non-interest income and a $63,000 reduction in income tax expense, which were offset by a $776,000 increase in non-interest expenses resulting from the acquisition of the Pennsylvania Avenue branch office and increased marketing and business development expenses.


NET INTEREST INCOME

     Net interest income, which constitutes the principal source of income for the Company, represents the difference between interest income on earning assets and interest expense on interest-bearing liabilities. The net yield on total earning assets, also referred to as interest rate margin or net interest margin, represents net interest income divided by average earning assets. The Company's principal earning assets are loans, investment securities, interest bearing deposits in other banks, and federal funds sold.


     Net interest income was $2,490,000 for the six months ended June 30, 1997, an increase of $62,000 or 3% compared with the same period in 1996. This increase was a result of a $10 million increase in total earning assets, partially offset by a decline in the net interest margin from 5.74% in 1996 to 5.25% in 1997. This decline resulted from an increase in the balance of certificates of deposit liabilities and fixed rate borrowings from the Federal Home Loan Bank of Atlanta (the "FHLBA"), the proceeds of which were invested primarily in short-term investments as of June 30, 1997, pending anticipated redeployment into higher yielding loans and securities.


     Net interest income was $4,913,000 for 1996, an increase of $396,000 or 9% compared with 1995. This increase resulted from an increase in average total earning assets of $2,186,000, and an increase in the Company's net interest margin from 5.42% in 1995 to 5.74% in 1996, an increase of 32 basis points. The improvement in net interest margin resulted from the Company's increased emphasis on commercial loans, which has increased the overall yield of the loan portfolio, together with the fact that loans constituted a higher percentage of the Company's total earning assets in 1996 than in 1995.

     Net interest income was $4,517,000 for 1995, an increase of $707,000 or 19% compared with $3,810,000 for 1994. The Company's average total earning assets increased from $77,825,000 for 1994 to $83,348,000 for 1995, representing a 7% increase resulting principally from an increase in loans. The net interest margin of 5.42% for 1995 increased 52 basis points from 4.90% for 1994.

     The Company's net interest income is affected by changes in the amount and mix of earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change." The following tables set forth for each category of earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or incurred on such amounts, and the average rate earned or incurred for the six months ended June 30, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994. The tables also set forth the average rate earned on total earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total earning assets for the same periods.

                      AVERAGE BALANCES AND INTEREST RATES:
                                INTERIM PERIODS
                             (DOLLARS IN THOUSANDS)

                                                             SIX MONTHS ENDED JUNE 30,
                                            ------------------------------------------------------------
                                                        1997                            1996
                                            -----------------------------   ----------------------------
                                                       INTEREST                       INTEREST
                                            AVERAGE    INCOME/    AVERAGE   AVERAGE   INCOME/    AVERAGE
                                            BALANCE    EXPENSE     RATE     BALANCE   EXPENSE     RATE
                                            --------   --------   -------   -------   --------   -------
EARNING ASSETS:
  Loans receivable, net(1)................  $ 70,690    $3,457     9.78%    $69,914   $ 3,385     9.68%
  Investment securities, taxable(2).......     9,343       271     5.80%     12,392       311     5.02%
  Investment securities,
     non-taxable(2)(3)....................       165         4     4.85%        250         6     4.80%
  Federal funds sold......................     2,904        84     5.72%        327        13     7.95%
  Interest-earning deposits with banks....    11,726       315     5.37%      1,661        44     5.30%
                                            --------    ------              -------   -------
          Total interest-earning
            assets(3).....................    94,828     4,131     8.71%     84,544     3,759     8.89%
NONINTEREST-EARNING ASSETS:
  Cash and due from banks.................     4,887                          4,159
  Other assets............................     3,134                          4,047
                                            --------                        -------
          Total noninterest-earning
            assets........................     8,021                          8,206
                                            --------                        -------
          Total assets....................  $102,849                        $92,750
                                            ========                        =======
INTEREST-BEARING LIABILITIES:
  Deposits:
     Interest-bearing demand (NOW)
       deposits...........................  $ 13,778       135     1.96%    $13,086       128     1.96%
     Savings deposits.....................     2,301        28     2.43%      2,286        30     2.62%
     Money market deposits................    21,546       385     3.57%     22,681       365     3.22%
     Time deposits........................    30,470       831     5.45%     24,546       675     5.50%
     Borrowings...........................     7,882       262     6.65%      4,640       133     5.78%
                                            --------    ------              -------   -------
          Total interest-bearing
            liabilities...................    75,977     1,641     4.32%     67,239     1,331     3.96%
NONINTEREST-BEARING LIABILITIES:
  Noninterest-bearing deposits............    18,979                         17,486
  Other liabilities.......................       838                          1,463
                                            --------                        -------
          Total noninterest-bearing
            liabilities...................    19,817                         18,949
                                            --------                        -------
Stockholders' equity......................     7,055                          6,562
                                            --------                        -------
          Total liabilities and
            stockholders' equity..........  $102,849                        $92,750
                                            ========                        =======
Net interest income.......................              $2,490                        $ 2,428
                                                        ======                        =======
Net interest margin(3)....................                         5.25%                          5.74%
                                                                   =====                         ======

- ---------------

(1) Non-accrual loan balances are included in the calculation of Average Balances -- Loans Receivable, Net. Interest income on non-accrual loan balances is included in interest income to the extent that it has been collected.

(2) Average balance and average rate for investment securities are computed based on book value of securities held-to-maturity and fair value of securities available-for-sale.

(3) Average rates on a fully taxable equivalent basis are as follows:

          Investment securities, non-taxable...................    7.35%                          7.74%
          Total interest-earning assets........................    8.71%                          8.90%
          Net interest margin..................................    5.25%                          5.75%

                      AVERAGE BALANCES AND INTEREST RATES:
                                 ANNUAL PERIODS
                             (DOLLARS IN THOUSANDS)


                                                                      YEAR ENDED DECEMBER 31,
                                     ------------------------------------------------------------------------------------------
                                                 1996                           1995                           1994
                                     ----------------------------   ----------------------------   ----------------------------
                                               INTEREST                       INTEREST                       INTEREST
                                     AVERAGE   INCOME/    AVERAGE   AVERAGE   INCOME/    AVERAGE   AVERAGE   INCOME/    AVERAGE
                                     BALANCE   EXPENSE     RATE     BALANCE   EXPENSE     RATE     BALANCE   EXPENSE     RATE
                                     -------   --------   -------   -------   --------   -------   -------   --------   -------
EARNING ASSETS:
  Loans receivable, net(1).........  $70,523    $6,887     9.77%    $62,639    $6,011     9.60%    $57,855    $4,802     8.30%
  Investment securities,
    taxable(2).....................  10,312        545     5.29%    18,297        918     5.02%    18,251        829     4.54%
  Investment securities, non-
    taxable(2)(3)..................     228         10     4.39%       991         57     5.75%       127          6     4.45%
  Federal funds sold...............     380         35     9.21%       428         37     8.64%     1,356         65     4.79%
  Interest-earning deposits with
    banks..........................   4,091        212     5.18%       993         56     5.64%       236         10     4.09%
                                     -------    ------              -------    ------              -------    ------
        Total interest-earning
          assets(3)................  85,534      7,689     8.99%    83,348      7,079     8.49%    77,825      5,712     7.34%
NONINTEREST-EARNING ASSETS:
  Cash and due from banks..........   4,361                          3,854                          3,851
  Other assets.....................   4,189                          2,907                          1,378
                                     -------                        -------                        -------
Total noninterest-earning assets...   8,550                          6,761                          5,229
                                     -------                        -------                        -------
        Total assets...............  $94,084                        $90,109                        $83,054
                                     =======                        =======                        =======
INTEREST-BEARING LIABILITIES:
  Deposits:
    Interest-bearing demand (NOW)
      deposits.....................  $12,522       245     1.96%    $12,230       258     2.11%    $11,926       248     2.08%
    Savings deposits...............   2,217         56     2.53%     2,526         67     2.65%     2,564         66     2.59%
    Money market deposits..........  23,072        784     3.40%    25,153        778     3.09%    24,784        618     2.49%
    Time deposits..................  25,596      1,400     5.47%    23,128      1,269     5.49%    20,738        922     4.44%
  Borrowings.......................   4,952        291     5.88%     3,526        190     5.39%     1,102         43     3.93%
  Note payable.....................      --         --       N/A        --         --       N/A        51          5     8.20%
                                     -------    ------              -------    ------              -------    ------
Total interest-bearing
  liabilities......................  68,359      2,776     4.06%    66,563      2,562     3.85%    61,165      1,902     3.11%
NONINTEREST-BEARING LIABILITIES:
  Noninterest-bearing deposits.....  17,525                         16,841                         16,159
  Other liabilities................   1,642                          1,236                            646
                                     -------                        -------                        -------
        Total noninterest-bearing
          liabilities..............  19,167                         18,077                         16,805
                                     -------                        -------                        -------
Stockholders' equity...............   6,558                          5,469                          5,084
                                     -------                        -------                        -------
        Total liabilities and
          stockholders' equity.....  $94,084                        $90,109                        $83,054
                                     =======                        =======                        =======
Net interest income................             $4,913                         $4,517                         $3,810
                                                ======                         ======                         ======
Net interest margin(3).............                        5.74%                          5.42%                          4.90%
                                                           =====                          =====                          =====


- ---------------

(1) Non-accrual loan balances are included in the calculation or Average Balances -- Loans Receivable, Net. Interest income on non-accrual balances is included in interest income to the extent that it has been collected.

(2) Average balance and average rate for investment securities are computed based on book value of securities held-to-maturity and fair value of securities available-for-sale.

(3) Average rates on a fully taxable equivalent basis are as follows:

        Investment securities, non-taxable............    6.84%                         8.76%                         6.72%
        Total interest-earning assets.................    9.00%                         8.53%                         7.34%
        Net interest margin...........................    5.75%                         5.45%                         4.90%

     Changes in interest income and interest expense can result from changes in both volume and rate. The Company has an asset and liability management policy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities in order to provide adequate liquidity for anticipated needs.

     The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rate. The allocation of the rate/volume variance has been made pro rata based on the percentage that volume and rate variances produce in each category.

                  RATE/VOLUME ANALYSIS OF NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                        SIX MONTHS ENDED                    YEAR ENDED                       YEAR ENDED
                                         JUNE 30, 1997                  DECEMBER 31, 1996                DECEMBER 31, 1995
                                         COMPARED WITH                    COMPARED WITH                    COMPARED WITH
                                         JUNE 30, 1996                  DECEMBER 31, 1995                DECEMBER 31, 1994
                                   INCREASE (DECREASE) DUE TO       INCREASE (DECREASE) DUE TO       INCREASE (DECREASE) DUE TO
                                 ------------------------------   ------------------------------   ------------------------------
                                  VOLUME      RATE     CHANGES     VOLUME      RATE     CHANGES     VOLUME      RATE     CHANGES
                                 ---------   ------   ---------   ---------   ------   ---------   ---------   ------   ---------
INTEREST EARNED ON:
  Loans receivable, net........    $  38      $ 34      $ 72        $ 768      $108      $ 876       $428       $781     $1,209
    Investment securities,
      taxable..................     (109)       69       (40)        (425)       52       (373)         2         87         89
    Investment securities,
      non-taxable..............       (2)       --        (2)         (36)      (11)       (47)        45          6         51
    Federal funds sold.........       73        (2)       71           (5)        3         (2)       (62)        34        (28)
    Interest-earning deposits
      with banks...............      270         1       271          160        (4)       156         37          9         46
                                   -----      ----      ----        -----      ----      -----       ----       ----     ------
        Total interest
          income...............    $ 270      $102      $372        $ 462      $148      $ 610       $450       $917     $1,367
                                   -----      ----      ----        -----      ----      -----       ----       ----     ------
INTEREST PAID ON:
    Interest-bearing (NOW)
      deposits.................    $   7        --      $  7        $   7      $(20)     $ (13)      $  6       $  4     $   10
    Savings deposits...........       --      $ (2)       (2)          (8)       (3)       (11)        (1)         2          1
    Money market deposits......      (17)       37        20          (28)       34          6         10        150        160
    Time deposits..............      162        (6)      156          136        (5)       131        119        228        347
    Short-term borrowings......      105        24       129           82        19        101        113         34        147
    Note payable...............       --        --        --           --        --         --         (5)        --         (5)
                                   -----      ----      ----        -----      ----      -----       ----       ----     ------
        Total interest
          expense..............      257        53       310          189        25        214        242        418        660
                                   -----      ----      ----        -----      ----      -----       ----       ----     ------
Net interest income............    $  13      $ 49      $ 62        $ 273      $123      $ 396       $208       $499     $  707
                                   =====      ====      ====        =====      ====      =====       ====       ====     ======

PROVISION FOR LOAN LOSSES

     Provisions for loan losses are charged to income to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on such factors as historical experience, the volume and type of lending conducted by the Company, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in the Company's portfolio.

     The provision for loan losses during the first six months of 1997 was $72,000, compared to the first six months of 1996, in which no provision was made. The increase reflects a higher level of losses in the Company's consumer loan and credit card loan portfolios, consistent with national trends. In the first six months of 1997, net charge offs were $188,000. In the first six months of 1996, the Company recovered money on previously charged off loans, so no provision expense was required.

     The provision for loan losses for 1996 was $160,000 compared with $26,000 for 1995. The increase is the result of an increase in charge offs from $26,000 in 1995 to $74,000 in 1996, the establishment of reserves for certain consumer loans which were deemed uncollectible when the borrowers declared bankruptcy, the establishment of a $38,000 loss reserve in the fourth quarter of 1996 resulting from a borrower's use of forged collateral as security for a loan, and a $38,000 increase in reserves during the fourth quarter of 1996 for two non-accrual loans secured by real estate. In addition, the Company's loan portfolio continued to grow during 1996, with the majority of growth occurring in the commercial portfolio.

     The provision for loan losses was $26,000 for 1995 compared with $19,000 for 1994, representing an increase of $7,000 or 37% from 1994. The provision expense was modest in both years compared to industry averages and the Company's own historical experience, and was attributable to significant recoveries of loans charged off prior to 1994, and an overall improvement in the local and national economy during that period.


     Management believes the allowance is adequate to absorb losses inherent in the loan portfolio. In view of the Company's plans to continue its loan growth with increased emphasis on commercial loans (which are generally considered to be more risky than loans secured by real estate), it is likely that the Company will continue to maintain an adequate allowance for loan losses through future provisions charged to income. Management will continue to closely monitor the performance of its portfolio and make additional provisions as considered necessary. The Company does not presently anticipate that such provisions will have a material adverse impact on the Company's results of operations in future periods.

NONINTEREST INCOME

     The Company's primary source of noninterest income is service charges on deposit accounts. The remaining noninterest income is derived from MasterCard/Visa, wire transfer, collection and cashier's check fees, mortgage loan referral fees, and safe deposit box rentals. Also included in this category are gains and losses realized on the sale of securities and certain other items of income, whether recurring or not, which are not elsewhere classified.

     Noninterest income for the first six months of 1997 was $514,000, an increase of $160,000, or 45% compared with noninterest income of $354,000 for the first six months of 1996. This increase results primarily from fees generated in connection with the Company's MasterCard/Visa credit card program.

     Noninterest income for 1996 was $720,000, an increase of $130,000 or 22% compared with noninterest income of $590,000 for 1995. This increase resulted primarily from fees generated in connection with the Company's credit card program, which was initially established in March 1995. These fees, which are reported along with other items as commission and fee income, increased approximately $75,000 or 46% during 1996 as compared to 1995.

     Noninterest income was $590,000 for 1995, compared with $555,000 for 1994, an increase of $35,000 or 6% resulting primarily from fees associated with the credit card program. The $123,000 or 164% increase in commission and fee income from 1994 to 1995 was offset by a $127,000 or 93% decrease in other income during the same period. This decline in other income represented a return to more normal levels from the unusually high levels in 1994 caused by the recognition of miscellaneous non-recurring income items.

     The following table sets forth the various categories of noninterest income for the six months ended June 30, 1997 and 1996, and for the years ended 1996, 1995 and 1994.

                               NONINTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                               SIX MONTHS ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                               -------------------------   ----------------------------------------
                               1997    % CHANGE    1996    1996   % CHANGE   1995   % CHANGE   1994
                               -----   ---------   -----   ----   --------   ----   --------   ----
Service charges on deposit
  accounts...................   $241      13.1%     $213   $416       9.8%   $379    11.5%     $340
Commission and fee income....    261     100.0%      130    286      44.4%    198   164.0%       75
Safe deposit box rentals.....     10      (9.1)%      11     12     100.0%      6    (60.0)%     15
Gain (loss) on sale of
  securities.................     --        --        --     --    (100.0)%    (3)   (75.0)%    (12)
Other income.................      2       N/A        --      6     (40.0)%    10    (92.7)%    137
                                ----     -----      ----   ----    ------    ----    -----     ----
Total noninterest income.....   $514      45.2%     $354   $720      22.0%   $590     6.3%     $555
                                ====     =====      ====   ====    ======    ====    =====     ====

NONINTEREST EXPENSE

     The Company's noninterest expense has been consistently higher in relation to its asset size than the average for small community banks. The Company's strategy is to increase its asset size significantly so that its level of noninterest expense in relation to its assets is more in line with those of comparable institutions. To support an increased rate of asset growth, branch expansion and increased product and service offerings, the Company invested approximately $1 million to upgrade its telecommunications and computer systems during 1995 and 1996. In addition to these capital expenditures, the Company incurred consulting expenses associated with the installation, specialized programming and security aspects of the computer system. As a result, the Company's noninterest expenses during such periods have increased in anticipation of a subsequent increase in total assets.

     Noninterest expense was $2,463,000 for the first six months of 1997, an increase of $156,000, or 7% compared with noninterest expense of $2,307,000 for the first six months of 1996. This increase resulted principally from depreciation expenses associated with the Company's new computer and telecommunications systems and remote ATM, as well as data processing costs in support of the credit card program.

     Noninterest expense was $4,920,000 for 1996, an increase of $763,000 or 18% compared with noninterest expense of $4,157,000 for 1995. The installation of the new computer system resulted in the incurrence of substantial nonrecurring expenses, including the writeoff of certain custom software development costs, special consulting, audit and legal expenses. Additionally, during the same period in 1996, management realigned the Company's operations and financial reporting functions related to the utilization of the computer system. This realignment resulted in additional nonrecurring expenses including negotiated payments for personnel severance, accrued leave, and related expenses. In the aggregate, these items represented approximately $304,000 in nonrecurring expenses. In addition, a total of $112,000 in nonrecurring expenses were incurred in connection with the registration with the SEC of the shares of Common Stock issuable upon exercise of the Company's outstanding warrants to purchase Common Stock. See "Description of Capital Stock -- The Warrants." The remainder of the increase in noninterest expense resulted principally from depreciation expenses associated with the Company's new computer and telecommunications systems and remote ATM, as well as data processing costs in support of the credit card program. Excluding nonrecurring expenses, noninterest expenses increased 8% from $4,157,000 in 1995 to $4,504,000 in 1996.

     Noninterest expense was $4,157,000 for 1995, compared with $3,381,000 for 1994, representing an increase of $776,000 or 23%. The increase from 1994 to 1995 was primarily attributable to increased personnel and occupancy expenses associated with the Pennsylvania Avenue branch office, which was acquired on September 16, 1994, together with increased expenses incurred in connection with marketing programs.

     The following table sets forth the various categories of noninterest expense for the six months ended June 30, 1997 and 1996, and for the years ended 1996, 1995 and 1994.

                              NONINTEREST EXPENSE
                             (DOLLARS IN THOUSANDS)

                                  SIX MONTHS ENDED JUNE 30,               YEAR ENDED DECEMBER 31,
                                  --------------------------   ----------------------------------------------
                                   1997    % CHANGE    1996     1996    % CHANGE    1995    % CHANGE    1994
                                  ------   --------   ------   ------   --------   ------   --------   ------
Salaries and employee
  benefits......................  $1,016      6.8%    $  951   $1,988      (5.1)%  $2,094     26.0%    $1,662
Occupancy and equipment
  expense.......................     295     21.9%       242      531       2.7%      517     18.0%       438
Depreciation and amortization...     236     24.9%       189      453     104.1%      222     63.2%       136
Professional fees...............     244    (16.2)%      291      628     130.9%      272      5.8%       257
Data processing.................     253     90.2%       133      469      41.3%      332     83.4%       181
Federal deposit insurance
  premiums......................       5    (81.5)%       27       30     (65.9)%      88    (47.9)%      169
Communications..................      99      5.3%        94      206      28.0%      161     41.2%       114
Marketing and public
  relations.....................     134     (8.8)%      147      174      15.2%      151     26.9%       119
Branch expenses paid to RTC.....      --      N/A         --       --    (100.0)%      21    (27.6)%       29
Office and operations
  expenses......................     100    (18.7)%      123      317     104.5%      155     (9.9)%      172
Insurance and lobby security....      45     (8.2)%       49      104      20.9%       86     48.3%        58
Provision for losses on OREO....      --      N/A         13        7     (85.4)%      48      N/A         --
Other expenses..................      36    (25.0)%       48       13      30.0%       10    (78.3)%       46
                                  ------    -----     ------   ------    ------    ------    -----     ------
Total noninterest expense.......  $2,463      6.8%    $2,307   $4,920      18.4%   $4,157     23.0%    $3,381
                                  ======    =====     ======   ======    ======    ======    =====     ======

INCOME TAX EXPENSE

     Income tax expense decreased approximately $1,000 to $181,000 for the first six months of 1997 as compared to $182,000 for the same period of 1996. The effective rate did not change significantly for the first six months of 1997 compared to the first six months of 1996.

     The Company's effective tax rate increased from 33.7% in 1995 to 49.6% in 1996 due to the nondeductible nature of the $112,000 expense incurred in connection with the registration with the SEC of the shares of Common Stock issuable upon exercise of the Company's outstanding warrants to purchase Common Stock. The Company's effective tax rate declined from 38.7% in 1994 to 33.7% in 1995 as a result of adjustments made to the amounts of deferred tax assets and deferred tax liabilities. These adjustments were recorded based upon the Company's analysis of the carrying value of its deferred tax items.

INTEREST RATE SENSITIVITY MANAGEMENT

     Net interest income, which constitutes the principal source of income for the Company, represents the difference between interest income on earning assets and interest expense on interest-bearing liabilities. The difference between the Company's interest-rate sensitive assets and interest-rate sensitive liabilities for a specified time-frame is referred to as "gap." Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A financial institution is considered to be asset sensitive, or having a positive gap, when the amount of its earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a financial institution is considered to be liability sensitive, or having a negative gap, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its earning assets also maturing or repricing within that time period. During a period of rising interest rates, a positive gap would tend to increase net interest income, while a negative gap would tend to have an adverse effect on net interest income. During a period of falling interest rates, a positive gap would tend to have an adverse effect on net interest income, while a negative gap would tend to increase net interest income.

     Management of the Company seeks to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. Toward this end, the Company maintains an Asset/Liability Committee (the "ALCO Committee") which reviews, on a regular basis, the maturity and repricing of the assets and liabilities of the Company. The ALCO Committee has adopted the objective of achieving and maintaining three-month and one-year cumulative gaps of less than plus or minus 10% of total assets. On a consolidated basis, the Company's three-month and one year cumulative gaps were 3.33% and 12.09% of total assets, respectively, as of June 30, 1997. The one-year cumulative gap exceeds the ALCO policy objective because the Company has experienced recent deposit growth, which has been invested primarily in short term investments pending redeployment into loans and longer term assets. The Company anticipates that the rate sensitivity gap will conform to the ALCO policy objective within the next 12 months.

     The following table sets forth the interest-rate sensitive assets and liabilities of the Company at June 30, 1997, which are expected to mature or are subject to repricing in each of the time periods indicated.

                 INTEREST RATE SENSITIVE ASSETS AND LIABILITIES
                                 JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                              TERM TO REPRICING
                                            -----------------------------------------------------
                                            90 DAYS    91-180     181 DAYS      OVER
                                            OR LESS     DAYS      TO 1 YEAR    1 YEAR     TOTAL
                                            -------    -------    ---------    -------   --------
EARNING ASSETS:
  Interest-bearing deposits...............  $11,213         --          --          --   $ 11,213
  Investment securities, taxable..........   10,148    $   207     $ 1,427     $ 5,879     17,661
  Investment securities, non-taxable......       --        100          --          65        165
  Loans...................................   42,101      6,685      13,302      12,349     74,437
                                            -------    -------     -------     -------   --------
          Total interest-earning assets...   63,462      6,992      14,729      18,293    103,476
                                            -------    -------     -------     -------   --------

INTEREST-BEARING LIABILITIES:
  Interest-bearing demand and NOW
     accounts.............................   12,499         --          --          --     12,499
  Savings deposits........................    2,195         --          --          --      2,195
  Money market deposits...................   20,698         --          --          --     20,698
  Time deposits...........................   23,457      8,485       2,817       3,285     38,044
  Borrowed funds..........................      922        250         450       6,400      8,022
                                            -------    -------     -------     -------   --------
          Total interest-bearing
            liabilities...................   59,771      8,735       3,267       9,685     81,458
                                            -------    -------     -------     -------   --------
Interest sensitivity gap per period.......  $ 3,691    $(1,743)    $11,462     $ 8,608   $ 22,018
                                            =======    =======     =======     =======   ========
Cumulative gap............................  $ 3,691    $ 1,948     $13,410     $22,018   $ 22,018
                                            =======    =======     =======     =======   ========
Cumulative gap as percent of total
  assets..................................     3.33%      1.76%      12.09%      19.85%     19.85%
                                            =======    =======     =======     =======   ========
Cumulative interest-earning assets as
  percent of cumulative interest-bearing
  liabilities.............................      106%       103%        119%        127%       127%
                                            =======    =======     =======     =======   ========

                        ANALYSIS OF FINANCIAL CONDITION


LOANS AND ASSET QUALITY

     The loan portfolio is the largest category of the Company's earning assets. Most of the Company's lending is in the Washington, D.C. metropolitan area, and a substantial portion of its loan portfolio is collateralized by first mortgages and home equity lines of credit on residences. This concentration has been declining, however, due to the Company's recent emphasis on the development of new commercial loan business. As of June 30, 1997 and December 31, 1996, approximately $43,246,000 (58%) and $44,109,000 (62%) of the Company's total loan portfolio, respectively, consisted of loans secured by real estate, of which one-to-four-family residential mortgage loans and home equity lines of credit represented $26,116,000 (35%) and $27,043,000 (38%), respectively, of the Company's total loan portfolio.

     Loan concentrations are defined as aggregate credits extended to a number of borrowers engaged in similar activities or resident in the same geographic region, which would cause them to be similarly affected by economic or other conditions. The Company, on a routine basis, evaluates these concentrations for purposes of making necessary adjustments in its lending practices to reflect current economic conditions, loan to deposit ratios and industry trends. As a result of the Company's existing branch locations, the Company has significant concentrations of customers and assets in the metropolitan Washington, D.C. area. As of June 30, 1997, the industry concentrations in excess of 10% of total loans, where the borrowers as a group might be affected similarly by economic changes, consists of loans to members of the legal profession ($17,918,000 or 24% of total loans), business services ($12,260,000 or 16% of total loans), and health care services ($9,524,000 or 13% of total loans). The Company offers commercial loans, lines of credit, credit cards, home equity lines, and residential and commercial mortgage loans to these groups. The amount of such loans which are past due or considered by management to be potential problem loans is not material.

     The primary types of loans in the Company's portfolio are residential mortgages and home equity loans, commercial real estate loans, commercial loans, and consumer installment and credit card loans. Generally the Company underwrites loans based upon the borrower's debt service capacity or cash flow, a consideration of past performance on loans from other creditors as well as an evaluation of the collateral securing the loan. With some exceptions, the Company's general policy is to require a debt service coverage ratio of 120% for commercial and commercial real estate loans, a maximum gross debt ratio of 38% for consumer loans (including residential mortgage and home equity loans), and a maximum loan-to-value ratio of 80% for all types of real estate loans. Most of the Company's commercial real estate loans consist of owner-occupied properties financed for the Company's regular commercial customers, rather than speculative or investor-owned properties. Most of the Company's commercial and commercial real estate loans are personally guaranteed by the owners of the business, the primary exceptions to this requirement being loans to non-profit and membership organizations. Given the localized nature of the Company's lending activities, the primary risk factor affecting the portfolio as a whole is the health of the local economy in the Washington metropolitan area and its effects on the value of local real estate and the incomes of local professionals and business firms. To mitigate this risk, the Company's underwriting policy provides that each loan should be supported by an economically independent secondary source of repayment. Any exceptions to the general loan policy must be approved by the Executive Loan Committee.

     Loans to directors, executive officers and principal stockholders of the Company and to directors and officers of the Bank are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors, and ten percent stockholders satisfy certain standards. The Bank routinely makes loans in the ordinary course of business to certain directors and executive officers of the Company and the Bank, their associates, and members of their immediate families. In accordance with Federal Reserve Act guidelines, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with others and do not involve more than normal risk of collectibility or present other unfavorable features. As of June 30, 1997, loans and commitments outstanding to directors and executive officers of the Company and the Bank, their associates and members of their immediate families totaled $2,420,000 (net of participations sold to other banks on a non-recourse basis), which represented approximately 3% of total loans and commitments outstanding as of that date. As of June 30, 1997, none of these loans outstanding from the Bank to related parties was on non-accrual, past due, restructured or considered by management to be a potential problem loan.

     The following table sets forth the composition of the Company's loan portfolio by type of loan on the dates indicated.

                            LOAN PORTFOLIO ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                                           DECEMBER 31,
                                                         JUNE 30,   ---------------------------
                                                           1997      1996      1995      1994
                                                         --------   -------   -------   -------
AGGREGATE PRINCIPAL AMOUNT
Type of loan:
  1-4 family residential mortgage......................  $19,064    $20,612   $24,921   $25,610
  Home equity loans....................................    7,052      6,431     5,640     6,004
  Multifamily residential..............................    1,947      1,963     2,087     2,163
  Construction.........................................      490        382     1,545       788
  Commercial real estate...............................   14,693     14,721    11,910     9,358
  Commercial loans.....................................   19,684     17,403     9,229    10,376
  Installment and credit card loans....................   11,125      9,226     9,023     4,989
  Other loans..........................................      382         --       963     1,486
                                                         -------    -------   -------   -------
Gross loans............................................   74,437     70,738    69,302    60,774
  Less: Unearned income................................      (91)       (62)      (98)     (111)
                                                         -------    -------   -------   -------
          Total loans, net of unearned income..........  $74,346    $70,676   $69,204   $60,663
                                                         =======    =======   =======   =======
PERCENTAGE OF LOAN PORTFOLIO
Type of loan:
  1-4 family residential mortgage......................    25.61%     29.14%    35.96%    42.14%
  Home equity loans....................................     9.47       9.09      8.14      9.87
  Multifamily residential..............................     2.62       2.78      3.01      3.56
  Construction.........................................     0.66       0.54      2.23      1.30
  Commercial real estate...............................    19.74      20.81     17.18     15.40
  Commercial loans.....................................    26.44      24.60     19.07     17.07
  Installment and credit card loans....................    14.95      13.04     13.02      8.21
  Other loans..........................................     0.51         --      1.39      2.45
                                                         -------    -------   -------   -------
Gross loans............................................   100.00%    100.00%    100.0%    100.0%
                                                         =======    =======   =======   =======

     The following table sets forth the contractual maturities of loans outstanding as of June 30, 1997, and an analysis of sensitivities of loans due to changes in interest rates. The Company's portfolio of adjustable rate home mortgages consists of loans to regular customers in the local market area. Such loans generally have balloon maturities within ten years or less, with 2% annual and 6% lifetime "caps" on interest rate changes. Borrowers have the right to prepay such loans without penalty.

                    MATURITIES AND RATE SENSITIVITY OF LOANS
                                 JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)


                                                      OVER 1 YEAR
                                                    THROUGH 5 YEARS      OVER 5 YEARS
                                                   -----------------   -----------------
                                        ONE YEAR   FIXED    FLOATING   FIXED    FLOATING
                                        OR LESS     RATE      RATE      RATE      RATE      TOTAL
                                        --------   ------   --------   ------   --------   -------
Commercial............................  $ 7,121    $3,621   $ 6,858    $  175   $ 1,909    $19,684
Commercial real estate................    1,362       573     1,685     3,259     7,814     14,693
Residential mortgage/home equity......    2,079     2,200     4,766       829    18,189     28,063
Construction..........................      225       265        --        --        --        490
Installment/credit card...............    1,262     1,090       889       535     7,349     11,125
Other.................................       28        59       155        --       140        382
                                        -------    ------   -------    ------   -------    -------
          Total.......................  $12,077    $7,808   $14,353    $4,798   $35,401    $74,437
                                        =======    ======   =======    ======   =======    =======


NONPERFORMING ASSETS

     Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is the Company's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. The Company will generally charge-off loans after 180 days of delinquency unless adequately collateralized and in the process of collection. A loan is considered in the process of collection if, based on a probable specific event, management believes that the loan will be repaid or brought current within a reasonable period of time. Loans will not be returned to accrual status until future payments of principal and interest appear certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

     Real estate acquired by the Company as a result of foreclosure or in-substance foreclosure is classified as other real estate owned ("OREO"). Such loans are reclassified to OREO and recorded at the lower of cost or fair market value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for loan losses at that time. Further allowances for losses are recorded as charges to other expenses at the time management believes additional deterioration in value has occurred.

     The following table sets forth certain information with respect to the Company's non-accrual loans, OREO, and accruing loans which are contractually past due 90 days or more as to principal or interest, for the periods indicated.

                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                         JUNE 30,   ------------------
                                                           1997     1996   1995   1994
                                                         --------   ----   ----   ----
Non-accrual loans......................................    $168     $272   $  8   $628
Accruing past due 90+ days.............................      --       50    300     --
                                                           ----     ----   ----   ----
          Total nonperforming loans....................     168      322    308    628
Other real estate owned................................      --       --    193     --
                                                           ----     ----   ----   ----
          Total nonperforming assets...................    $168     $322   $501   $628
                                                           ====     ====   ====   ====
Nonperforming assets to total assets...................     .15%     .30%   .49%   .70%
                                                           ====     ====   ====   ====

     The amount of interest on non-accrual loans which would have been recorded as income under the original terms of such loans was approximately $7,100 for the first six months of 1997, and approximately $17,000, $1,000 and $32,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The amount of interest income recognized on non-accrual loans that was included in net income was zero for the six months ended June 30, 1997 and $19,600, $13,500 and $13,500 for 1996, 1995 and 1994 respectively.

     Loans past due 90 days or more and still accruing as of December 31, 1996 totaled $50,000, of which $44,000 was composed of unsecured commercial loans, installment loans and credit card debt, and the remainder was secured by real estate. As of June 30, 1997, the real estate loan had been paid off and the other loans had been charged off, so that there were no loans past due 90 days or more and still accruing as of that date.

     Non-accrual loans as of December 31, 1996 included three loans secured by real estate totaling $211,000, one commercial loan in the amount of $38,000 and several smaller credits totaling $23,000. One of the real estate loans in the amount of $100,000 (an installment loan secured by a junior lien) and other smaller loans were charged off during the first six months of 1997. The $38,000 commercial loan was also charged off, and an insurance claim has been filed because the borrower used forged collateral as security for the loan. As of June 30, 1997, non-accrual loans consisted of two loans secured by real estate totaling $109,000 and several smaller installment and credit card loans totaling $59,000.

ALLOWANCE FOR LOAN LOSSES

     In originating loans, the Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. The Company maintains an allowance for loan losses based upon, among other things, such factors as historical experience, the volume and type of lending conducted by the Company, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in the Company's portfolios. In addition to unallocated allowances, specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and after considering the net realizable value of the collateral for the loan.

     Management actively monitors the Company's asset quality in a continuing effort to charge-off loans against the allowance for loan losses when appropriate and to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations. Based upon criteria consistently applied during the periods, as of June 30, 1997 the allowance for loan losses amounted to $710,000 (or .95% of total loans). The Company's allowance for loan losses was $826,000 (1.17% of total loans) as of December 31, 1996, $740,000 (1.07% of total loans) as of December 31, 1995, and $740,000 (or
1.22% of total loans) as of December 31, 1994. The allowance for loan losses as a percentage of nonperforming loans was 423% and 257% at June 30, 1997 and December 31, 1996, respectively.

     The following table sets forth an analysis of the Company's allowance for loan losses for the periods indicated.

                           ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)


                                               SIX MONTHS
                                                 ENDED        YEAR ENDED DECEMBER 31,
                                                JUNE 30,    ---------------------------
                                                  1997       1996      1995      1994
                                               ----------   -------   -------   -------
Average loans outstanding....................   $71,387     $70,523   $63,354   $58,636
                                                =======     =======   =======   =======
Loans outstanding at period end..............    74,346      70,676    69,204    60,663
                                                =======     =======   =======   =======
          Total nonperforming loans..........       168         322       308       628
                                                =======     =======   =======   =======
Beginning balance of allowance...............   $   826     $   740   $   740   $   730
Loans charged-off:
  1-4 family residential mortgage loans......        --          --       137        33
  Home equity loans..........................        --          --        --        61
  Commercial loans...........................        97         126        10         1
  Installment & credit card loans............       154         129        51        11
                                                -------     -------   -------   -------
          Total loans charged-off............       251         255       198       106
                                                -------     -------   -------   -------
Recoveries of previous charge-offs:
  1-4 family residential mortgage loans......        --          37        77         7
  Home equity loans..........................        --          --        --        14
  Commercial loans...........................        62         125        93        71
  Installment & credit card loans............         1          19         2         5
                                                -------     -------   -------   -------
          Total recoveries...................        63         181       172        97
                                                -------     -------   -------   -------
Net loans charged-off........................       188          74        26         9
                                                -------     -------   -------   -------
Provision for loan losses....................        72         160        26        19
                                                -------     -------   -------   -------
Balance at period end........................   $   710     $   826   $   740   $   740
                                                =======     =======   =======   =======
Net charge-offs to average loans.............       .53%        .10%      .04%      .02%
Allowance as percent of total loans..........       .95%       1.17%     1.07%     1.22%
Nonperforming loans as % of total loans......       .23%        .46%      .45%     1.04%
Allowance as % of nonperforming loans........       423%        257%      240%      118%


     Although the Company considers the composition of its loan portfolio, and the loss potential associated with different types of loans, in determining the level of the allowance, the Company does not formally allocate its allowance for loan losses by loan category. In considering the loss potential associated with different types of loans, the Company considers its own historical loss experience with each type of loan, together with any internal or external changes which might suggest that future losses will be higher or lower than the historical loss experience. Such additional factors include changes in national or local economic conditions which affect the repayment capacity of borrowers and/or the market value of collateral, trends in past due payments, changes in underwriting standards, changes in loan originating and servicing personnel, changes in the types of credit offered, and other factors.

INVESTMENT ACTIVITIES

     The Company generally classifies as "available-for-sale" those securities which are held for primary or secondary liquidity purposes, and as "held-to-maturity" those securities which are less readily marketable and/or held primarily for interest income and/or rate sensitivity management purposes. Beginning in 1997, the Company has elected to invest in mortgage-backed securities only for yield and not for liquidity, so new investments in those securities have been classified as "held-to-maturity," which represents a change from prior years when such investments were classified as "available-for-sale." Additionally, as of June 30, 1997, the Company owned approximately $7 million of short-term U.S. Treasury Bills purchased for secondary liquidity purposes, which were classified as "held-to-maturity" because of the short term remaining until their maturity. These two factors explain the increase in the Company's portfolio of securities "held-to-maturity" from $958,000 as of December 31, 1996, to $9,992,000 as of June 30, 1997.


     The Company's investment portfolio of $17,826,000 as of June 30, 1997 consisted primarily of U. S. Treasury and Government agency obligations and mortgage-backed securities. This represented an increase of $10,454,000 or 142% compared to the investment portfolio as of December 31, 1996, resulting from an increase in deposits which exceeded the Company's loan demand during the first six months of 1997.



     The Company's investment portfolio of $7,372,000 as of December 31, 1996, represented a decrease of $6,307,000 or 46% compared to the investment portfolio as of December 31, 1995, as investment maturities were used to fund loan growth and enhance liquidity. The investment portfolio declined 39% from $22,461,000 as of December 31, 1994 to $13,679,000 as of December 31, 1995, which was anticipated because the branch deposits acquired by the Company in 1994 from the Resolution Trust Corporation (the "RTC") were initially invested in U.S. Treasury and agency securities, pending redeployment into loans.


     Investment securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount. Investment securities available for sale are stated at fair value in accordance with SFAS No. 115, "Accounting For Certain Investments in Debt and Equity Securities," which was adopted by the Company in 1994. The following table sets forth the book value of the Company's investment portfolio as of the dates indicated:

                        INVESTMENT PORTFOLIO COMPOSITION
                             (DOLLARS IN THOUSANDS)

                                                                    DECEMBER 31,
                                                  JUNE 30,   --------------------------
                                                    1997      1996     1995      1994
                                                  --------   ------   -------   -------
AVAILABLE FOR SALE:
  U.S. Treasuries and agencies..................  $ 5,160    $3,136   $ 9,968   $18,323
  Mortgage-backed securities....................    2,674     3,278     2,994     3,356
                                                  -------    ------   -------   -------
          Total available for sale..............    7,834     6,414    12,962    21,679
HELD TO MATURITY:
  U.S. Treasuries and agencies..................    7,938        --        --        --
  Mortgage-backed securities....................      960        --        --        --
  State, county and municipal...................      165       165       250       250
  Other.........................................      929       793       467       532
                                                  -------    ------   -------   -------
          Total held to maturity................    9,992       958       717       782
                                                  -------    ------   -------   -------
Total investment securities.....................  $17,826    $7,372   $13,679   $22,461
                                                  =======    ======   =======   =======

     The following table sets forth the maturity distribution and weighted average yield of the investment portfolio of the Company as of June 30, 1997. The calculation of the weighted average yields is based on yield, weighted by the respective book value of the securities, using cost basis in the case of securities available for sale.

                  INVESTMENT PORTFOLIO -- MATURITY AND YIELDS
                             (DOLLARS IN THOUSANDS)

                                                                        JUNE 30, 1997
                                                        ----------------------------------------------
                                                        1 YEAR     1 YEAR TO    5 YEARS TO     AFTER
                                                        OR LESS     5 YEARS      10 YEARS     10 YEARS
                                                        -------    ---------    ----------    --------
MATURITY DISTRIBUTION:
  U.S. Treasuries and agencies........................   $8,147    $   4,951        --              --
  Mortgage-backed securities(1).......................      485           --        --          $3,150
  State, county and municipal.........................      100           65        --              --
  Other...............................................       --           --        --             928
                                                         ------    ---------       ---          ------
          Total.......................................   $8,732    $   5,016        --          $4,078
                                                         ======    =========       ===          ======
WEIGHTED AVERAGE YIELD(2):
  U.S. Treasuries and agencies........................     4.89%        6.17%      N/A             N/A
  Mortgage-backed securities(1).......................     5.72%         N/A       N/A            5.98%
  State, county and municipal.........................     4.55%        4.75%      N/A             N/A
  Fully taxable equivalent............................     7.01%        7.32%      N/A             N/A
  Other...............................................      N/A          N/A       N/A            6.21%

- ---------------

(1) Mortgage-backed securities consist of floating rate debt securities that reprice quarterly or more frequently.

(2) The calculation of weighted average yields is based on yield, weighted by the respective book value of the securities, using cost basis in the case of securities available for sale.

DEPOSIT ACTIVITIES

     The Company's average balance of total deposits was $87,074,000 for the six months ended June 30, 1997, an increase of $6,142,000 or 8% compared with the average balance of total deposits of $80,932,000 for the year ended December 31, 1996. The average total deposits for the year ended December 31, 1996 increased $1,054,000 or 1% compared with average deposits of $79,878,000 for the year ended December 31, 1995, which in turn represented an increase of $3,707,000 or 5% compared with average deposits of $76,171,000 for the year ended December 31, 1994.

     The Company views deposit growth as a significant challenge in its effort to increase its asset size, a challenge which the Company is addressing through its branching program in Virginia and Maryland, increased emphasis on commercial accounts, and offering more attractive interest rates to stimulate deposit growth. See "Business -- Strategic Plan" and "The Eastern American Transaction."

     Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, NOW accounts, savings accounts, certificates of deposit (including "jumbo" certificates in denominations of $100,000 or more), and retirement savings plans. In 1995, the Company introduced higher-rate deposit instruments, in the form of Investor Certificates of Deposits and the Premier Investment Account, designed to attract local institutional deposits in amounts of $100,000 or more. To stimulate deposit growth in 1997, the Company introduced a One-Year No Penalty certificate of deposit, designed to attract local commercial and consumer deposits in amounts of $5,000 or more.

     The following table sets forth the average balances and weighted average rates for the Company's categories of deposits for the periods indicated.

                                AVERAGE DEPOSITS
                             (DOLLARS IN THOUSANDS)

                                                                            YEAR ENDED DECEMBER 31,
                                 SIX MONTHS ENDED         -----------------------------------------------------------
                                  JUNE 30, 1997                       1996                           1995
                           ----------------------------   ----------------------------   ----------------------------
                                                 % OF                           % OF                           % OF
                           AVERAGE   AVERAGE    TOTAL     AVERAGE   AVERAGE    TOTAL     AVERAGE   AVERAGE    TOTAL
                           BALANCE    RATE     DEPOSITS   BALANCE    RATE     DEPOSITS   BALANCE    RATE     DEPOSITS
                           -------   -------   --------   -------   -------   --------   -------   -------   --------
Noninterest-bearing
 deposits................  $18,979      --       21.80%   $17,525      --       21.65%   $16,841      --       21.80%
Interest-bearing demand
 (NOW) deposits..........  13,778     1.96%      15.82    12,522     1.96%      15.47    12,230     2.11%      15.31
Savings deposits.........   2,301     2.44        2.64     2,217     2.53        2.74     2,526     2.65        3.16
Money market deposits....  21,546     3.58       24.74    23,072     3.40       28.51    25,153     3.09       31.49
Time deposits............  30,470     5.45       35.00    25,596     5.47       31.63    23,128     5.49       28.96
                           -------    ----      ------    -------    ----      ------    -------    ----      ------
       Total.............  $87,074              100.00%   $80,932              100.00%   $79,878              100.00%
                           =======              ======    =======              ======    =======              ======
Weighted average rate....             3.17%                          3.07%                          2.97%
                                      ====                           ====                           ====

                             YEAR ENDED DECEMBER 31,
                           ----------------------------
                                       1994
                           ----------------------------
                                                 % OF
                           AVERAGE   AVERAGE    TOTAL
                           BALANCE    RATE     DEPOSITS
                           -------   -------   --------
Noninterest-bearing
 deposits................  $16,159      --      21.21%
Interest-bearing demand
 (NOW) deposits..........  11,926     2.08%      15.66
Savings deposits.........   2,564     2.59        3.37
Money market deposits....  24,784     2.49       32.54
Time deposits............  20,738     4.44       27.22
                           -------    ----      ------
       Total.............  76,171              100.00%
                           =======              ======
Weighted average rate....             2.43%
                                      ====

     The Company seeks to rely primarily on core deposits from regular customers to provide a stable and cost-effective source of funding to support asset growth. The Company's Asset/Liability Management Policy limits total brokered deposits (as such term is defined for regulatory purposes) to ten percent of the Bank's total liabilities. As of June 30, 1997, brokered deposits represented $993,000, or less than one percent, of the Company's total liabilities.

     As of June 30, 1997, total time deposits over $100,000 represented 17% of total deposits. Of this amount, $4,395,000 had a term of six months or less. The following table sets forth the amount of the Company's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1997 and December 31, 1996. Most of the Company's certificates of deposit consist of local, in market deposits.

                       TIME DEPOSITS OF $100,000 OR MORE
                             (DOLLARS IN THOUSANDS)

                                                              JUNE 30,    DECEMBER 31,
                      MATURITY PERIOD                           1997          1996
                      ---------------                         --------    ------------
Three months or less........................................   $ 3,152       $ 6,179
Over three months through six months........................     1,243         4,180
Over six months through twelve months.......................    11,033         3,905
Over twelve months..........................................       919           905
                                                               -------       -------
          Totals............................................   $16,347       $15,169
                                                               =======       =======

BORROWINGS


     Borrowings consist of advances from the Federal Home Loan Bank of Atlanta (the "FHLBA") and deposits received in the Bank's U.S. Treasury Tax and Loan Account. Balances outstanding and effective rates of interest are shown in the tables below for the six months ended June 30, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994:

                             SHORT TERM BORROWINGS
                             (DOLLARS IN THOUSANDS)

                                                   SIX MONTHS ENDED           YEAR ENDED
                                                       JUNE 30,              DECEMBER 31,
                                                   ----------------    ------------------------
                                                   1997      1996      1996     1995      1994
                                                   -----    -------    ----    ------    ------
  Federal Home Loan Bank of Atlanta
Ending Balance...................................   $900     $2,100    $900    $2,000    $2,200
Daily average balance for the period.............    900        598     900     2,924       707
Maximum outstanding balance at a month-end during
  the period.....................................    900      2,100     900     4,000     3,500
Daily average interest rate for the period.......   6.65%      6.14%   6.65%     5.46%     4.24%
Average interest rate on period end balance......   6.65%      6.14%   6.65%     6.10%     6.88%
  Treasury Tax and Loan Account
Ending balance...................................   $722     $  581    $716    $1,808    $  684
Daily average balance for the period.............    409        416     393       473       394
Maximum outstanding balance at a month-end during
  the period.....................................    769        647     829       711       684
Daily average interest rate for the period.......   4.38%      4.59%   4.64%     4.60%     3.48%
Average interest rate on period end balance......   3.78%      5.22%   5.16%     2.00%     2.75%

     The following table shows the details of the Bank's fixed rate advances from the FHLBA, with original maturities in excess of one year, as of June 30, 1997:

                              LONG TERM BORROWINGS
                             (DOLLARS IN THOUSANDS)

                         JUNE 30, 1997
          --------------------------------------------
ADVANCE    AMOUNT    OUTSTANDING   CURRENT   LONG TERM   INTEREST   MATURITY          REPAYMENT
  DATE    BORROWED     BALANCE     PORTION    PORTION      RATE       DATE              TERMS
- -------   --------   -----------   -------   ---------   --------   --------   ------------------------
10/10/96   $  300      $  300         --      $  300      6.60%     10/10/99   Due at maturity
10/10/96      300         300         --         300      6.85%     10/10/01   Due at maturity
10/10/96    2,000       1,800       $400       1,400      6.57%     10/10/01   Equal installments
                                                                                 quarterly commencing
                                                                                 1/10/97
10/10/96    2,400       2,200        400       1,800      6.66%     10/10/02   Equal installments
                                                                                 quarterly commencing
                                                                                 1/10/97
 2/8/96       800         800         --         800      6.30%       2/8/06   Due at maturity
 5/16/96    1,000       1,000         --       1,000      7.34%      5/16/06   Due at maturity
 6/24/96    1,000         900        100         800      6.94%      6/24/06   Equal installments semi-
                                                                                 annually commencing
                                                                                 12/24/96
           ------      ------       ----      ------
           $7,800      $7,300       $900      $6,400
           ======      ======       ====      ======

RETURN ON EQUITY AND ASSETS

     The following table sets forth the Company's performance ratios for the periods indicated.

                          RETURN ON EQUITY AND ASSETS

                                                                    DECEMBER 31,
                                               JUNE 30,      --------------------------
                                                 1997        1996      1995       1994
                                               --------      ----      -----      -----
Return on average assets(1)..................     .53%        .27%       .68%       .71%
Return on average equity(1)..................    8.32        4.20      11.49      12.38
Average equity to average assets.............    6.86        6.97       6.07       6.12

- ---------------

(1) Annualized for the six month period ended June 30, 1997.

LIQUIDITY

     The Company's Asset/Liability Management Policy is intended to maintain adequate liquidity for the Bank and thereby enhance its ability to raise funds to support asset growth and meet deposit withdrawals, maintain reserve requirements and otherwise sustain operations. The Company accomplishes this primarily through management of the maturities of its earning assets and interest-bearing liabilities. The Company believes that the Bank's present liquidity position is adequate to meet its current and future needs.

     Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. Asset liquidity is maintained in the form of vault cash, demand deposits with commercial banks, federal funds sold, interest bearing deposits with other financial institutions, short-term investment securities, other investment securities available-for-sale, and short-term loans. The Company has defined "cash and cash equivalents" as those amounts included in cash and due from banks and federal funds sold. As of June 30, 1997, cash and cash equivalents amounted to $4,841,000, a decrease of $14,959,000 compared to December 31, 1996, which decrease was primarily attributable to the purchase of investment securities.


     As of June 30, 1997, $19,945,000 or 69% of the Company's total portfolio of investments and interest bearing deposits held with other financial institutions was scheduled to mature within one year. The remainder of this portfolio consists of $5,016,000 (17% of total portfolio) in U.S. Government, agency, and municipal securities that will mature within three years, and $3,150,000 (11% of total portfolio) in federal agency mortgage pass-through securities and collateralized mortgage obligations with an estimated weighted average duration of approximately three years, and the Bank's required stock investment in the FHLBA and the Federal Reserve Bank of Richmond totaling $928,000. The unrealized gain contained in the held-to-maturity portion of the investment portfolio as of June 30, 1997 was $6,000.


     Liability liquidity is provided by access to core funding sources, principally various customers' deposit accounts in the Company's market area. As a member of the FHLBA, the Bank is authorized to borrow up to $13,300,000 secured by a blanket pledge of its portfolio of 1-to-4-family residential mortgage loans. The Bank also has approved lines of credit from larger correspondent banks to borrow excess reserves on an overnight basis (known as "federal funds purchased") in the amount of $1,000,000 and to borrow on a secured basis ("repurchase agreements") in the amount of $5,000,000. As of June 30, 1997, the Bank had no federal funds purchased or repurchase agreements, and was utilizing $7,300,000 of its available FHLBA borrowings in the form of fixed-rate term credit advances with an average cost of 6.73%. The Company utilizes fixed rate term credit advances from the FHLBA to fund fixed rate real estate loans of comparable terms and maturities.

     The Company's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash flow provided by operating activities was $641,000 and $271,000 for the six months ended June 30, 1997 and 1996, respectively, and $903,000, $448,000, and $303,000 for the years ended December 31, 1996, 1995 and 1994, respectively.


     Net cash used in investing activities was $18.9 million for the six months ended June 30, 1997. Net cash provided by investing activities was $1.0 million for the six months ended June 30, 1996. Net cash provided by investing activities was $3.7 million for the year ended December 31, 1996. Net cash used in investing activities was $6.8 million and $5.5 million for the years ended December 31, 1995 and 1994, respectively.


     Net cash provided by financing activities was $3.3 million for the six months ended June 30, 1997. Net cash used in financing activities was $5.6 million for the six months ended June 30, 1996. Net cash provided by financing activities was $5.2 million, $10.4 million and $3.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     In the ordinary course of business, the Bank enters into commitments to make loans and fund letters of credit, and the Company is also a party to two operating leases with respect to its banking quarters. Details of these commitments may be found in the accompanying Notes to Consolidated Financial Statements.

     The Company had cash on hand in the amount of $78,000 as of June 30, 1997 at the holding company level. The Company anticipates using these funds, together with dividends received from the Bank, as working capital to pay normal operating expenses. As of June 30, 1997, the Company had no indebtedness outstanding at the holding company level.

CAPITAL RESOURCES


     Total stockholders' equity as of June 30, 1997 was $7,078,000, an increase of $328,000 or approximately 5% compared with stockholders' equity of $6,750,000 as of December 31, 1996. This increase was attributable to net income for the six months ended June 30, 1997 of $288,000, a $2,000 increase in the market value of investment securities available-for-sale, net of tax effect and $38,000 in net proceeds from issuances of Common Stock pursuant to the exercise of outstanding stock options and warrants.


     Total stockholders' equity was $6,750,000 as of December 31, 1996, an increase of $385,000 or 6% compared with stockholders' equity of $6,365,000 as of December 31, 1995. The increase in total stockholders' equity as of December 31, 1996 was attributable to $279,000 of net income for 1996, a $22,000 increase in the market value of investment securities available for sale, net of tax effect, and $84,000 received from issuances of Common Stock pursuant to the exercise of outstanding stock options.

     Total stockholders' equity was $6,365,000 as of December 31, 1995, an increase of $1,555,000 or 32% compared with stockholders' equity of $4,810,000 as of December 31, 1994. The increase in total stockholders' equity as of December 31, 1995 was attributable to $613,000 of net income for 1995, $480,000 in net proceeds from the issuance of Common Stock, and a $502,000 increase in the market value of investment securities available-for-sale, net of tax effect, all partially offset by a $40,000 preferred stock dividend.

     There currently are no regulatory capital requirements applicable to the Company, because it has total consolidated assets of less than $150 million. The Bank, however, is required to comply with capital standards promulgated by the OCC. The OCC has established certain minimum capital standards that apply to national banks. The following table sets forth the capital standards required by the OCC, as well as the capital ratios of the Bank as of the dates indicated:

                              BANK CAPITAL RATIOS
                             (DOLLARS IN THOUSANDS)

                                                                           REGULATORY CAPITAL RATIOS
                                                    DECEMBER 31,           -------------------------
                                 JUNE 30,   ----------------------------   ADEQUATELY       WELL
                                   1997       1996      1995      1994     CAPITALIZED   CAPITALIZED
                                 --------   --------   -------   -------   -----------   -----------
Tier 1 capital.................  $  6,939   $  6,628   $ 6,177   $ 5,085
Tier 2 capital.................       710        826       740       629
                                 --------   --------   -------   -------
Total capital..................  $  7,649   $  7,454   $ 6,917   $ 5,714
                                 ========   ========   =======   =======
Risk-weighted assets...........  $ 75,229   $ 72,411   $66,050   $50,259
                                 ========   ========   =======   =======
Adjusted total assets..........  $105,355   $102,852   $89,789   $88,594
                                 ========   ========   =======   =======
Capital Ratios
  Tier 1 risk-based capital....      9.22%      9.15%     9.35%    10.12%       4.00%         6.00%
  Total risk-based capital.....     10.17%     10.29%    10.47%    11.37%       8.00%        10.00%
  Leverage ratio (Tier 1
     capital to adjusted total
     assets)...................      6.59%      6.44%     6.88%     5.74%       4.00%         5.00%

     The Company anticipates that, after consummation of the transaction with Eastern American, it will have total consolidated assets of more than $150 million, and that as a result the regulatory capital standards will apply to the Company on a consolidated basis. Because the Company has minimal assets and liabilities at the parent company level, its consolidated capital ratios are approximately the same as the Bank's capital ratios. See "The Eastern American Transaction" and Note 16 of Notes to Consolidated Financial Statements.

ACCOUNTING MATTERS


     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. Management does not expect that the adoption of SFAS 128 will have a material impact on the Company's financial condition or reported earnings per share.


     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129") which is effective for financial statements issued for periods ending after December 15, 1997. SFAS 129 establishes standards for disclosing information about an entity's capital structure and applies to all entities. Management does not expect that the adoption of SFAS 129 will have a material impact on the Company's financial condition or reported capital structure.

     During June of 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997.

     During June of 1997, the FASB issued Statement of Financial Accounting Standards No. 131 Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997.

IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES

     The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Company is reflected in increased operating costs. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of the Company, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks, and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on the Bank and its results of operations are not predictable.

                                    BUSINESS

GENERAL

     The Company is a registered bank holding company under the Bank Holding Company Act of 1956 ("BHCA"), and conducts its operations through the Bank, which it acquired in 1986. The Company was incorporated and organized in 1985 for the purpose of acquiring the Bank. The Bank opened in 1982 and is engaged in a general commercial banking business with a particular emphasis on the needs of professionals, entrepreneurs, small to medium-sized businesses and not-for-profit membership organizations located in the Washington, D. C. metropolitan area.

     The Company's primary source of revenue is the interest income and fees which its earns by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, the Company seeks to employ as much of its deposit funds as possible in the form of loans to individuals, businesses and other organizations. In the interest of liquidity, however, a portion of the Company's deposits are maintained in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as "federal funds sold") to large correspondent banks. The revenue which the Company earns (prior to deducting its overhead expenses) is essentially a function of the amount of the Company's loans and deposits, as well as the profit margin ("interest spread") and fee income which can be generated thereon.

     The Company's strategic plan is directed toward the enhancement of its franchise value and operating profitability through a significant increase in its asset size, further expansion into nearby Virginia and Maryland markets, and the development of new commercial accounts. After opening its first branch in the District in 1994, the Bank opened a loan production office in Tysons Corner, Virginia in 1996, which it replaced with a full service branch in April 1997. In June 1997 the Bank opened a loan production office in Bethesda, Maryland, which it plans to replace with a full service branch in early 1998 for which it has already received regulatory approval. On July 24, 1997, the Company entered into an agreement to assume the deposit and certain other liabilities of the McLean Branch of Eastern American. See "The Eastern American Transaction."

PRIMARY MARKET AREA

     The Company's market area includes the District of Columbia, Fairfax and Arlington Counties, Virginia, the Cities of Alexandria, Falls Church and Fairfax, Virginia, Montgomery and Prince Georges Counties, Maryland. With the nation's capital as its center, the Washington, D.C. metropolitan area is the eighth largest in the nation. The area population is currently 4.2 million and has been growing at approximately 2% per year. Recent population growth has been particularly strong in Fairfax County, Virginia and Montgomery County, Maryland, where the Company's expansion efforts have been concentrated. Employment is diversified among high technology firms, trade and professional organizations , small business and financial services firms and the Federal and local governments.

     The Washington metropolitan area has over 260 million square feet of office space, of which 37% is in the District, 40% is in northern Virginia, and 23% is in suburban Maryland. The largest markets in the District are the central business district (the location of the Company's main office) and the "East end" (the location of the Company's Pennsylvania Avenue branch), where more than 180,000 people are employed. The businesses employing the highest number of people are professional firms and not-for-profit membership organizations. The largest office market in northern Virginia is Tysons Corner (where the Bank has an existing branch), and the largest office market in suburban Maryland is Bethesda (where the Bank has an existing loan production office and plans to open its next branch). Both of these suburban office markets are densely populated by small- to medium-size businesses, professional firms and not-for-profit organizations, the main types of customers served by the Bank.

BANKING SERVICES

     The Company provides a broad range of banking-related services through its main office located at 1875 Eye Street, N.W., Washington, D.C. and its branch offices located at 1275 Pennsylvania Avenue, N.W., Washington, D.C., and 8251 Greensboro Drive, McLean (Tysons Corner), Virginia. In March 1997 the OCC approved the Company's application for a full service branch in Bethesda, Maryland, and in June 1997 the Company established a loan production office there.

     The Company strives to provide its customers with the breadth of products comparable to a regional bank, while maintaining the quick response and personal service of a locally headquartered bank. The Company holds deposits for individuals, businesses, and other organizations, and provides services related thereto for the convenience of its depositors, including credit card programs and electronic banking. In most cases, the Company pays interest on funds which it holds on deposit for customers, and it also charges fees for certain services which it provides. The interest expense paid on deposits, and the noninterest income earned from service charges, are primarily related to the volume of deposits handled by the Company. Lending services are concentrated in professional, service, and commercial business sectors located in the metropolitan Washington, D.C. area, with the Company emphasizing the development of its commercial loan business.

STRATEGIC PLAN

     As the economy of the Washington, D.C. area has improved since the early 1990s, the Company has maintained the conservative approach to loan underwriting that it developed in response to the earlier challenging economic conditions, and has devoted increasing effort and resources toward the stimulation of business growth and the expansion of its customer base. The Company's current strategic plan is directed toward the enhancement of its franchise value and operating profitability through a significant increase in its asset size, the development of new commercial accounts and loans, and expansion into the nearby Maryland and Virginia markets. The following are the key action plans being pursued by the Company in the implementation of its growth and expansion strategy:


     Expanding the branch network. One of the methods by which the Company plans to grow is to conduct business in multiple locations, including expansion into the nearby Maryland and Virginia markets. The proposed transaction with Eastern American is an example of the type of transaction the Company may consider. For the foreseeable future, the Company expects to acquire or establish branch offices in high-density commercial districts, to further its objective of increasing the volume of commercial accounts and loans. The Company established its first branch office in September 1994 by acquiring from the RTC a branch of a failed savings and loan association. The branch is located at 1275 Pennsylvania Avenue, N.W., in an area of downtown Washington which is experiencing significant development. Effective January 1, 1996, the Company established a loan production office in Tysons Corner, Virginia, which was replaced by a full service branch at 8251 Greensboro Drive in Tysons Corner in April 1997. In March 1997 the OCC approved the Company's application to establish a full service branch in Bethesda, Maryland, and in June 1997 the Company established a loan production office there. The Company expects to open a full service branch in downtown Bethesda in early 1998.


     Expanding products and services. The Company recently commenced, and expects to continue, a program to expand its products and services. The objectives of this program are to provide "value-added" services to existing clients, to compete more effectively for the development of new commercial business, to stimulate deposit growth and to increase fee income. In furtherance of this strategy, the Company established a MasterCard/Visa credit card program for its customers, introduced two new types of accounts (Basic Checking, designed for customers with low and moderate incomes, and Century Pro, designed for higher-income professionals), introduced two new electronic banking services (TeleBank for personal accounts and ExecuBank for business accounts), established overdraft lines of credit for small businesses (Century Reserve), developed a comprehensive no-charge banking package for related accounts (Century Link), installed a remote ATM in the International Square food court, developed a high-interest money market account to compete with brokerage funds (Premier Investment Account), and introduced check-image statements for all accounts in June of 1996. In 1997, the Bank introduced a One-Year No Penalty certificate of deposit. To serve commercial firms and not-for-profit organizations, the Company has also introduced a variety of cash management services, including lock box services, merchant credit card processing, courier reimbursement and depositary transfer services, repurchase agreements, sweep accounts and commercial account analysis. The Company's current plan contemplates a continued emphasis on the development of commercial loan and deposit business, including expansion of its commercial product line as well as increased business development in the Maryland and Virginia markets.

     Exploring acquisition and merger opportunities. The Company believes that its franchise value and operating profitability would be enhanced by a significant increase in its asset size. For this reason, the Company in the past has explored, and expects to continue to explore in the future, merger and acquisition opportunities which would accelerate the Company's progress toward the achievement of its strategic plan. The proposed transaction with Eastern American is an example of the type of transaction that the Company may consider. See "The Eastern American Transaction."

     There can be no assurance that the Company will be successful in implementing any of the future plans described above or that, even if implemented, such actions will produce the desired financial results. The foregoing matters should be taken into account when considering the more specific discussion of the Company's financial performance set forth elsewhere in this Prospectus.

COMPETITION

     The Company is subject to vigorous competition in all aspects and areas of its business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. The Company also competes with non-financial institutions that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. The principal methods of competition include interest rates paid on deposits and charged on loans and the availability of other banking products and services. The Company competes in its market area with a number of much larger financial institutions that have substantially greater resources, including larger lending limits, larger branch systems and a wider array of commercial banking services. The Company has been able to compete effectively with other financial institutions by emphasizing customer services, establishing long-term customer relationships and building customer loyalty, and by providing products and services designed to address the specific needs of its customers.

PERSONNEL

     At June 30, 1997, the Company had 43 employees, including 29 employees at the Eye Street location, seven employees at the Pennsylvania Avenue location, one employee at the Bethesda, Maryland location and six employees at the Tysons Corner, Virginia location.

PROPERTIES


     The Company's principal executive offices and all of its banking offices are leased under agreements expiring at various dates, including renewal options, through 2012. The Company's principal executive offices, which are located in the District at 1275 Pennsylvania Avenue, N.W., also serve as a branch location of the Bank. The premises at 1275 Pennsylvania Avenue consist of 2,750 square feet which are under lease through 2004, with one additional five-year renewal option. The lease for the Company's main office, located in the District at 1875 Eye Street, N.W., extends through 2002, with two additional five-year renewal options. The lease for the main office includes 3,895 square feet of lobby space, 5,286 square feet of Metro-level basement space and space for an ATM in the adjacent International Square food court. The Company's branch office in Tysons Corner is located at 8251 Greensboro Drive, McLean, Virginia and consists of 1,801 square feet of space held under lease through March 31, 1999. The Company is currently negotiating with the landlord to extend the lease term for an additional seven years on the terms and conditions similar to the existing lease arrangement. See Note 14 of Notes to Consolidated Financial Statements for additional information concerning the Company's commitments under its lease agreements.

     In connection with the transaction with Eastern American, the Bank plans to assume Eastern American's lease for the branch location at 6832 Old Dominion Drive, McLean, Virginia. The branch premises consist of 2,077 square feet which are under lease through September 30, 2003, with one additional five-year renewal option.

     The Bethesda office is located in a shared office facility at Three Bethesda Metro Center. On August 6, 1997, the Bank executed a non-binding letter of intent to establish a branch location at 7625 Wisconsin Avenue, Bethesda, Maryland. The location is in the vicinity of Wisconsin Avenue and Old Georgetown Road, where the Bank has authority to establish a branch pursuant to regulatory approval received from the OCC on March 12, 1997. The proposed branch premises consist of 2,022 square feet to be leased through October 31, 2007, with one additional five-year renewal option. The letter of intent is subject to a number of conditions, including the execution of a mutually acceptable final lease document. Assuming successful conclusion of lease negotiations, management anticipates that the Bethesda branch will open for business in early 1998.

LEGAL PROCEEDINGS

     The nature of the business of the Company causes it (and the Bank) to be involved in routine legal proceedings from time to time. Management of the Company believes that there are no pending or threatened legal proceedings that upon resolution would have a material adverse impact on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The directors and executive officers of the Company, all of whom are elected annually, are as follows:

                NAME                   AGE           POSITION(S) WITH THE COMPANY
                ----                   ---           ----------------------------
Mr. Joseph S. Bracewell.............   50    Chairman of the Board, President
Mr. John R. Cope....................   55    Director, Vice President and General Counsel
Mr. Bernard J. Cravath..............   65    Director and Assistant Secretary
Mr. Neal R. Gross...................   54    Director
Mr. Joseph H. Koonz, Jr.............   62    Director
Mr. William McKee...................   53    Director
Mr. William C. Oldaker..............   56    Director and Secretary

     Mr. Joseph S. Bracewell has been Chairman of the Board, President and Chief Executive Officer of the Company and Chairman of the Board of the Bank since 1985. Mr. Bracewell has also served as Chief Executive Officer of the Bank since 1982 and as President of the Bank from 1982-1988 and since August 15, 1996. Mr. Bracewell serves on the Executive Loan Committee, the Asset/Liability Committee, the Personnel Committee and the Marketing Committee. Mr. Bracewell also serves on the Boards of Directors of the Federal Home Loan Bank of Atlanta and the Independent Bankers Association of America.

     Dr. George Contis was elected as a director of the Company in November 1995. Dr. Contis has served as a member of the Board of Directors of the Bank since 1988 and is currently Chairman of the Bank's Executive Loan Committee and a member of its Legal Matters Review Committee. Dr. Contis is a physician and the President of Medical Services Corporation International, an international contract provider of medical services.

     Mr. John R. Cope has served as a director and Vice President of the Company since 1985. Since 1982, Mr. Cope has served on the Board of Directors of the Bank, and he has served as Vice Chairman of the Board of the Bank since 1985. In addition, Mr. Cope serves as General Counsel to the Company and the Bank. Mr. Cope is a partner with the law firm of Bracewell & Patterson, L.L.P., which from time to time provides legal services to the Company and the Bank. Mr. Cope is Chairman of the Marketing Committee and a member of the Executive Compensation, Stock Option and Personnel Committees.

     Mr. Bernard J. Cravath has served as a director of the Company since 1987 and as Assistant Secretary since 1991. In addition, Mr. Cravath is Chairman of the Audit Committee and serves as a member of the Executive Compensation and Asset/Liability Committees. Mr. Cravath is President of Reality Properties, Inc., a real estate investment firm.

     Mr. Neal R. Gross was elected as a Director of the Company in October 1995. Mr. Gross has served as a member of the Board of Directors of the Bank since 1992 and is a member of the Audit Committee. Mr. Gross serves as Chairman of the Board and Chief Executive Officer of Neal R. Gross and Co., Inc., a corporation providing court reporting services to attorneys, law firms, the federal government, and other private organizations and individuals.

     Mr. Joseph H. Koonz, Jr. has served as a director of the Company since 1985. Mr. Koonz, a senior partner of the law firm of Koonz, McKenney, Johnson, DePaolis & Lightfoot, serves as a member of the Stock Option Committee.

     Mr. William McKee has served as a director of the Company since 1992. Mr. McKee is a partner with the law firm of King & Spalding in Washington, D.C. Mr. McKee is Chairman of the Asset/Liability Committee and a member of the Marketing Committee.

     Mr. William C. Oldaker has served the Company as a director since 1986. In 1992, Mr. Oldaker was elected as Secretary. Since 1984, Mr. Oldaker has served on the Board of Directors of the Bank. Mr. Oldaker also serves as Chairman of the Personnel, Executive Compensation and Stock Option Committees. Mr. Oldaker is a partner with the Washington, D.C. law firm of Oldaker, Ryan, Phillips & Utrecht.

EXECUTIVE COMPENSATION

  Executive Officer Compensation

     The following table sets forth information regarding the compensation for the Company's Chief Executive Officer, the only executive officer who received compensation in excess of $100,000 for the year ended December 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                               ANNUAL COMPENSATION            COMPENSATION
                                      -------------------------------------   ------------
                                                                               SECURITIES
                                                             OTHER ANNUAL      UNDERLYING       ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR    SALARY    BONUS(1)   COMPENSATION(2)     OPTIONS      COMPENSATION(3)
 ---------------------------   ----   --------   --------   ---------------   ------------   ---------------
Mr. Joseph S. Bracewell......  1996   $182,300        --        $10,750           2,735          $1,592
  President and Chief
     Executive                 1995    182,300   $ 7,000          9,420           1,500           1,800
  Officer of the Company;      1994    182,300    11,841          9,420          14,048           1,705
  Chief Executive Officer of
  the Bank

- ---------------

(1) These payments are listed in the year accrued and earned, but each was paid in the following year.

(2) Amounts in this column represent (a) contributions to the executive's 401(k) plan account and (b) director fees deferred by the executive pursuant to the deferred compensation program for directors. Contributions to the 401(k) plan on behalf of Mr. Bracewell were $4,750, $4,620, and $4,620 during 1996, 1995 and 1994, respectively. During 1996, 1995 and 1994, Mr. Bracewell deferred $6,000, $4,800 and $4,800, respectively, pursuant to the deferred compensation program for directors.

(3) Includes the dollar value of insurance premiums paid by the Company with respect to the term life insurance portion of split dollar policies in which the Company has the full interest in the cash surrender value. During 1996, 1995 and 1994, the Company held three split dollar policies covering Mr. Bracewell.

     Except as set forth herein, the named executive officer did not receive any other annual compensation, stock options, restricted stock awards, stock appreciation rights, long term incentive plan payouts or any perquisites or other personal benefits, securities or property that exceeded the lesser of $50,000 or 10% of the total annual salary and bonus for such named executive officer during the fiscal year ended December 31, 1996. See "-- Employment Agreement."

  Director Compensation

     Each member of the Board of Directors of the Company and/or the Bank receives a retainer of $4,200 annually ($6,000 for those directors serving on the Boards of both the Company and the Bank) provided the director attends at least two-thirds of the meetings of the Board of Directors. In addition, directors serving on the Executive Loan Committee receive cash fees of $50 per meeting attended. No additional compensation is paid for service on other standing committees. Directors are permitted to defer annual retainers in lieu of a deferred compensation plan to provide retirement income, as described below.


     The Company has entered into Director Compensation Agreements (the "Compensation Agreements") with all of the directors of the Company and with all but one of the directors of the Bank. Each director of the Company and the Bank may elect to enter into a Compensation Agreement in lieu of receiving director's fees in cash. The Compensation Agreements generally provide for the purchase of life insurance for each director with the deferred director's fees and the payment of a retirement benefit for up to 180 months following retirement, or in the case of an individual's death prior to retirement, the payment of an amount for a period of up to 180 months following a director's death. The retirement benefit granted under the Compensation

Agreement vests pursuant to a schedule, with 20% of the retirement benefit vesting each year over a five year period.

  Prior Stock Option Plans

     In 1986, the Board of Directors of the Company approved an Incentive Stock Option Plan for Key Employees, a Nonqualified Stock Option Plan for Key Employees and a Nonqualified Stock Option Plan for Directors (collectively referred to herein as the "1986 Plans"). The purpose of each of the 1986 Plans was to encourage ownership of the Company's Common Stock by key employees and directors of the Company and its subsidiaries. A total of 130,000 shares of Common Stock initially was reserved for issuance under the 1986 Plans. Under the 1986 Plans, the exercise price of any option granted could not be less than the fair market value of the Common Stock on the date the option was granted. All of the 1986 Plans were administered by various committees of the Board of Directors of the Company. The 1986 Plans expired during 1992 and 1993; however, options with respect to an aggregate of 33,374 shares granted under the 1986 Plans were outstanding and exercisable by the optionees at June 30, 1997, at exercise prices ranging from $1.54 to $5.12 per share, of which 23,530 were exercisable by directors of the Company. In April 1994, the 1986 Plans were replaced by the Company's 1994 Stock Option Plan described below.

  1994 Stock Option Plan

     The Board of Directors approved the 1994 Stock Option Plan (the "1994 Plan") in April 1994 and it was approved by the Company's stockholders in May 1994. The Company initially reserved 150,000 shares of its Common Stock, subject to antidilutive adjustments, for the issuance of incentive stock options and nonqualified stock options to directors and key employees under the 1994 Plan. As a result of stock dividends declared by the Company in 1995, 1996 and 1997, the number of shares reserved for issuances under the 1994 Plan has been increased to 176,362. The 1994 Plan is administered by the Company's Stock Option Committee and provides that the options granted under the 1994 Plan may be either incentive stock options pursuant to Section 422A of the Internal Revenue Code of 1986, as amended, or nonqualified options. Directors and certain key employees are entitled to participate under the 1994 Plan.

     Options granted under the 1994 Plan will terminate (i) ten years after the date the option was granted, unless the option was granted for a shorter period,
(ii) five years from the date of grant in the case of an incentive stock option granted to a 10% or more stockholder of the Company, (iii) three months after the date on which employment with the Company was terminated, or (iv) one year after the death or disability of an optionee. Options granted under the 1994 Plan are not transferable by the optionee, other than by will or the laws of descent and distribution.

     As of June 30, 1997, options to purchase 150,426 shares of Common Stock at exercise prices ranging from $1.92 to $6.88 were outstanding (of which 70,787 were held by directors of the Company) and 16,433 shares of Common Stock remained available for future grants under the 1994 Plan.

  Options Granted to Certain Executives in Last Fiscal Year

     During the fiscal year ended December 31, 1996, the Company granted the following options to purchase the Company's Common Stock to the executive officer of the Company listed in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1996

                                                                                       POTENTIAL REALIZABLE VALUE
                                                PERCENT OF                              AT ASSUMED ANNUAL RATES
                                 NUMBER OF        TOTAL                                      OF STOCK PRICE
                                 SECURITIES    OPTIONS/SARS                             APPRECIATION FOR OPTION
                                 UNDERLYING     GRANTED TO    PER SHARE                           TERM
                                OPTIONS/SARS    EMPLOYEES     EXERCISE    EXPIRATION   --------------------------
             NAME                 GRANTED        IN 1996        PRICE        DATE          5%             10%
             ----               ------------   ------------   ---------   ----------   ----------      ----------
Joseph S. Bracewell...........     2,735          18.88%       $ 6.00      5/21/06        $10,320         $26,153

  Options Exercised During Last Fiscal Year

     During the fiscal year ended December 31, 1996, the following options were exercised by the executive officer of the Company listed in the Summary Compensation Table:

                     OPTIONS EXERCISED IN FISCAL YEAR 1996
                           AND YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                     SHARES                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                    ACQUIRED                  OPTIONS AT YEAR END                YEAR END
                                       ON       VALUE     ---------------------------   ---------------------------
               NAME                 EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                 --------   --------   -----------   -------------   -----------   -------------
Joseph S. Bracewell...............   3,092      $5,159      26,456          3,275        $108,399        $5,829

EMPLOYMENT AGREEMENT


     The Company and Mr. Bracewell are parties to an Employment Agreement which became effective on September 1, 1996 (the "Employment Agreement") and will terminate on August 31, 1998 unless renewed by the parties on written notice. Under the Employment Agreement, Mr. Bracewell receives an annual salary of $182,300, the use of a Company car, the payment by the Company of life insurance premiums, and certain country club dues. Upon termination of Mr. Bracewell's employment during the term of the Employment Agreement (except by reason of his death or upon termination by the Company for cause), Mr. Bracewell would be entitled to receive a payment in an amount equal to twice his annual salary, and all of his stock options will automatically vest. If Mr. Bracewell elects not to renew the Employment Agreement upon its expiration, the Employment Agreement provides for a severance payment in the amount of his annual salary.


     In the event of a change of control, the Employment Agreement provides that all of Mr. Bracewell's stock options automatically vest. Under the Employment Agreement, a "change of control" means (i) the acquisition by any person or group of persons of beneficial ownership of securities representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company or the Bank, (ii) a reorganization with respect to which those persons who had been beneficial owners of the voting securities of either the Bank or the Company immediately prior to such reorganization do not, following such reorganization, beneficially own shares representing more than 50% of the combined voting power of the voting securities of the resulting corporation, (iii) a sale of substantially all the assets of the Bank or Company, (iv) the cessation for any reason of the individuals who constituted the Board of Directors of the Company on the date of the agreement (the "Incumbent Board") to constitute at least a majority of the Incumbent Board, provided that any person becoming a director subsequent to the date of the agreement whose election or whose nominations for election by the Company's stockholders was approved by a majority vote of the directors comprising the Incumbent Board are, for purposes of the agreement, considered as though he or she were a member of the Incumbent Board, or (v) a change in the Company's status requiring prior notice to the Board of Governors of the Federal Reserve System and/or the OCC pursuant to the Change in Bank Control Act of 1978 and regulations, 12 C.F.R. Sections 5.50 and 225.41, promulgated thereunder. Mr. Bracewell has agreed not to compete with the Company for the term of the Employment Agreement and for 12 months thereafter.

CERTAIN TRANSACTIONS

     The Bank has and expects to have various loan transactions with directors, officers and employees of the Company and the Bank. All loans that have been made and any loans in the future will be made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions prevailing at the time with non-affiliated parties and, in the opinion of management do not and will not involve more than the normal risk of collectability or otherwise present other terms less favorable to the Bank than would otherwise be obtained with unrelated persons.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of June 30, 1997, the shares of Common Stock beneficially owned by (i) any person who, to the knowledge of the Company, beneficially owns more than five percent of such stock, (ii) each director and each executive officer of the Company named in the executive compensation table and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that all persons named in the following table have sole investment and voting power over the shares of the Common Stock.


                    NAME AND ADDRESS OF                       NUMBER OF    PERCENT OF
                      BENEFICIAL OWNER                         SHARES        CLASS
                    -------------------                       ---------    ----------
Joseph S. Bracewell.........................................   150,346(1)    11.87%
1875 Eye Street, N.W.
Washington, D.C. 20006
George Contis...............................................    96,013(2)     7.61%
1716 Wilson Boulevard
Arlington, Virginia 22209
John R. Cope................................................    32,180(3)     2.62%
2000 K Street, N.W., Suite 500
Washington, D.C. 20006
Bernard J. Cravath..........................................    67,376(4)     5.45%
9812 Falls Road, Suite 201
Potomac, Maryland 20854
Neal R. Gross...............................................   130,271(5)    10.48%
1323 Rhode Island Ave., N.W.
Washington, D.C. 20005
Joseph H. Koonz, Jr.........................................    72,647(6)     5.92%
2020 K. Street, N.W.
Washington, D.C. 20006
William S. McKee............................................    65,162(7)     5.29%
1730 Pennsylvania Ave., N.W.
Washington, D.C. 20006
William C. Oldaker..........................................    73,416(8)     5.91%
818 Connecticut Ave., N.W.
Suite 1100
Washington, D.C. 20006
All directors and executive officers of the Company
  and as a group (8 persons)................................   687,411       48.74%


- ---------------

(1) Includes 3,450 shares held by minor children, 22,504 shares held as Trustee, 36,095 shares held for the benefit of Mr. Bracewell in the 401(k) plan maintained by the Bank and 6,760 shares of Common Stock held by Mr. Bracewell in individual retirement accounts. Also includes 24,503 shares of Common Stock issuable upon exercise of options which are exercisable within the next sixty days, 2,358 shares of Common Stock issuable upon the exercise of currently exercisable Warrants held by minor children and 22,004 shares issuable on the exercise of currently exercisable Warrants held by Mr. Bracewell as Trustee.

(2) Includes 37,569 shares held by Medical Sciences Corporation International Profit Sharing Plan and Trust of which Dr. Contis is Trustee, 8,553 shares of Common Stock issuable upon exercise of currently exercisable options, and 35,960 shares issuable on the exercise of currently exercisable Warrants.

(3) Includes 13,979 shares held by the John R. Cope Rollover IRA, 9,054 shares of Common Stock issuable upon exercise of currently exercisable options and 292 shares issuable on the exercise of currently

                                         (Footnotes Continued on Following Page)
    exercisable Warrants. Also includes 879 shares of Common Stock held by Mr. Cope's spouse; 4,219 shares of Common Stock held by a family trust of which Mr. Cope is Trustee, and 2,600 shares held in trust for a minor child.

(4) Includes 1,298 shares of Common Stock held by Mr. Cravath's spouse. Also includes 9,054 shares of Common Stock issuable upon exercise of currently exercisable options and 9,128 shares issuable on the exercise of currently exercisable Warrants.

(5) Includes 8,553 shares of Common Stock issuable upon exercise of currently exercisable options and 16,839 shares issuable on the exercise of currently exercisable Warrants.

(6) Includes 9,054 shares of Common Stock issuable upon exercise of currently exercisable options and 63,593 shares of Common Stock held jointly with Mr. Koonz's spouse.

(7) Includes 9,054 shares of Common Stock issuable upon exercise of currently exercisable options and 4,403 shares issuable on the exercise of currently exercisable Warrants.

(8) Includes 9,054 shares of Common Stock issuable upon exercise of currently exercisable options and 15,192 shares issuable on the exercise of currently exercisable Warrants. Also includes 11,114 shares of Common Stock held in individual retirement accounts and 1,799 shares held in the retirement account of Mr. Oldaker's spouse.

                           SUPERVISION AND REGULATION

     The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of bank holding company shareholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

     The following discussion sets forth the material statutory and regulatory provisions governing the Company and the Bank. To the extent such discussion describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statute or regulation.

REGULATION OF THE COMPANY

     The Company is a bank holding company within the meaning of the BHCA, and therefore is subject to regulation, supervision and examination by the Federal Reserve Board. As such, the Company is required to file reports with and to furnish such other information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board has the authority to issue orders to bank holding companies to cease and desist from unsound banking practices and violations of conditions imposed by, or violations of agreements with, the Federal Reserve Board. The Federal Reserve Board is also empowered to assess civil money penalties against companies or individuals who violate the BHCA or orders or regulations thereunder, to order termination of non-banking activities of non-banking subsidiaries of bank holding companies, and to order termination of ownership and control of a non-banking subsidiary by a bank holding company. Certain violations may also result in criminal penalties. The OCC is authorized to exercise comparable authority with respect to the Bank.

     The Federal Reserve Board takes the position that a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's position that, in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board regulations or both. This doctrine has become known as the "source of strength" doctrine. In addition, statutory changes in the Federal Deposit Insurance Act (the "FDIA") made by the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA") now require the holding company parent of an undercapitalized bank to guarantee, up to certain limits, the bank's compliance with a capital restoration plan approved by the bank's primary federal supervisory agency.


     The BHCA and the Change in Bank Control Act, together with regulations promulgated by the Federal Reserve Board, require that, depending on the particular circumstances, either Federal Reserve Board approval must be obtained or notice must be furnished to the Federal Reserve Board and not disapproved prior to any person or company acquiring "control" of a bank holding company, such as the Company, subject to certain exemptions for certain transactions. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the company has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

     As a bank holding company, the Company is required to obtain prior approval to merge or consolidate with any other bank holding company, acquire all or substantially all of the assets of any bank or acquire ownership or control of shares of a bank or bank holding company if, after the acquisition, the Company would directly or indirectly own or control five percent or more of the voting shares of such bank or bank holding company.

     The Company is also prohibited from acquiring a direct or indirect interest in or control of more than five percent of the voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except that it may engage in and may own shares of companies engaged in certain activities found by the Federal Reserve Board to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. These activities include, among others, operating a mortgage, finance, credit card, or factoring company; performing certain data processing operations; providing investment and financial advice; acting as an insurance agent for certain types of credit-related insurance; leasing personal or real property on a full-payout, non-operating basis; and providing certain stock brokerage and investment advisory services. In approving acquisitions or the addition of activities, the Federal Reserve Board considers whether the acquisition or the additional activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. In considering any application for approval of an acquisition or merger, the Federal Reserve Board is also required to consider the financial and managerial resources of the companies and the banks concerned, as well as the applicant's record of compliance with the Community Reinvestment Act (the "CRA").

     The BHCA generally imposes certain limitations on transactions by and between banks and non-bank companies in the same holding company structure, including limitations on extensions of credit (including guarantees of loans) by the Bank to affiliates, investments in the stock or other securities of the Company by the Bank, and the nature and amount of Company securities that the Bank may accept from any affiliate to secure loans extended to the affiliate. The Company, as an affiliate of the Bank, is also subject to these restrictions. Under the BHCA and the Federal Reserve Board's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

REGULATION OF THE BANK


     The Bank is a national banking association and is therefore subject to regulation, supervision, and examination by the OCC. The Bank is also a member of the Federal Reserve System and the FDIC. Requirements and restrictions under the laws of the United States include the requirement that reserves be maintained against deposits, restrictions on the nature and the amount of loans which can be made, restrictions on the business activities in which a bank may engage, restrictions on the payment of dividends to stockholders, and minimum capital requirements. See "Risk Factors -- Restrictions on Payment of Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The OCC has enforcement authority over the Bank that is similar to that of the Federal Reserve Board with respect to the Company. In addition, upon making certain determinations with respect to the condition of any insured national bank, such as the Bank, the FDIC may begin to terminate a bank's federal deposit insurance.


     There are certain statutory limitations on the payment of dividends by national banks. Without approval of the OCC, dividends may not be paid in excess of a bank's total net profits for that year, plus its retained profits for the preceding two years, less any required transfers to capital surplus. However, a national bank may not pay dividends in excess of total retained profits, including current year's income. In some cases, the OCC may find a dividend payment that meets these statutory requirements to be an unsafe or unsound practice.

     Banks are affected by the credit policies of other monetary authorities, including the Federal Reserve Board, which affect the national supply of bank credit. Such policies influence overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

     FDICIA requires the OCC to take "prompt corrective action" with respect to any national bank which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels, ranging from "well capitalized" to "critically undercapitalized," and require or permit the OCC to take supervisory action in certain circumstances. Under these regulations, a national bank is considered well capitalized if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater, and it is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. A national bank is considered adequately capitalized if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio and leverage capital ratio of 4.0% or greater (or a leverage ratio of 3.0% or greater if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), and the institution does not meet the definition of an undercapitalized institution. A national bank is considered undercapitalized if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0%, or a leverage ratio that is less than 4.0%. A significantly undercapitalized institution is one which has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%. A critically undercapitalized institution is one which has a ratio of tangible equity to total assets that is equal to or less than 2.0%. As of June 30, 1997, the Bank was classified as "well-capitalized."

     The OCC is authorized by the legislation and regulations to take various enforcement actions against any undercapitalized national bank and any national bank that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the OCC. These powers include, among other things, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company which controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring new election of directors, and requiring the dismissal of directors and officers.

     With certain exceptions, national banks will be prohibited from making capital distributions or paying management fees if the payment of such distributions or fees will cause them to become undercapitalized. Furthermore, undercapitalized national banks will be required to file capital restoration plans with the OCC. Undercapitalized national banks also will be subject to restrictions on growth, acquisitions, branching and engaging in new lines of business unless they have an approved capital plan that permits otherwise. The OCC also may, among other things, require an undercapitalized national bank to issue shares or obligations, which could be voting stock, to recapitalize the institution or, under certain circumstances, to divest itself of any subsidiary.

     Significantly and critically undercapitalized national banks may be subject to more extensive control and supervision. The OCC may prohibit any such institutions from, among other things, entering into any material transaction not in the ordinary course of business, amending their charter or bylaws, or engaging in certain transactions with affiliates. In addition, critically undercapitalized institutions generally will be prohibited from making payments of principal or interest on outstanding subordinated debt. Within 90 days of a national bank becoming critically undercapitalized, the OCC must appoint a receiver or conservator unless certain findings are made with respect to the prospect for the institution's continued viability.

CURRENT REGULATORY ISSUES


     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") authorizes the Federal Reserve Board to permit adequately capitalized and adequately managed bank holding companies to acquire all or substantially all of the assets of an out-of-state bank after September 29, 1995, subject to deposit concentration limits, state law limits on the time period a target bank must be in existence and consideration of the acquiring bank's compliance with Federal and state community reinvestment laws. Thus, nationwide interstate banking became effective on September 29, 1995. The Interstate Banking Act also authorizes banking subsidiaries of bank holding companies to act as agent for depository institution affiliates in other states when receiving deposits, renewing time deposits, closing loans, servicing loans, or receiving payments on loans and other obligations; and the Interstate Banking Act expressly states that banks acting in an agency capacity are not branches. With respect to interstate branching by multi-state bank holding companies, states have two options -- for the period from September 29, 1994 through June 1, 1997, states may enact legislation that either prohibits interstate merger transactions involving out-of-state banks ("opt-out") or permits interstate merger transactions prior to June 1, 1997 ("opt-in"), so long as the law applies equally to all out-of-state banks. The Interstate Banking Act also contained provisions addressing branch retention in interstate merger transactions and de novo branching by out-of-state banks. Maryland, Virginia, and the District of Columbia have each adopted "opt-in" provisions permitting de novo branching prior to June 1, 1997.


     In addition, there are several pieces of legislation relevant to the banking industry that were recently enacted into law. On August 20, 1996, President Clinton signed the Small Business Job Protection Act (the "Jobs Act"). The Jobs Act contained several provisions that affect the banking industry. First, the most significant part of the Jobs Act removed the prohibition against banks, savings and loan associations and bank holding companies electing to be treated as "S" corporations. This change is effective for tax years beginning after December 31, 1996. Second, the Jobs Act gave qualifying savings associations a tax break when they change their method of accounting for bad debt reserves. This change will save the thrift industry approximately $3,000,000,000 in tax liability and will facilitate the conversion of savings associations into banks. Finally, the Jobs Act increased the IRA deduction from $250 to $2,000 per year for a spouse that does not work outside the home, subject to income eligibility limits.


     On September 30, 1996, President Clinton signed the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Growth Act"), which contained a comprehensive approach to recapitalize the FDIC's Savings Association Insurance Fund (the "SAIF") and to assure payment of the Financing Corporation (the "FICO") obligations. Most of the Bank's deposits are insured by the FDIC's Bank Insurance Fund (the "BIF"). In 1994, the Bank acquired the deposits of a savings and loan branch, which are insured under the SAIF. Under the Growth Act, banks with deposits that are insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The Growth Act stipulates that the BIF assessment rate to contribute toward the FICO obligations must be equal to one-fifth the SAIF assessment rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. The amount of FICO debt service to be paid by all BIF-insured institutions is approximately $0.0126 per $100 of BIF-insured deposits for each year from 1997 through 1999 when the obligation of BIF-insured institutions increases to approximately

$0.0240 per $100 of BIF-insured deposits per year through the year 2019, subject in all cases to adjustments by the FDIC on a quarterly basis. The Growth Act also contained provisions protecting banks from liability for environmental clean-up costs; prohibiting credit unions sponsored by Farm Credit System banks; easing application requirements for most bank holding companies when they acquire a thrift or a permissible nonbank operation; easing Fair Credit Reporting Act restrictions between bank holding company affiliates; and reducing regulatory burden under the Real Estate Settlement Procedures Act, the Truth-in-Savings Act, the Truth-in-Lending Act, and the Home Mortgage Disclosure Act.

     Because the SAIF was recapitalized through a special assessment imposed under the Growth Act in 1996, BIF-insured and SAIF-insured deposits will be subject to risk-based FDIC deposit insurance assessment rates anywhere from zero for the most safe and sound institutions to $0.27 per $100 of deposits for the least safe and sound institutions. See Condensed Notes to Consolidated Financial Statements.

     Various bills, including financial modernization legislation, which would affect the operations of bank holding companies, commercial banks, and other financial institutions, have been introduced in Congress. However, the likelihood of passage of such legislation, its final form, manner of implementation or impact on the Company and the Bank is unknown.

EFFECT OF ECONOMIC ENVIRONMENT

     The policies of regulatory authorities, including the monetary policy of the Federal Reserve Board, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve Board to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investment and deposits, and their use may affect interest rates charged on loans or paid for deposits.

     Federal Reserve Board monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and income of the Company and the Bank cannot be predicted.

OTHER MATTERS

     In addition to the generally applicable state and federal laws governing business and employers, the Company and Bank are further regulated by special federal and state laws and regulations applicable only to financial institutions and their parent companies. Virtually all aspects of the operations of the Company and the Bank are subject to specific requirements or restrictions and general regulatory oversight, from laws regulating consumer finance transactions, such as the Truth in Lending Act, the Home Mortgage Disclosure Act and the Equal Credit Opportunity Act, to laws regulating collections and confidentiality, such as the Fair Debt Collections Practices Act, the Fair Credit Reporting Act and the Right to Financial Privacy Act.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, issuable in series. The terms of each series of preferred stock may be fixed by the Board of Directors of the Company, within certain limits set by the Company's Certificate of Incorporation, as amended. As of June 30, 1997, there were 1,217,429 shares of Common Stock outstanding, warrants to purchase 194,106 shares of Common Stock outstanding, and no shares of preferred stock outstanding.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held on all matters with respect to which the holders of Common Stock are entitled to vote. The Common Stock has no preemptive or conversion rights and is not subject to redemption. Holders of Common Stock are not entitled to cumulative voting in the election of directors. In the event of dissolution or liquidation, after payment of all creditors the holders of the Common Stock (subject to the prior rights of the holders of any outstanding preferred stock) will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them.

     The holders of shares of Common Stock are entitled to such dividends as the Board of Directors, in its discretion, may declare out of funds legally available therefor. Under the Delaware General Corporation Law, dividends may not be paid if, after the payment, the Company's total assets would be less than the sum of its total liabilities and stated capital, or if the Company would be unable to pay its debts as they become due in the usual course of its business. The Company has not paid dividends on shares of its Common Stock to date. The Company does not anticipate paying dividends on the Common Stock in the near future, although the Company's long-term plan calls for the payment of cash dividends when circumstances permit. The payment of dividends on Common Stock would be subject to the prior rights of the holders of any preferred stock. Payment of future dividends on both the Common Stock and any preferred stock, will be dependent upon, among other things, the earnings and financial condition of the Company and the Bank, the Company's other cash flow requirements and the general economic and regulatory climate. See "Dividend Policy," "Risk
Factors -- Restrictions on Payment of Dividends" and "Supervision and
Regulation."

     The Transfer Agent and Registrar for the Common Stock is Chase Mellon Shareholder Services, Inc.

THE WARRANTS

     On November 14, 1995, the Company issued 173,912 units in an offering to its existing stockholders. Each unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock (the "Warrants"). The following discussion of the principal terms of the Warrants is qualified in its entirety by reference to the form of Warrant which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Warrants were issued in registered form, with each such Warrant initially entitling the registered owner thereof to purchase one share of Common Stock at an exercise price of $5.75 per share, subject to antidilutive adjustments. The Warrants will automatically expire at 5:00 p.m., Washington D.C. time, on November 16, 1998 (the "Expiration Date"). The Warrants are exercisable after November 14, 1996 at any time by surrendering the Warrants, with the subscription form properly completed and duly executed, to the Company together with the payment of the applicable exercise price in lawful money of the United States of America, in cash or by certified check or bank draft payable to the order of the Company.

     Provision is made in the Warrants for adjustment of the price and number of shares of Common Stock purchasable upon exercise of the Warrant in the event of a stock dividend, stock split, or reclassification of shares, and certain reorganizations, consolidations and mergers. As a result of the stock dividends declared by the Company since the issuance of the Warrants, each Warrant now entitles the holder to purchase 1.1235 shares of Common Stock at $5.118 per share.

     The Company has the option, on and after November 14, 1997 and prior to 5:00 p.m. Washington, D.C. time on the Expiration Date, to repurchase the Warrants at a price equal to $.26 per Warrant.

     Holders of the Warrants as such do not have voting, dividend or other rights as stockholders of the Company unless and until their Warrants have been duly exercised.

PREFERRED STOCK

     The preferred stock is available for issuance from time to time for various purposes as determined by the Company's Board of Directors, including without limitation, making future acquisitions and raising additional equity capital. Subject to certain limitations set forth in the Company's Certificate of Incorporation, as amended, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Board of Directors in its sole discretion determines to be appropriate, without any further approval or action by the stockholders, unless otherwise required by laws, rules, regulations or agreements applicable to the Company.

     Because the Certificate of Incorporation of the Company does not prescribe rights and preferences, the Board of Directors of the Company has virtually unlimited authority to set rights and preferences of any series established, including voting rights. The effects of the issuance of preferred stock on the stockholders could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on Common Stock if dividends are payable on a series of preferred stock; (ii) restrictions on dividends on Common Stock if dividends on the series of preferred stock are in arrears, (iii) dilution of the equity interest of holders of Common Stock if the series of preferred stock is convertible, and is converted, into Common Stock; and (iv) restrictions on the rights of holders of Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

ANTI-TAKEOVER PROTECTIONS

     As described above, the Company's Certificate of Incorporation permits the issuance of preferred stock in series by action of the Board of Directors. Although the Company has no plans to utilize the issuance of shares of preferred stock as a deterrent to possible takeover attempts, the power to issue shares of preferred stock in series and to determine certain rights and preferences with respect to each such series may have dilutive effect on the value of shares of Common Stock and other ownership rights of the holders of Common Stock, and may have the effect of discouraging attempts to acquire control of the Company.

     The Company's Certificate of Incorporation and Bylaws contain certain provisions, in addition to the authority to issue preferred stock in series, which may have the effect of delaying or preventing a change in control of the Company. The Company's Certificate of Incorporation contains provisions which prohibit stockholder action by written consent and which require certain extraordinary corporate transactions, including amendment to the Certificate of Incorporation, to be approved by the vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote thereon, rather than a majority. The effect of these provisions, when coupled with existing statutory restrictions on the purchase of voting securities of a registered bank holding company, may be to delay or prevent a change in control of the Company.


     The Company is subject to Section 203 of the Delaware General Corporation Act which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (a) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on and after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     The Bylaws of the Company also impose certain procedural requirements on stockholders who wish (a) to make nominations in the election of directors and
(b) to present any other proposal to the stockholders for action, including any repeal or change in the Bylaws of the Company. The requirements include, among other things, the timely delivery to the Company's Secretary of notice of the nomination or proposal and evidence of (i) the stockholder's status as such,
(ii) the number of shares the stockholder beneficially owns, (iii) a list of the persons with whom the stockholder is acting in concert and (iv) the number of shares such persons beneficially own. The Bylaws further provide that when nominating directors, the stockholder must also submit such information with respect to the nominee as would be required by a proxy statement and certain other information. The Bylaws provide that failure to follow the required procedures renders the nominee or proposal ineligible to be voted upon by the stockholders.

     The Company believes that the provisions noted above are prudent and will reduce the Company's vulnerability to takeover attempts and certain other transactions that are not negotiated with or approved by the Board of Directors. In the judgment of the Company, its Board of Directors will be in the best position to determine the true value of the Company and negotiate effectively for what might be in the best interests of its stockholders. Accordingly, the Company believes that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors, and that these provisions will both encourage this negotiation and discourage hostile takeover attempts. It is also the Company's view that these provisions should not discourage persons from proposing mergers or other transactions at prices that reflect the true value of the Company and are in the best interest of all of the stockholders.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have outstanding 1,942,429 shares of Common Stock (assuming 725,000 shares are issued and no exercise of existing employee stock options to purchase Common Stock, and further assuming that none of the outstanding Warrants are converted into Common Stock). Of these shares, the Company estimates that 1,448,053 shares (75% of the shares to be issued and outstanding) will be freely tradeable without restriction or registration under the Securities Act. The Company estimates that the remaining 494,376 shares (25% of the shares to be issued and outstanding) will be held by "affiliates" of the Company, as defined in Rule 144 under the Securities Act, and may be sold only pursuant to Rule 144 or another exemption from registration under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the average weekly trading volume during the four calendar weeks preceding such sale or 1% of the then outstanding shares of Common Stock. A person who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned such shares for at least two years, would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Sales pursuant to Rule 144 are also subject to certain requirements relating to the manner of sale, notice and availability of public information about the Company.

     In addition, at June 30, 1997, the Company had 183,800 stock options outstanding, of which options with respect to 149,681 shares of Common Stock were currently exercisable. Shares of Common Stock issued upon exercise of these options would be "restricted securities," as defined in Rule 144, and may be sold in accordance with the provisions of such rule. Also, at June 30, 1997, 194,106 shares of Common Stock were issuable upon the exercise of the Company's outstanding Warrants. The shares issuable upon exercise of the outstanding Warrants will be freely tradeable under the Securities Act, unless held by an affiliate.

     No prediction can be made regarding the effect, if any, that eventual market sales of restricted securities or shares held by affiliates will have on the market price of the Common Stock prevailing from time to time. There is a possibility that substantial amounts of restricted securities may be resold in the public market and that such shares may adversely affect the prevailing market price of the Common Stock.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement between the Company and Scott & Stringfellow, Inc. (the "Underwriter"), the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, 725,000 shares of Common Stock.


     The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to the approval of certain legal matters by counsel and to various other conditions. The Underwriter is committed to purchase and pay for all 725,000 shares of Common Stock if any are purchased. The Company has been advised that the Underwriter proposes to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain securities dealers at such price less a
concession not in excess of $          per share. The Underwriter may allow, and
such selected dealers may reallow, a concession not in excess of $          per
share. After the shares of Common Stock are released for sale to the public, the offering price and such concessions may be changed by the Underwriter.

     The Underwriter has informed the Company that it does not intend to confirm sales to any account over which it exercises discretionary authority.

     The Company has granted a 30-day option to the Underwriter to purchase up to 108,750 additional shares of Common Stock at the public offering price, less the underwriting discount, as set forth on the cover page of the Prospectus. The Underwriter may exercise such option solely for the purpose of covering over-allotments. To the extent the Underwriter exercises this option, the Underwriter will be committed, subject to certain conditions, to purchase such additional shares of Common Stock.

     The Company and its executive officers and directors have agreed not to offer, sell, contract or otherwise dispose of any Common Stock for at least 120 days after this Offering, without the written consent of the Underwriter.

     The Company has agreed to indemnify the Underwriter against, and to contribute to certain losses arising out of, certain civil liabilities, including certain civil liabilities under the Securities Act.

     Prior to this Offering, there has been no established public trading market for the Common Stock. The Common Stock is quoted on the NNOTC Bulletin Board, a NASD sponsored and operated inter-dealer quotation system for equity securities not listed on the NASDAQ Stock Market, under the symbol "CTRY" and is traded on a limited basis. See "Market for Common Stock." The public offering price was determined by negotiations between the Company and the Underwriter. Among the factors considered in determining the price were the trading history of the Common Stock on the NNOTC Bulletin Board, the history of and prospects for the Company and the industry in which it competes, an assessment of the Company's management, the past earnings of the Company and the trend and future prospects for future earnings, the general condition of the securities markets at the time of the Offering, and the market prices of public-traded common stock of comparable companies in recent periods.

     The foregoing is a summary of the principal terms of the Underwriting Agreement and does not propose to be complete. Reference is made to a copy of the Underwriting Agreement which has been filed as an exhibit to the Registration Statement.

                                    EXPERTS

     The consolidated statements of financial condition as of December 31, 1996 and 1995, and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas. Mr. John R. Cope, a director and officer of the Company as well as the Bank, is a partner in the law firm of Bracewell & Patterson, L.L.P. Mr. Cope and other partners of Bracewell & Patterson, L.L.P. own in the aggregate approximately four percent of the shares of Common Stock outstanding. Certain legal matters relating to the offering made hereby will be passed upon for the Underwriter by LeClair Ryan, a Professional Corporation, Richmond, Virginia.

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INTERIM PERIODS (UNAUDITED)
  Consolidated Statement of Financial Condition as of June    F-2
     30, 1997...............................................
  Consolidated Statements of Operations for the six months    F-3
     ended June 30, 1997 and 1996...........................
  Consolidated Statement of Stockholders' Equity for the six  F-4
     months ended June 30, 1997.............................
  Consolidated Statements of Cash Flows for the six months    F-5
     ended June 30, 1997 and 1996...........................
  Condensed Notes to Consolidated Financial Statements......  F-6
FULL FISCAL YEARS (AUDITED)
  Independent Auditors' Report..............................  F-8
  Consolidated Statements of Financial Condition as of        F-9
     December 31, 1996 and 1995.............................
  Consolidated Statements of Operations for the years ended   F-10
     December 31, 1996, 1995 and 1994.......................
  Consolidated Statements of Stockholders' Equity for the     F-11
     years ended December 31, 1996, 1995 and 1994...........
  Consolidated Statements of Cash Flows for the years ended   F-12
     December 31, 1996, 1995 and 1994.......................
  Notes to Consolidated Financial Statements................  F-13

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                 JUNE 30, 1997
                                  (UNAUDITED)

                                     ASSETS

Cash and due from banks.....................................  $  4,841,217
Interest-bearing deposits in other banks....................    11,213,428
Investment securities available-for-sale, at fair value
  (Note 1)..................................................     7,834,041
Investment securities held to maturity, at cost; fair value
  of $9,997,957 (Note 1)....................................     9,991,911
Loans, net of unearned income...............................    74,346,296
  Less -- allowance for loan losses.........................      (709,595)
                                                              ------------
          Loans, net........................................    73,636,701
                                                              ------------
Leasehold improvements, furniture, and equipment, net.......     1,555,320
Accrued interest receivable.................................       612,863
Deposit premium.............................................       256,763
Prepaid expenses............................................       135,256
Other assets................................................       824,243
                                                              ------------
          Total assets......................................  $110,901,743
                                                              ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
     Noninterest-bearing....................................  $ 21,270,994
     Interest-bearing.......................................    73,436,455
                                                              ------------
          Total deposits....................................    94,707,449
                                                              ------------
  Other borrowings..........................................     8,022,460
  Other liabilities.........................................     1,094,330
                                                              ------------
          Total liabilities.................................   103,824,239
                                                              ------------
Stockholders' equity (Note 2):
  Common Stock, $1 par value; 5,000,000 shares authorized;
     1,217,429 shares issued and outstanding................     1,217,429
     Additional paid-in capital.............................     5,300,802
  Retained earnings.........................................       603,608
  Unrealized loss on investment securities
     available-for-sale, net of tax effect..................       (44,335)
                                                              ------------
          Total stockholders' equity........................     7,077,504
                                                              ------------
Commitments and contingencies
          Total liabilities and stockholders' equity........  $110,901,743
                                                              ============

     See accompanying Condensed Notes to Consolidated Financial Statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

                                                                 1997          1996
                                                              ----------    ----------
Interest income:
  Interest and fees on loans................................  $3,456,912    $3,385,113
  Interest on federal funds sold............................      83,488        13,057
  Interest on deposits in other banks.......................     315,225        44,227
  Interest on investment securities.........................     274,928       316,858
                                                              ----------    ----------
          Total interest income.............................   4,130,553     3,759,255
                                                              ----------    ----------
Interest expense:
  Interest on deposits:
     Certificates $100,000 and over.........................     353,136       355,381
     Certificates under $100,000............................     478,202       320,240
     NOW accounts...........................................     134,589       128,107
     Savings accounts.......................................      28,396        29,585
     Money market accounts..................................     384,646       365,346
  Interest on other borrowings..............................     261,958       132,731
                                                              ----------    ----------
          Total interest expense............................   1,640,927     1,331,390
                                                              ----------    ----------
Net interest income.........................................   2,489,626     2,427,865
Provision for loan losses...................................      72,400            --
                                                              ----------    ----------
  Net interest income after provision for loan losses.......   2,417,226     2,427,865
                                                              ----------    ----------
Noninterest income:
  Service charges on deposits accounts......................     240,820       213,157
  Other operating income....................................     273,065       140,662
                                                              ----------    ----------
          Total noninterest income..........................     513,885       353,819
                                                              ----------    ----------
Noninterest expenses:
  Salaries and employee benefits............................   1,016,229       950,814
  Occupancy and equipment expense...........................     294,958       242,083
  Depreciation and amortization.............................     236,190       188,667
  Professional fees.........................................     243,989       291,313
  Data processing...........................................     253,119       132,901
  Federal deposit insurance premiums........................       4,753        27,039
  Communications............................................      99,151        93,992
  Other operating expenses..................................     314,218       379,756
                                                              ----------    ----------
          Total noninterest expenses........................   2,462,607     2,306,565
                                                              ----------    ----------
  Income before income tax expense..........................     468,504       475,119
Income tax expense..........................................     180,384       181,971
                                                              ----------    ----------
  Net income................................................  $  288,120    $  293,148
                                                              ==========    ==========
Income per common share (Note 3)............................  $      .21    $      .23
                                                              ==========    ==========
Weighted average common and common equivalent shares
  outstanding (Note 3)......................................   1,341,156     1,294,594
                                                              ==========    ==========

     See accompanying Condensed Notes to Consolidated Financial Statements

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

                                                                                                  UNREALIZED LOSS
                                               COMMON STOCK                                        ON INVESTMENT
                                          ----------------------     ADDITIONAL      RETAINED        SECURITIES
                                           SHARES       AMOUNT     PAID-IN-CAPITAL   EARNINGS    AVAILABLE-FOR-SALE     TOTAL
                                          ---------   ----------   ---------------   ---------   ------------------   ----------
Balance, December 31, 1996..............  1,146,028   $1,146,028     $4,870,856      $ 779,057        $(45,900)       $6,750,041
  Stock Dividend (5% of Shares
    Outstanding)........................     57,793       57,793        404,551       (463,569)             --            (1,225)
  Issuance of Common Stock on Exercise
    of Stock Options....................     12,385       12,385         20,043             --              --            32,428
  Issuance of Common Stock on Exercise
    of Stock Warrants...................      1,223        1,223          5,352             --              --             6,575
  Net Income............................         --           --             --        288,120              --           288,120
  Unrealized Gain on Investment
    Securities Available for Sale, Net
    of Tax Effect.......................         --           --             --             --           1,565             1,565
                                          ---------   ----------     ----------      ---------        --------        ----------
Balance, June 30, 1997..................  1,217,429   $1,217,429     $5,300,802      $ 603,608        $(44,335)       $7,077,504
                                          =========   ==========     ==========      =========        ========        ==========

     See accompanying Condensed Notes to Consolidated Financial Statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

                                                                  1997           1996
                                                              ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................  $    288,120    $   293,148
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       236,190        188,667
     Provision for loan losses..............................        72,400             --
(INCREASE) DECREASE IN:
  Accrued interest receivable...............................      (103,296)       (22,204)
  Other assets..............................................        37,900       (539,290)
INCREASE IN:
  Other liabilities.........................................       109,449        351,157
                                                              ------------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................       640,763        271,478
                                                              ------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loan repayments (originations) and recoveries, net........    (3,858,621)    (2,161,652)
  (Increase) decrease in interest bearing deposits in other
     banks..................................................    (4,390,351)       280,207
  Purchases of securities available for sale................    (2,059,125)            --
  Purchases of securities held to maturity..................    (9,021,377)            --
  Maturities of securities available for sale...............       628,371      2,714,804
  Maturities of securities held to maturity.................            --        466,879
  Purchase of leasehold improvements, furniture and
     equipment..............................................      (214,954)      (280,456)
  Proceeds from sale of other real estate...................            --          8,001
                                                              ------------    -----------
          NET CASH PROVIDED BY (USED IN) INVESTING
            ACTIVITIES......................................   (18,916,057)     1,027,783
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in certificates of deposit........    11,293,984       (633,194)
  Net (decrease) in demand, savings and money market
     deposits...............................................    (7,571,745)    (6,575,909)
  Proceeds from issuance of common stock....................        37,778         15,567
  Increase (decrease) in short-term borrowings..............         6,583     (1,127,104)
  (Decrease) increase in long-term borrowings...............      (450,000)     2,700,000
                                                              ------------    -----------
  NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.......     3,316,600     (5,620,640)
                                                              ------------    -----------
  NET (DECREASE) IN CASH AND EQUIVALENTS....................   (14,958,694)    (4,321,379)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    19,799,911     10,025,561
                                                              ------------    -----------
CASH AND CASH EQUIVALENTS, JUNE 30TH........................  $  4,841,217    $ 5,704,182
                                                              ============    ===========
SUPPLEMENTAL DISCLOSURES:
INTEREST PAID ON DEPOSITS AND BORROWINGS....................  $  1,573,122    $ 1,349,389
                                                              ------------    -----------
INCOME TAXES PAID...........................................  $     39,000    $   408,000
                                                              ------------    -----------
TRANSFER OF LOANS TO OTHER REAL ESTATE OWNED................            --             --
                                                              ------------    -----------

     See accompanying Condensed Notes to Consolidated Financial Statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

        CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             JUNE 30, 1997 AND 1996

     The unaudited consolidated financial statements as of and for the six months ended June 30, 1997 and June 30, 1996 have not been audited but, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company as of such date and for such periods. The unaudited consolidated financial statements should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere herein. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997 or for any future periods.

(1) INVESTMENT SECURITIES

     Investment securities available-for-sale, and their contractual maturities, at June 30, 1997, are summarized as follows:

                                                                  GROSS        GROSS
                                                   AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                      COST        GAINS        LOSSES       VALUE
                                                   ----------   ----------   ----------   ----------
Obligations of U.S. Treasury, government agencies
  and corporations:
  Within one year................................  $1,635,632       --        $ 1,442     $1,634,190
  After one, but within five years...............   4,007,676       --            666      4,007,010
  After ten years................................     848,366       --         19,101        829,265
                                                   ----------      ---        -------     ----------
          Total..................................   6,491,674       --         21,209      6,470,465
Collateralized mortgage obligations:
  After ten years................................   1,410,391       --         46,815      1,363,576
                                                   ----------      ---        -------     ----------
          Total investment securities
            available-for-sale...................  $7,902,065       --        $68,024     $7,834,041
                                                   ==========      ===        =======     ==========

     Investment securities held-to-maturity at June 30, 1997, are summarized as follows:

                                                                 GROSS        GROSS
                                                  AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                     COST        GAINS        LOSSES       VALUE
                                                  ----------   ----------   ----------   ----------
Obligations of the U.S. Treasury, government
  agencies and corporations
  Within one year...............................  $6,995,701         --        $701      $6,995,000
  After one, but within five years..............     943,480         --         164         943,316
  After ten years...............................     960,051     $6,333          --         966,384
                                                  ----------     ------        ----      ----------
          Total.................................   8,899,232      6,333         865       8,904,700
Municipal securities:
  Within one year...............................      99,975        170          --         100,145
  After one, but within five years..............      64,954        408          --          65,362
                                                  ----------     ------        ----      ----------
          Total.................................     164,929        578          --         165,507
Federal Reserve Bank stock......................     119,350         --          --         119,350
Federal Home Loan Bank stock....................     808,400         --          --         808,400
                                                  ----------     ------        ----      ----------
          Total investment securities
            held-to-maturity....................  $9,991,911     $6,911        $865      $9,997,957
                                                  ==========     ======        ====      ==========

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

(2) STOCK OPTION PLANS

     Stock option transactions for the six months ended June 30, 1997 and 1996, are summarized as follows:

                                                        1997                         1996
                                             --------------------------   --------------------------
                                                       WEIGHTED AVERAGE             WEIGHTED AVERAGE
                                             SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                             -------   ----------------   -------   ----------------
Outstanding, at beginning of year..........  155,733        $3.81         159,863        $3.32
  Granted..................................   43,712        $6.88          34,109        $5.71
  Forfeited................................   (2,676)       $5.40              --           --
  Exercised................................  (12,969)       $2.50          (3,981)       $3.69
                                             -------                      -------
Outstanding, June 30.......................  183,800        $4.60         189,981        $3.72
                                             =======                      =======
Exercisable, June 30.......................  149,681        $4.21         154,638        $3.49
                                             =======                      =======

     In connection with the five percent stock dividend payable to stockholders of record as of May 7, 1997, the number of shares subject to any outstanding options, as well as the exercise price per share, have been appropriately and equitably adjusted, pursuant to the stock option plans, so as to maintain the proportionate number of shares without changing the aggregate option price. In the table above, the shares and prices per share have been adjusted to reflect the stock dividend.

(3) INCOME PER COMMON SHARE

     On April 15, 1997, the Company declared a five percent stock dividend payable on May 23, 1997 to Common Stockholders of record as of May 7, 1997 which resulted in the issuance of 57,793 shares of Common Stock. Weighted average shares outstanding and income per common share have been restated for the effect of the stock dividend.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Century Bancshares, Inc.:

     We have audited the accompanying consolidated statements of financial condition of Century Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                            KPMG PEAT MARWICK LLP

Washington, D.C.
February 21, 1997

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS


                                                                  1996           1995
                                                              ------------    -----------
Cash and due from banks.....................................  $  8,363,911      8,045,561
Federal funds sold..........................................    11,436,000      1,980,000
Interest bearing deposits in other banks....................     6,823,077      6,031,700
Investment securities available-for-sale, at fair value.....     6,414,011     12,961,735
Investment securities, at cost, fair value of $959,389 and
  $718,851 in 1996 and 1995, respectively...................       958,245        716,879
Loans, net of unearned income...............................    70,676,356     69,203,965
Less -- allowance for loan losses...........................      (825,876)      (740,000)
                                                              ------------    -----------
Loans, net..................................................    69,850,480     68,463,965
                                                              ------------    -----------
Leasehold improvements, furniture, and equipment, net.......     1,558,247      1,454,056
Accrued interest receivable.................................       509,567        589,130
Other real estate owned.....................................            --        192,658
Deposit premium.............................................       275,072        320,847
Prepaid expenses............................................       157,228        141,844
Other assets................................................       840,171        831,681
                                                              ------------    -----------
                                                              $107,186,009    101,730,056
                                                              ============    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
     Noninterest-bearing....................................  $ 24,064,454     24,712,204
     Interest-bearing.......................................    66,920,756     65,827,158
                                                              ------------    -----------
  Total deposits............................................    90,985,210     90,539,362
  Other borrowings..........................................     8,465,877      3,807,910
  Other liabilities.........................................       984,881      1,017,764
                                                              ------------    -----------
          Total liabilities.................................   100,435,968     95,365,036
                                                              ------------    -----------
Stockholders' equity:
  Common stock, $1 par value; 2,000,000 shares authorized;
     1,146,028 and 1,046,047 shares issued and outstanding
     at December 31, 1996 and 1995, respectively............     1,146,028      1,046,047
  Additional paid in capital................................     4,870,856      4,410,876
  Retained earnings.........................................       779,057        976,161
  Unrealized loss on investment securities
     available-for-sale, net of tax effect..................       (45,900)       (68,064)
                                                              ------------    -----------
          Total stockholders' equity........................     6,750,041      6,365,020
                                                              ------------    -----------
Commitments and contingencies
                                                              $107,186,009    101,730,056
                                                              ============    ===========


          See accompanying notes to consolidated financial statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


                                                             1996          1995          1994
                                                          ----------    ----------    ----------
Interest income:
  Interest and fees on loans............................  $6,887,424     6,010,907     4,801,905
  Interest on federal funds sold........................      34,732        37,145        64,967
  Interest on deposits in other banks...................     211,563        56,258         9,622
  Interest on securities available-for-sale.............     545,481       917,605       790,967
  Interest on securities held to maturity...............      10,296        57,272        43,665
                                                          ----------    ----------    ----------
          Total interest income.........................   7,689,496     7,079,187     5,711,126
                                                          ----------    ----------    ----------
Interest expense:
  Interest on deposits:
     Certificates $100,000 and over.....................     768,603       636,236       441,693
     Certificates under $100,000........................     630,875       631,662       480,060
     NOW accounts.......................................     245,473       258,428       248,148
     Savings accounts...................................      56,075        67,189        66,341
     Money market accounts..............................     783,466       777,954       617,731
  Interest on loan payable..............................          --            --         4,246
  Interest on other borrowings..........................     291,494       190,295        43,323
                                                          ----------    ----------    ----------
          Total interest expense........................   2,775,986     2,561,764     1,901,542
                                                          ----------    ----------    ----------
Net interest income.....................................   4,913,510     4,517,423     3,809,584
Provision for loan losses...............................     160,000        26,347        19,431
                                                          ----------    ----------    ----------
Net interest income after provision for loan losses.....   4,753,510     4,491,076     3,790,153
                                                          ----------    ----------    ----------
Noninterest income:
  Service charges on deposit accounts...................     416,357       378,739       340,291
  Other operating income................................     303,902       214,797       226,505
  Loss on sale of securities............................          --        (3,197)      (11,748)
                                                          ----------    ----------    ----------
          Total noninterest income......................     720,259       590,339       555,048
                                                          ----------    ----------    ----------
Noninterest expenses:
  Salaries and employee benefits........................  $1,987,989     2,093,816     1,661,821
  Occupancy and equipment expense.......................     531,336       516,617       438,355
  Depreciation and amortization.........................     452,949       221,557       136,180
  Professional fees.....................................     628,244       272,960       257,235
  Data processing.......................................     468,743       332,363       180,900
  Federal deposit insurance premiums....................      30,238        88,146       169,185
  Communications........................................     206,404       161,090       113,802
  Other real estate owned...............................       6,775        48,445            --
  Other operating expenses..............................     607,813       422,322       423,273
                                                          ----------    ----------    ----------
          Total noninterest expenses....................   4,920,491     4,157,316     3,380,751
                                                          ----------    ----------    ----------
Income before income tax expense........................     553,278       924,099       964,450
Income tax expense......................................     274,699       311,445       373,546
                                                          ----------    ----------    ----------
Net income..............................................  $  278,579       612,654       590,904
                                                          ==========    ==========    ==========
Income per common share.................................  $      .23           .57           .58
                                                          ==========    ==========    ==========
Weighted average common and common equivalent shares
  outstanding...........................................   1,196,607       998,512       959,278
                                                          ==========    ==========    ==========


          See accompanying notes to consolidated financial statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                         PREFERRED STOCK          COMMON STOCK        ADDITIONAL               UNREALIZED LOSS ON
                                        ------------------   ----------------------    PAID-IN     RETAINED   INVESTMENT SECURITIES
                                        SHARES     AMOUNT     SHARES       AMOUNT      CAPITAL     EARNINGS    AVAILABLE-FOR-SALE
                                        -------   --------   ---------   ----------   ----------   --------   ---------------------
Balance, December 31, 1993, as
  previously reported.................   62,335   $ 62,335     782,316   $  782,316   3,898,006     152,728          (24,844)
Adjustment related to deferred
  compensation........................       --         --          --           --          --     (66,981)              --
                                        -------   --------   ---------   ----------   ---------    --------         --------
Balance, December 31, 1993, as
  restated............................   62,335     62,335     782,316      782,316   3,898,006      85,747          (24,844)
Stock dividend (5% of shares
  outstanding)........................       --         --      39,061       39,061     (39,061)         --               --
Repurchase of preferred stock.........   (1,008)    (1,008)         --           --      (6,552)         --               --
Exercise of stock options.............       --         --       1,855        1,855       3,258          --               --
Preferred stock dividend..............       --         --          --           --          --     (36,796)              --
Net income............................       --         --          --           --          --     590,904               --
Unrealized loss on investment
  securities available-for-sale, net
  of tax effect.......................       --         --          --           --          --          --         (545,301)
                                        -------   --------   ---------   ----------   ---------    --------         --------
Balance, December 31, 1994............   61,327     61,327     823,232      823,232   3,855,651     639,855         (570,145)
Exercise of stock options.............       --         --       7,831        7,831      15,616          --               --
Stock dividend (5% of shares
  outstanding)........................       --         --      41,072       41,072     195,092    (236,164)              --
Redemption of preferred stock.........  (33,878)   (33,878)         --           --    (220,207)         --               --
Exchange of preferred stock...........  (27,449)   (27,449)     35,814       35,814      (8,365)         --               --
Issuance of common stock..............       --         --     138,098      138,098     573,089          --               --
Preferred stock dividend..............       --         --          --           --          --     (40,184)              --
Net income............................       --         --          --           --          --     612,654               --
Unrealized gain on investment
  securities available-for-sale, net
  of tax effect.......................       --         --          --           --          --          --          502,081
                                        -------   --------   ---------   ----------   ---------    --------         --------
Balance, December 31, 1995............       --         --   1,046,047    1,046,047   4,410,876     976,161          (68,064)
Stock dividend (7% of shares
  outstanding)........................       --         --      73,047       73,047     401,758    (475,683)              --
Exercise of stock options.............       --         --      26,934       26,934      58,222          --               --
Net income............................       --         --          --           --          --     278,579               --
Unrealized loss on investment
  securities available-for-sale, net
  of tax effect.......................       --         --          --           --          --          --           22,164
                                        -------   --------   ---------   ----------   ---------    --------         --------
Balance, December 31, 1996............       --   $     --   1,146,028   $1,146,028   4,870,856     779,057          (45,900)
                                        =======   ========   =========   ==========   =========    ========         ========


                                          TOTAL
                                        ---------
Balance, December 31, 1993, as
  previously reported.................  4,870,541
Adjustment related to deferred
  compensation........................    (66,981)
                                        ---------
Balance, December 31, 1993, as
  restated............................  4,803,560
Stock dividend (5% of shares
  outstanding)........................         --
Repurchase of preferred stock.........     (7,560)
Exercise of stock options.............      5,113
Preferred stock dividend..............    (36,796)
Net income............................    590,904
Unrealized loss on investment
  securities available-for-sale, net
  of tax effect.......................   (545,301)
                                        ---------
Balance, December 31, 1994............  4,809,920
Exercise of stock options.............     23,447
Stock dividend (5% of shares
  outstanding)........................         --
Redemption of preferred stock.........   (254,085)
Exchange of preferred stock...........         --
Issuance of common stock..............    711,187
Preferred stock dividend..............    (40,184)
Net income............................    612,654
Unrealized gain on investment
  securities available-for-sale, net
  of tax effect.......................    502,081
                                        ---------
Balance, December 31, 1995............  6,365,020
Stock dividend (7% of shares
  outstanding)........................       (878)
Exercise of stock options.............     85,156
Net income............................    278,579
Unrealized loss on investment
  securities available-for-sale, net
  of tax effect.......................     22,164
                                        ---------
Balance, December 31, 1996............  6,750,041
                                        =========

          See accompanying notes to consolidated financial statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


                                                           1996          1995          1994
                                                        -----------   -----------   -----------
Cash flows from operating activities:
  Net income..........................................  $   278,579       612,654       590,904
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization....................      452,959       221,557       136,180
     Provision for loan losses........................      160,000        26,347        19,431
     Provision for losses on other real estate
       owned..........................................       10,000        48,445            --
     Loss on sale of
       securities -- available-for-sale...............           --         3,197        11,748
     Loss (gain) on sale of other real estate owned...      (21,328)       11,883            --
     (Increase) decrease in accrued interest
       receivable.....................................       79,563        (7,509)      (82,396)
     Decrease in prepaid expenses and other assets....      (23,874)     (402,960)     (117,490)
     Increase in other liabilities....................      (32,883)      (65,943)     (255,459)
                                                        -----------   -----------   -----------
Net cash provided by operating activities.............      903,016       447,671       302,918
                                                        -----------   -----------   -----------
Cash flows from investing activities:
  Loan repayments and recoveries (originations),
     net..............................................   (1,547,403)   (8,951,855)   (4,077,823)
  Net increase in interest bearing deposits in other
     banks............................................     (791,377)   (5,838,933)     (169,388)
  Purchases of securities available-for-sale..........   (3,092,717)   (1,010,160)  (10,454,516)
  Purchases of securities held to maturity............     (326,366)           --      (254,852)
  Payments and maturities of securities
     available-for-sale...............................    9,662,605     6,553,254     7,404,794
  Repayments and maturities of securities held to
     maturity.........................................       85,000            --            --
  Proceeds from sale of investment securities
     available-for-sale...............................           --     3,738,431     2,164,757
  Purchase of leasehold improvements, furniture and
     equipment, net of disposals......................     (511,366)   (1,366,073)      (95,203)
  Proceeds from sale of other real estate owned.......      203,986        96,890            --
                                                        -----------   -----------   -----------
Net cash provided (used) by investing activities......    3,682,362    (6,778,446)   (5,482,231)
                                                        -----------   -----------   -----------
Cash flows from financing activities:
  Net issuances of certificates of deposit............  $   262,533     3,868,183     2,072,464
  Net increase in demand, savings, and money market
     deposits.........................................      183,315     4,589,920        26,296
  Deposit premium.....................................           --       (62,845)     (303,000)
  Repayments of loan payable..........................           --            --      (207,000)
  Repurchase of preferred stock.......................           --      (254,085)       (7,560)
  Issuance of common stock............................       85,156       734,634         5,113
  Dividend paid on preferred stock....................           --       (40,184)      (36,796)
  Increase in other borrowings........................    4,657,968     1,607,910     2,200,000
                                                        -----------   -----------   -----------
Net cash provided by financing activities.............    5,188,972    10,443,533     3,749,517
                                                        -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.........................................    9,774,350     4,112,758    (1,429,796)
Cash and cash equivalents, beginning of year..........   10,025,561     5,912,803     7,342,599
                                                        -----------   -----------   -----------
Cash and cash equivalents, end of year................  $19,799,911    10,025,561     5,912,803
                                                        ===========   ===========   ===========
Supplemental disclosures of cash flow information:
  Interest paid on deposits and borrowings............  $ 2,743,631     2,483,398     1,902,707
                                                        ===========   ===========   ===========
  Income taxes paid (refunded)........................  $   626,079        19,222       (88,190)
                                                        ===========   ===========   ===========
Transfer of loans to other real estate owned..........  $        --       946,366            --
                                                        ===========   ===========   ===========


          See accompanying notes to consolidated financial statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     The primary business of Century Bancshares, Inc. (the Company) and its subsidiary, Century National Bank (Century Bank) is to attract deposits from individual and corporate customers and to originate loans secured by residential and commercial real estate, business assets, and other personal property. The Company operates primarily in the District of Columbia and targets individuals and businesses in professional services as its clientele. The Company is subject to competition from other financial institutions in attracting and retaining deposits and in making loans. The Company and Century Bank are subject to the regulations of certain agencies of the federal government and undergo periodic examinations by those agencies.

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The financial statements have been prepared on the accrual basis and in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     The consolidated financial statements include the accounts of the Company and Century Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES

     The Company classifies its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities that the Company has the ability and intent to hold until maturity. All other securities not classified as trading or held-to-maturity are classified as available-for-sale. The Company does not engage in trading activities and, accordingly, has no trading portfolio.

     Available-for-sale and trading securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Prepayment of the mortgages securing the collateralized mortgage obligations may affect the maturity date and yield to maturity. The Company uses actual principal prepayment experience and estimates of future principal prepayments in calculating the yield necessary to apply the effective interest method.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

INCOME RECOGNITION ON LOANS

     Interest on loans is credited to income as earned on the principal amount outstanding. When, in management's judgment, the full collectibility of principal or interest on a loan becomes uncertain, that loan is placed on a cash basis (nonaccrual) for purposes of income recognition. Accrued but uncollected interest on nonaccrual loans is charged against current income.

     Interest accruals are resumed on such loans only when they are brought fully current with respect to principal and interest and when, in the judgment of management, the loans have demonstrated a new period of performance and are estimated to be fully collectible as to both principal and interest.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is a valuation allowance available for losses incurred on loans. It is established through charges to earnings in the form of provisions for loan losses. Loan losses are charged to the allowance for loan losses when a determination is made that collection is unlikely to occur. Recoveries are credited to the allowance at the time of recovery.

     Prior to the beginning of each year, and quarterly during the year, management estimates whether the allowance for loan losses is adequate to absorb losses that can be anticipated in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses to adjust the allowance to a level determined to be adequate to absorb currently anticipated losses.

     Management's judgment as to the level of future losses on existing loans involves management's internal review of the loan portfolio, including an analysis of the borrowers' current financial position, the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses, and the present level of the loan loss allowance; and results of examinations by independent consultants. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and other real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement 118, Accounting by Creditors for Impairment of a Loan E Income Recognition and Disclosures (collectively referred to as SFAS No. 114). SFAS No. 114 addresses the accounting by creditors for the impairment of all loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, and certain other types of loans specifically excluded by the Standard.

     SFAS No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the original loan agreement. The adoption of SFAS No. 114 did not have a significant effect on the Company's financial statements. All loans receivable have been evaluated for collectibility under the provisions of these standards, except for the consumer and home equity loan portfolios, which are evaluated collectively as large groups of smaller balance homogeneous loans.

     Impaired loans are specifically reviewed loans for which it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement. The specific factors that influence management's judgment in determining when a loan is impaired include evaluation of financial strength of the borrower and the fair value of the collateral. The Company's impaired loans are generally nonaccrual loans

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY
and restructured loans. Restructured loans are impaired loans in the year of restructuring and thereafter, such loans are subject to management's evaluation of impairment based on the restructured terms. The Company's charge-off policy for impaired loans is consistent with its policy for all loan charge-offs. Impaired loans are charged-off when all or a portion thereof is considered uncollectible or transferred to foreclosed properties. Consistent with the Company's method for nonaccrual loans, interest receipts on impaired loans are applied to principal.

LOAN FEES

     Loan origination fees and direct loan origination costs are deferred and recognized either upon the sale of a loan or amortized as an adjustment to yield over the life of the loan.

LEASEHOLD IMPROVEMENTS, FURNITURE, AND EQUIPMENT

     Leasehold improvements, furniture, and equipment are stated at cost, less accumulated depreciation and amortization. Amortization of leasehold improvements is computed using the straight-line method over the estimated useful lives of the improvements or the lease term, whichever is shorter. Depreciation of furniture and equipment is computed using the straight-line method over their estimated useful lives.

OTHER REAL ESTATE OWNED

     Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated selling costs. Management periodically evaluates the recoverability of the carrying value of other real estate owned. Costs relating to property improvements are capitalized, and costs relating to holding properties are charged to expense. Gains or losses on the sale of other real estate owned are recognized upon disposition of the property.

INCOME TAXES

     The Company accounts for income taxes based upon the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME PER COMMON SHARE

     Income per common share is computed by dividing net income less preferred stock dividends by the weighted average number of common and common equivalent shares (when dilutive and significant) outstanding during the year. Common equivalent shares result from stock options and warrants outstanding and are computed using the treasury stock method.

     On March 14, 1995, the Company declared a 5 percent stock dividend to common stock shareholders of record as of March 31, 1995, resulting in the issuance of 41,072 shares. On March 19, 1996, the Company declared a 7 percent stock dividend to common stock shareholders of record as of March 31, 1996, resulting in the issuance of 73,047 shares.

     Weighted average shares outstanding and income per common share have been restated for the effect of the stock dividends.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company has defined cash and cash equivalents as those amounts included in cash and due from banks and federal funds sold.

NEW ACCOUNTING STANDARDS NOT YET IMPLEMENTED

     During February of 1997, the FASB issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management does not expect that the adoption of SFAS 128 will have a material impact on the Company's financial condition or reported earnings per share.

     During February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure (SFAS 129). SFAS 129 establishes standards for disclosing information about an entity's capital structure and applies to all entities. SFAS 129 is effective for financial statements issued for periods ending after December 15, 1997.

STOCK OPTIONS

     On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

RECLASSIFICATIONS

     Certain amounts for 1995 and 1994 have been reclassified to conform to the presentation for 1996.

(2) DEFERRED COMPENSATION

     The deferred compensation liability for the deferred compensation contracts was understated at December 31, 1996 by approximately $225,000. The after tax effect of this understatement has been reflected in the appropriate periods through restatement of previously reported results. The impact on prior periods resulted in a decrease to previously reported net income of approximately $67,000 in 1995 and a cumulative impact on retained earnings at December 31, 1993 of approximately $67,000. There was no impact on 1994 net income.

(3) RESTRICTED CASH

     Under Federal Reserve Board regulations, banks are required to maintain cash reserves against certain categories of deposit liabilities. Cash balances qualified to meet these reserve requirements consist of vault cash and balances on deposit with the Federal Reserve Bank. Such restricted cash balances are included in "Cash and due from banks" in the consolidated statements of financial condition and amount to approximately $226,000 and $235,000 as of December 31, 1996 and 1995, respectively.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

(4) INVESTMENT SECURITIES

     Investment securities available-for-sale, and their contractual maturities, at December 31, 1996 and 1995 are summarized as follows:


                                                              1996
                                      -----------------------------------------------------
                                                       GROSS         GROSS
                                       AMORTIZED     UNREALIZED    UNREALIZED
                                         COST          GAINS         LOSSES      FAIR VALUE
                                      -----------    ----------    ----------    ----------
Obligations of U.S. Treasury,
  government agencies and
  corporations:
  Within one year...................  $   542,476      5,377            188         547,665
  After one, but within five
     years..........................    3,448,135      1,099         13,543       3,435,691
  After ten years...................      931,138      2,040         17,189         915,989
                                      -----------      -----        -------      ----------
          Total.....................    4,921,749      8,516         30,920       4,899,345
Collateralized mortgage obligations:
  After ten years...................    1,562,872         --         48,206       1,514,666
                                      -----------      -----        -------      ----------
          Total investment
            securities
            available-for-sale......  $ 6,484,621      8,516         79,126       6,414,011
                                      ===========      =====        =======      ==========



                                                              1995
                                      -----------------------------------------------------
                                                       GROSS         GROSS
                                       AMORTIZED     UNREALIZED    UNREALIZED
                                         COST          GAINS         LOSSES      FAIR VALUE
                                      -----------    ----------    ----------    ----------
Obligations of U.S. Treasury,
  government agencies and
  corporations:
  Within one year...................  $ 9,001,131         --         26,133       8,974,998
  After one, but within five
     years..........................    1,000,000         --          7,400         992,600
  After ten years...................    1,116,701         --         15,669       1,101,032
                                      -----------      -----        -------      ----------
          Total.....................   11,117,832         --         49,202      11,068,630
Collateralized mortgage obligations:
  After ten years...................    1,948,619         --         55,514       1,893,105
                                      -----------      -----        -------      ----------
Total investment securities
  available-for-sale................  $13,066,451         --        104,716      12,961,735
                                      ===========      =====        =======      ==========


     Expected maturities may differ from contractual maturities of mortgage backed securities and collateralized mortgage obligations because borrowers have the right to prepay their obligations at any time.

     Investment securities held-to-maturity at December 31, 1996 and 1995 are summarized as follows:


                                                              1996
                                      -----------------------------------------------------
                                                       GROSS         GROSS
                                       AMORTIZED     UNREALIZED    UNREALIZED
                                         COST          GAINS         LOSSES      FAIR VALUE
                                      -----------    ----------    ----------    ----------
Municipal securities -- maturing
  Within one year...................  $    99,956        527             --         100,483
  After one, but within five
     years..........................       64,939        617             --          65,556
                                      -----------      -----        -------      ----------
          Total.....................      164,895      1,144             --         166,039
Federal Reserve Bank stock..........      119,350         --             --         119,350
Federal Home Loan Bank stock........      674,000         --             --         674,000
                                      -----------      -----        -------      ----------
                                      $   958,245      1,144             --         959,389
                                      ===========      =====        =======      ==========

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                                                               1995
                                       -----------------------------------------------------
                                                        GROSS         GROSS
                                        AMORTIZED     UNREALIZED    UNREALIZED
                                          COST          GAINS         LOSSES      FAIR VALUE
                                       -----------    ----------    ----------    ----------
Municipal securities -- maturing
  Within one year....................  $    85,000         170             --        85,170
  After one, but within five years...      164,829       1,802             --       166,631
                                       -----------      ------       --------      --------
          Total......................      249,829       1,972             --       251,801
Federal Reserve Bank stock...........      119,350          --             --       119,350
Federal Home Loan Bank stock.........      347,700          --             --       347,700
                                       -----------      ------       --------      --------
                                       $   716,879       1,972             --       718,851
                                       ===========      ======       ========      ========


     Investment securities available for sale carried at $2,144,283 and $2,000,866 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes as required.

     No investment securities were sold during 1996. Realized losses on sales of securities available for sale during 1995 and 1994 were $3,197 and $11,748, respectively.

     As a member of the Federal Reserve and Federal Home Loan Bank Systems, Century Bank is required to hold stock in the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta. These stocks, which have no stated maturity, are carried at cost since no active trading markets exist.

(5) LOANS RECEIVABLE

     The loan portfolio consists of the following:


                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1996           1995
                                                            -----------    -----------
Commercial................................................  $17,400,323     13,212,532
Real estate -- residential................................   20,932,776     27,007,742
Real estate -- commercial.................................   14,001,133     11,910,244
Real estate -- construction...............................      462,685      1,545,143
Consumer..................................................   11,509,900      9,985,863
Home equity...............................................    6,431,425      5,640,012
                                                            -----------    -----------
                                                             70,738,242     69,301,536
Unearned income...........................................      (61,886)       (97,571)
                                                            -----------    -----------
                                                             70,676,356     69,203,965
Allowance for loan losses.................................     (825,876)      (740,000)
                                                            -----------    -----------
Loans, net................................................  $69,850,480     68,463,965
                                                            ===========    ===========


     Loans on which the accrual of interest has been discontinued amounted to approximately $249,000, $8,000, and $628,000 at December 31, 1996, 1995, and
1994, respectively. Interest lost on these nonaccrual loans was approximately $17,000, $1,000, and $32,000 for 1996, 1995, and 1994, respectively. Interest paid on these nonaccrual loans was approximately $19,851, $3,500, and $13,500 for 1996, 1995, and 1994, respectively. At December 31, 1996, the Bank has one investment in impaired loans of $24,136 for which there was no specific reserve for impairment. Average impaired loans for 1996 were approximately $12,000.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

     Analysis of the activity in the allowance for loan losses is as follows:


                                                         YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1996         1995        1994
                                                    ---------    --------    --------
Balance, beginning of year........................  $ 740,000     740,000     730,000
  Provision for loan losses.......................    160,000      26,347      19,431
  Loans charged off...............................   (256,245)   (198,126)   (106,105)
  Recoveries......................................    182,121     171,779      96,674
                                                    ---------    --------    --------
Balance, end of year..............................  $ 825,876     740,000     740,000
                                                    =========    ========    ========


     An analysis of the activity of loans to directors, officers, and their affiliates during the years ended December 31, 1996 and 1995, is as follows:


                                                                 1996          1995
                                                              -----------    ---------
Balance, beginning of year..................................  $ 3,320,113    2,566,970
  Additions.................................................       29,961    1,550,080
  Payments..................................................   (1,073,366)    (796,937)
                                                              -----------    ---------
Balance, end of year........................................  $ 2,276,708    3,320,113
                                                              ===========    =========


     In the opinion of management, all transactions entered into between the Company and such related parties have been and are in the ordinary course of business and made on the same terms and conditions as similar transactions with unaffiliated persons.

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments usually have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of the contractual obligations by a customer to a third party. The majority of these guarantees extend until satisfactory completion of the customer's contractual obligations. All standby letters of credit outstanding at December 31, 1996, are collateralized.

     Those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument failed to perform in accordance with the terms of the contract. The Company's maximum exposure to credit loss under standby letters of credit and commitments to extend credit is represented by the contractual amounts of those instruments.


                                                              CONTRACTUAL OR NOTIONAL
                                                                  AMOUNT FOR THE
                                                                  YEARS DECEMBER
                                                             -------------------------
                                                                1996           1995
                                                             -----------    ----------
Financial instruments whose contract amounts represent
  potential credit risk:
  Commitments to extend credit.............................  $19,361,000    13,910,000
  Standby letters of credit................................      658,000       882,000


     At December 31, 1996, the Company did not have any financial instruments whose notional or contractual amounts exceed the amount of credit risk.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

     The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company evaluates each customer's creditworthiness on a case-by-case basis and requires collateral to support financial instruments when deemed necessary. The amount of collateral obtained upon extension of credit is based on management's evaluation of the counterparty. Collateral held varies but may include deposits held by the Company; marketable securities; accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties.

     Most of the Company's business activity is with customers located in the District of Columbia, Maryland, and northern Virginia. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in conditions in these markets.

     Industry concentrations in excess of 10 percent of total loans where the borrowers as a group might be affected similarly by economic changes consist of loans to members of the legal profession, service companies, and the health care profession. Century offers lines of credit, home equity lines, and mortgage loans to these groups. The aggregate total of loans to such groups was approximately $17.7 million, $10.8 million, and $9.4 million respectively, as of December 31, 1996. The aggregate total of loans to such groups was approximately $13.9 million, $9.0 million, and $9.1 million respectively, as of December 31, 1995. The amount of such loans which are past due or considered by management to be potential problem loans is not material.

(6) LEASEHOLD IMPROVEMENTS, FURNITURE, AND EQUIPMENT

     Leasehold improvements, furniture, and equipment consist of the following:


                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              -----------   ----------
Leasehold improvements......................................  $ 1,248,990    1,233,384
Furniture and equipment.....................................    2,398,978    1,904,090
                                                              -----------   ----------
                                                                3,647,968    3,137,474
Less accumulated depreciation and amortization..............   (2,089,721)  (1,683,418)
                                                              -----------   ----------
Balance, end of year........................................  $ 1,558,247    1,454,056
                                                              ===========   ==========


     Depreciation and amortization expense was $407,175, $151,471, and $77,377 for 1996, 1995, and 1994, respectively.

(7) DEPOSITS

     Major classifications of deposits consist of the following:


                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              -----------   ----------
Noninterest-bearing -- demand deposits......................  $24,064,454   24,712,204
                                                              -----------   ----------
Interest-bearing:
  NOW accounts..............................................   13,852,112   15,132,526
  Savings accounts..........................................    3,594,587    3,703,943
  Money market accounts.....................................   24,231,842   22,144,836
  Certificates of deposit:
     Less than $100,000.....................................   10,072,924   10,930,074
     $100,000 and over......................................   15,169,291   13,915,779
                                                              -----------   ----------
                                                               66,920,756   65,827,158
                                                              -----------   ----------
          Total deposits....................................  $90,985,210   90,539,362
                                                              ===========   ==========

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

     Certificates of deposit of $22,204,859 have remaining maturities of one year or less. Certificates of deposit with a remaining term of more than one year are as follows:

                  YEAR ENDING DECEMBER 31,
                  ------------------------
       1998.................................................  $  672,238
       1999.................................................   1,335,025
       2000.................................................     792,887
       2001.................................................     232,820
       2002.................................................          --
       Thereafter...........................................       4,386
                                                              ----------
                                                              $3,037,356
                                                              ==========

     On September 16, 1994, Century Bank acquired deposit accounts of approximately $9.1 million, for which it paid a premium of $366,000. The premium is amortized over the estimated remaining lives of the deposit account relationships on a straight-line basis. The amount of accumulated amortization is $90,928 at December 31, 1996.

(8) OTHER BORROWINGS

     Other borrowings consists of advances from the Federal Home Loan Bank of Atlanta and deposits received in the Bank's U.S. Treasury Tax and Loan Account. Balances outstanding are shown below:


                                                          YEAR ENDED DECEMBER 31,
                                                     ----------------------------------
                                                        1996        1995        1994
                                                     ----------   ---------   ---------
Federal Home Loan Bank
  Ending balance...................................  $7,750,000   2,000,000   2,200,000
  Daily average balance for the period.............   4,559,202   2,924,163     706,739
  Maximum outstanding balance at a month-end during
     the period....................................   7,800,000   4,000,000   3,500,000
  Daily average interest rate for the period.......        5.99%       5.46%       4.24%
  Average interest rate on period end balance......        6.73%       6.10%       6.88%
Treasury Tax and Loan Account
  Ending balance...................................     715,877   1,807,909     683,836
  Daily average balance for the period.............     392,740     473,062     394,396
  Maximum outstanding balance at a month-end during
     the period....................................     829,352     710,501     683,836
  Daily average interest rate for the period.......        4.64%       4.60%       3.48%
  Average interest rate on period and balance......        5.16%       2.00%       2.75%


     FHLB advances with original maturities in excess of one year are summarized as follows:


                                                                  DECEMBER 31,
                                                              --------------------
                                                                 1996        1995
                                                              ----------    ------
6.60% fixed rate, due 1999..................................  $  300,000        --
6.85% fixed rate, due 2001..................................     300,000        --
6.57% fixed rate, due 2001..................................   1,600,000        --
6.66% fixed rate, due 2002..................................   2,000,000        --
6.30% fixed rate, due 2006..................................     800,000        --
7.34% fixed rate, due 2006..................................   1,000,000        --
6.94% fixed rate, due 2006..................................     850,000        --
                                                              ----------    ------
                                                              $6,850,000        --
                                                              ==========    ======

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

     The Bank has been advised by the FHLB that it has a total credit availability of $13.3 million. The FHLB credit availability does not represent a firm commitment by the FHLB. Rather, it is the FHLB's assessment of what the Bank could borrow given the Bank's current financial condition. The credit availability is subject to change at any time based upon the Bank's financial condition and that of the FHLB, as well as changes in FHLB policies or Congressional mandates. At December 31, 1996, the Bank's available credit from the FHLB was $5.55 million.

     In connection with its borrowings from the FHLB, the Bank is required to own FHLB stock. At December 31, 1996, the Bank's investment in FHLB stock had a par and carrying value of $674,000 and was automatically pledged against FHLB advances. Advances from the FHLB are secured by a blanket floating lien on the Bank's residential, one-to-four family first mortgage loans.

(9) STOCKHOLDERS' EQUITY

     On November 14, 1995, the Company issued 173,912 Units pursuant to an Offering made on September 15, 1995, to existing holders of the Company's Common and Preferred Stock. Each Unit consisted of one share of Common Stock and one Warrant. The offering price was $5.75 per Unit.

     Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $5.75 per share, subject to adjustment. The Warrants may be exercised at any time from November 15, 1996 through November 16, 1998. The Warrants may be repurchased by the Company at any time on and after November 14, 1997 at a price of $.26 per Warrant.

     Holders of the Company's Series A Cumulative Convertible Preferred Stock were given the opportunity to exchange their Preferred Stock for Units at an exchange ratio of 1.305 Units per share of Preferred Stock. At the time of the Offering, there were 61,327 shares of Preferred Stock outstanding. A total of 27,449 shares of Preferred Stock were exchanged, resulting in the issuance of 35,814 Units and the payment of $40 to redeem fractional shares.

     The remaining 138,098 Units were sold for cash, yielding net proceeds to the Company of $711,187 after payment of costs associated with the Offering. The Company used a portion of such proceeds to redeem the remaining 33,878 shares of Preferred Stock, which was callable at $7.50 per share.

(10) STOCK OPTION PLANS

     Pursuant to the Century Bancshares, Inc. 1994 Stock Option Plan ("1994 Plan") the Company in 1994 reserved 150,000 shares of its common stock for the issuance of incentive stock options and nonqualified stock options to directors and key employees. As of December 31, 1996, after adjusting for stock dividends and stock option activity, there are 159,685 shares of stock reserved for issuance pursuant to the 1994 Plan, of which 104,954 shares are reserved for outstanding options and 54,731 shares are reserved for future option grants. These options are granted for a term of 7 years to directors with immediate vesting, and 10 years to employees with 25 percent of the original grant vesting after each six, eighteen, thirty and forty-two months of continued service. Both the price per option and number of options available are adjusted for dividends.

     In addition, there remain outstanding certain options granted to directors and key employees under two prior option plans ("Prior Plans") which expired in 1992 and 1993. As of December 31, 1996, after adjusting for stock dividends and stock option activity, there are 43,363 shares of stock reserved for issuance pursuant to options granted under the Prior Plans, which options are still valid and were not affected by the Plans' expiration. As of December 31, 1996, all options granted under the Prior Plans are fully exercisable.

     In connection with the 5 percent stock dividend effective July 31, 1993, March 31, 1994, and March 31, 1995, and the 7 percent stock dividend effective March 31, 1996, the number of shares subject to any outstanding options, the exercise price per share, and the number of shares reserved for the issuance of future

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY
options have been appropriately and equitably adjusted, pursuant to the stock option plans, so as to maintain the proportionate number of shares without changing the aggregate option price. In the tables below, the shares and prices per share have been adjusted to reflect the stock dividends.

     Stock option transactions for the years ended December 31, 1996, 1995, and 1994, are summarized as follows:


                                      1996                  1995                  1994
                               -------------------   -------------------   -------------------
                                         WEIGHTED-             WEIGHTED-             WEIGHTED-
                                          AVERAGE               AVERAGE               AVERAGE
                                         EXERCISE              EXERCISE              EXERCISE
        FIXED OPTIONS          SHARES      PRICE     SHARES      PRICE     SHARES      PRICE
        -------------          -------   ---------   -------   ---------   -------   ---------
Outstanding at beginning of
  year.......................  152,250    $ 3.49     139,926     $3.26      91,209     $3.31
Granted......................   33,985      6.00      34,955      5.75      66,687      3.65
Exercised....................  (26,934)     3.16     (14,252)     2.80     (15,572)     2.13
Forfeited....................  (10,984)     5.18      (8,379)     7.18      (2,398)     5.40
                               -------               -------               -------
Outstanding at end of year...  148,317      4.00     152,250      3.49     139,926      3.26
                               =======               =======               =======
Options exercisable at
  year-end...................  134,840      3.85     131,285      3.37     115,719      3.18
                               =======               =======               =======
Weighted-average fair value
  of options granted.........  $ 2.191               $ 1.909                   N/A
                               =======               =======               =======


     The following table summarizes information about stock options outstanding at December 31, 1996:

                                                OPTIONS OUTSTANDING
                                              ------------------------     OPTIONS EXERCISABLE
                                               WEIGHTED-                 -----------------------
                                                AVERAGE      WEIGHTED-                 WEIGHTED-
                                  NUMBER       REMAINING      AVERAGE                   AVERAGE
                                OF OPTIONS    CONTRACTUAL    EXERCISE      NUMBER      EXERCISE
   RANGE OF EXERCISE PRICES     OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE     PRICE
   ------------------------     -----------   ------------   ---------   -----------   ---------
$1.61 to $2.22................     33,804         1.2          $1.92        33,804       $1.92
$2.82 to $3.83................     31,453         3.3           2.98        30,753        2.97
$4.23 to $5.37................     53,981         4.9           4.80        48,380        4.78
$6.00.........................     29,079         9.5           6.00        21,903        6.00
                                  -------                                  -------
$1.61 to $6.00................    148,317         4.6           4.00       134,840        3.85
                                  =======                                  =======

     The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: no dividends for either year, expected volatility of 20 percent for both years, risk free interest rates of 6.3 percent and 5.8 percent, and expected lives of 7 and 5 years.

     As the Company continues to apply APB Opinion No. 25 in accounting for its stock options, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:


                                                                1996       1995
                                                              --------    -------
Net income, as reported.....................................  $278,579    612,654
Net income, pro forma.......................................   244,585    586,074
Primary earnings per share, as reported.....................       .23        .57
Primary earnings per share, pro forma.......................       .20        .55

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

     Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

(11) INCOME TAXES

     The provision for taxes on income for the years ended December 31, 1996, 1995, and 1994, consisted of the following:


                                                        1996        1995       1994
                                                      --------    --------    -------
Current:
  Federal income tax................................  $289,329     627,042     29,600
  State income tax..................................    73,503     127,114    (39,416)
                                                      --------    --------    -------
                                                       362,832     754,156     (9,816)
Deferred:
  Federal income tax (benefit)......................   (68,715)   (370,563)   289,682
  State income tax (benefit)........................   (19,418)    (72,148)    93,680
                                                      --------    --------    -------
                                                       (88,133)   (442,711)   383,362
                                                      --------    --------    -------
Total income tax....................................  $274,699     311,445    373,546
                                                      ========    ========    =======


     The difference between the statutory federal income tax rates and the effective income tax rates for 1996, 1995, and 1994, are as follows:


                                                             1996      1995      1994
                                                             ----      ----      ----
Statutory federal income tax rate..........................  34.0%     34.0      34.0
State income taxes, net of federal benefit.................   6.4       3.5       4.0
Nondeductible expenses.....................................   8.1        --       0.7
Other......................................................   1.1      (3.8)       --
                                                             ----      ----      ----
Effective income tax rate..................................  49.6      33.7      38.7
                                                             ====      ====      ====

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

     The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995:


                                                                1996         1995
                                                              ---------    --------
Assets:
  Fixed assets..............................................  $ 107,629     109,032
  Book loan loss reserve....................................    428,698     432,395
  Deferred rent expense.....................................     57,869      71,343
  Deferred loan fees........................................     25,113      39,936
  Vacation pay accrual......................................     21,996      29,631
  Directors' deferred compensation..........................    188,412     145,433
  Goodwill..................................................      7,389          --
                                                              ---------    --------
Deferred tax assets.........................................    837,106     827,770
                                                              ---------    --------
Liabilities:
  Federal Home Loan Bank stock dividends....................    (11,484)    (11,583)
  Tax bad debt reserve......................................   (207,305)   (269,393)
  Unrealized losses on investments designated as
     available-for-sale recognized for tax purposes.........     (5,897)    (37,043)
  Other.....................................................    (86,327)    (71,791)
                                                              ---------    --------
Deferred tax liabilities....................................   (311,013)   (389,810)
                                                              ---------    --------
Net deferred tax asset (liability) attributable to
  operations................................................    526,093     437,960
Unrealized losses on investments available-for-sale charged
  directly to stockholders' equity..........................      5,897      36,650
                                                              ---------    --------
Net deferred tax asset......................................  $ 531,990     474,610
                                                              =========    ========


     Net deferred tax assets of $531,990 and $474,610 at December 31, 1996 and 1995, respectively, are included in other assets.

     The Company has not established a valuation allowance for deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not some portion or all of the deferred tax assets will not be realized. Based on the level of historical taxable income during the carryback period and the reversal of certain deferred tax liabilities, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(12) PROFESSIONAL FEES TO RELATED PARTIES

     Included in professional fees are legal fees paid to law firms whose partners are directors of the Company or the Bank, totaling approximately $139,611, $102,000, and $81,000 for the years ended December 31, 1996, 1995, and
1994, respectively.

(13) EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) plan which covers substantially all employees. Participants may contribute up to 6 percent of their compensation. The Company matches 50 percent of participant contributions to the Plan. This matching contribution totaled approximately $21,000 for each of the years ended December 31, 1996, 1995, and 1994.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

(14) COMMITMENTS

     The Company leases its banking facilities under operating leases providing for payment of fixed rentals and providing for pass-through of certain landlord expenses, with options to renew. Rental expense was approximately $327,400, $323,600, and $301,000 for the years ended December 31, 1996, 1995, and 1994, respectively. Total future minimum rental payments at December 31, 1996, are as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
   1997.....................................................  $  387,000
   1998.....................................................     401,000
   1999.....................................................     370,000
   2000.....................................................     367,000
   Thereafter...............................................     680,000
                                                              ----------
                                                              $2,205,000
                                                              ==========

(15) DIVIDENDS FROM SUBSIDIARY

     Dividends paid to the Company by Century Bank are subject to restrictions by regulatory agencies. As of December 31, 1996, approximately $1,544,000 was available to be paid to the Company in dividends from Century Bank, pursuant to such regulatory restrictions. As described in note 15, regulatory agencies have established laws and guidelines with respect to the maintenance of appropriate levels of bank capital that could further limit the amount available for payment of dividends by Century Bank under regulatory restrictions if applied in the future.

(16) CAPITAL AND LIQUIDITY

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires regulators to classify insured depository institutions into one of five tiers based upon their relative capital strengths and to increase progressively the degree of regulation over the weaker ones, limits the pass-through deposit insurance treatment of certain types of accounts, adopts a "Truth in Savings" program, calls for the adoption of risk-based premiums on deposit insurance, and requires banks to observe insider credit underwriting procedures no less strict than those applied to comparable non-insider transactions.

     The Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) of 1989 requires depository institutions to maintain minimum capital levels. In addition to its capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestment grade corporate debt and certain other investments.

     Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require The Company and Century Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined)

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY
to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the OCC categorized Century Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Century Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The following table presents the actual and required capital information for the Company and Century Bank:

                                                                                  TO BE WELL
                                                                              CAPITALIZED UNDER
                                                              FOR CAPITAL     PROMPT CORRECTIVE
                                             ACTUAL        ADEQUACY PURPOSES  ACTION PROVISIONS:
                                       ------------------  -----------------  ------------------
                                         AMOUNT    RATIO     AMOUNT    RATIO    AMOUNT    RATIO
                                       ----------  ------  ----------  -----  ----------  ------
AS OF DECEMBER 31, 1996
Total Capital (to Risk Weighted
  Assets):
  Century Bancshares.................  $7,346,745  10.13%  $5,803,841  8.00%  $      N/A     N/A
  Century National Bank..............   7,453,630  10.29%   5,792,880  8.00%   7,241,200  10.00%
Tier 1 Capital (to Risk Weighted
  Assets):
  Century Bancshares.................   6,520,869   8.99%   2,901,920  4.00%         N/A     N/A
  Century National Bank..............   6,627,754   9.15%   2,896,440  4.00%   4,344,720   6.00%
Tier 1 Capital (to Average Assets):
  Century Bancshares.................   6,520,869   6.35%   4,110,634  4.00%         N/A     N/A
  Century National Bank..............   6,627,754   6.44%   4,114,080  4.00%   5,232,267   5.00%
AS OF DECEMBER 31, 1995
Total Capital (to Risk Weighted
  Assets):
  Century Bancshares.................   6,852,237  10.34%  $5,303,124  8.00%  $      N/A     N/A
  Century National Bank..............   6,917,391  10.47%   5,287,440  8.00%   6,609,300  10.00%
Tier 1 Capital (to Risk Weighted
  Assets):
  Century Bancshares.................   6,112,237   9.22%   2,651,562  4.00%         N/A     N/A
  Century National Bank..............   6,177,391   9.35%   2,643,720  4.00%   3,965,580   6.00%
Tier 1 Capital (to Average Assets):
  Century Bancshares.................   6,112,237   6.80%   3,596,085  4.00%         N/A     N/A
  Century National Bank..............   6,177,391   6.88%   3,591,560  4.00%   4,489,450   5.00%

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

(17) PARENT COMPANY-ONLY FINANCIAL STATEMENTS

     The Century Bancshares, Inc. (parent company-only) condensed financial statements are as follows:

                       STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS


                                                                 1996          1995
                                                              ----------    ----------
ASSETS
Cash and cash equivalents...................................  $   29,121        56,769
Investment in Century Bank..................................   6,856,926     6,430,174
Other assets................................................     112,668       112,668
                                                              ----------    ----------
                                                              $6,998,715    $6,599,611
                                                              ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Notes payable.............................................  $       --            --
  Other liabilities.........................................     248,674       234,591
                                                              ----------    ----------
                                                                 248,674       234,591
                                                              ----------    ----------
Stockholders' equity:
  Preferred stock...........................................          --            --
  Common stock..............................................   1,146,028     1,046,047
  Additional paid-in capital................................   4,870,856     4,410,876
  Retained earnings.........................................     779,057       976,161
  Unrealized loss on investment securities
     available-for-sale, net of
     tax effect.............................................     (45,900)      (68,064)
                                                              ----------    ----------
                                                               6,750,041     6,365,020
                                                              ----------    ----------
                                                              $6,998,715     6,599,611
                                                              ==========    ==========

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                            STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


                                                               1996        1995        1994
                                                             ---------   ---------   --------
Income:
  Dividends from Century Bank..............................  $      --          --    140,000
  Other income.............................................      1,659         929      1,336
                                                             ---------   ---------   --------
                                                                 1,659         929    141,336
                                                             ---------   ---------   --------
Expenses:
  Professional fees........................................    111,754     112,663         --
  Interest expense.........................................         --          --      4,246
  Other expenses...........................................     15,914      50,915     17,291
                                                             ---------   ---------   --------
                                                               127,668     163,578     21,537
                                                             ---------   ---------   --------
Net income (loss) before income tax benefit and equity in
  undistributed earnings of bank subsidiary................   (126,009)   (162,649)   119,799
Income tax benefit.........................................         --     (55,702)    (8,203)
                                                             ---------   ---------   --------
Net income before equity in undistributed earnings of bank
  subsidiary...............................................   (126,009)   (106,947)   128,002
Equity in undistributed earnings of Century Bank...........    404,588     719,601    462,902
                                                             ---------   ---------   --------
Net income.................................................  $ 278,579     612,654    590,904
                                                             =========   =========   ========


                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


                                                               1996        1995        1994
                                                            ----------   ---------   ---------
Cash flows from operating activities:
  Net income..............................................  $  278,579     612,654     590,904
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Undistributed earnings of Century Bank...............    (404,588)   (719,601)   (462,902)
     Decrease in other assets.............................          --     134,416     174,434
     Increase (decrease) in other liabilities.............      14,083    (178,584)     52,847
                                                            ----------   ---------   ---------
Net cash provided by (used in) operating activities.......    (111,926)   (151,115)    355,283
                                                            ----------   ---------   ---------
Cash flows from investing activities:
  Capital contributions to Century Bank...................          --    (400,000)         --
                                                            ----------   ---------   ---------
Net cash used in investing activities.....................          --    (400,000)         --
                                                            ----------   ---------   ---------
Cash flows from financing activities:
  Repayments under notes payable..........................          --          --    (207,000)
  Repurchase of preferred stock...........................          --    (254,085)     (7,560)
  Issuance of common stock................................      85,156     734,634       5,113
  Preferred stock dividends paid..........................        (878)    (40,184)    (36,796)
                                                            ----------   ---------   ---------
Net cash provided (used) by financing activities..........      84,278     440,365    (246,243)
                                                            ----------   ---------   ---------
Net (decrease) increase in cash and cash equivalents......     (27,648)   (110,750)    109,040
Cash and cash equivalents, beginning of year..............      56,769     167,519      58,479
                                                            ----------   ---------   ---------
Cash and cash equivalents, end of year....................  $   29,121      56,769     167,519
                                                            ==========   =========   =========
Supplemental disclosures of cash flow information:
  Interest paid...........................................  $       --          --       4,246
  Income taxes paid (refunded)............................          --      11,222     (88,190)
                                                            ==========   =========   =========

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

(18) FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosure About Fair Value of Financial Instruments (SFAS No. 107), requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a portion of the Company's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Company taken as a whole.

CASH, INTEREST BEARING DEPOSITS WITH OTHER BANKS, AND FEDERAL FUNDS SOLD

     For cash and due from banks and interest-bearing deposits with other banks, and federal funds sold the carrying amount approximates fair value.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

     For these instruments, fair values are based on published market or dealer quotes.

LOANS, NET

     The fair value of loans is estimated by discounting the future cash flows, including estimated prepayments of principal, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

ACCRUED INTEREST RECEIVABLE

     The carrying amount approximates fair value.

NONINTEREST-BEARING DEPOSITS

     The fair value of these deposits is the amount payable on demand at the reporting date.

INTEREST-BEARING DEPOSITS

     The fair value of demand deposits, savings accounts, and money market deposits with no defined maturity is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposits would be accepted.

OTHER BORROWINGS

     The carrying amount for variable rate borrowings approximate the fair values at the reporting date. The fair values of the fixed rate borrowings are estimated by discounting the future cash flows using interest rates currently available for borrowings with similar terms and remaining maturities.

ACCRUED INTEREST PAYABLE

     The carrying amount approximates fair value.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

OFF-BALANCE SHEET ITEMS

     Century Bank has reviewed the unfunded portion of commitments to extend credit, as well as standby and other letters of credit, and has determined that the fair value of such instruments is not material.

     The estimated fair values of The Company's financial instruments at December 31, 1996 follows:


                                                              CARRYING        FAIR
                                                                VALUE         VALUE
                                                             -----------   -----------
ASSETS
Cash and interest-bearing deposits with other banks.......   $ 8,363,911     8,363,911
Federal funds sold........................................    11,436,000    11,436,000
Interest-bearing deposits with other banks................     6,823,077     6,823,077
Investment securities.....................................     7,372,256     7,373,400
Loans, net................................................    69,850,480    69,867,616
Accrued interest receivable...............................       509,567       509,567

LIABILITIES
Noninterest-bearing deposits..............................   $24,064,454    24,064,454
Interest-bearing deposits.................................    66,920,756    67,053,793
Other borrowings..........................................     8,465,877     8,465,877
Accrued interest payable..................................       185,615       185,615


(19) SUBSEQUENT EVENT

     On February 1, 1997, the Company signed a lease to open a third branch of its subsidiary, Century National Bank, in McLean, Virginia. This new branch was approved by the regulatory authority and will allow Century to establish its presence in the suburbs and expand its opportunities to provide loans and gather deposits.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Summary Consolidated Financial
  Information.........................    5
Risk Factors..........................    6
Forward-Looking Statements............    8
Use of Proceeds.......................    8
Capitalization........................    9
Market for Common Stock...............   10
Dividend Policy.......................   10
The Eastern American Transaction......   10
Selected Consolidated Financial
  Information.........................   12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   13
Business..............................   34
Management............................   38
Security Ownership of Certain
  Beneficial Holders and Management...   42
Supervision and Regulation............   43
Description of Capital Stock..........   48
Shares Eligible for Future Sale.......   50
Underwriting..........................   51
Experts...............................   52
Legal Matters.........................   52
Available Information.................   52
Index to Consolidated Financial
  Statements..........................  F-1
============================================


======================================================
                                 725,000 SHARES

                        [CENTURY BANCSHARES, INC. LOGO]

                                  COMMON STOCK
                             ----------------------

                                   PROSPECTUS

                             ----------------------

                           SCOTT & STRINGFELLOW, INC.

                               SEPTEMBER   , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses in connection with the shares of Common Stock being registered. All amounts shown below are estimates, except the registration fee:


Securities and Exchange Commission registration fee.........  $1,895
National Association of Securities Dealers, Inc. filing
  fee.......................................................  $1,125
Blue sky filing fees and expenses...........................  $5,479
Accountants' fees and expenses..............................  $    *
Legal fees and expenses.....................................  $    *
Printing fees...............................................  $    *
Miscellaneous...............................................  $    *
                                                              ------
          Total.............................................  $    *
                                                              ======


- ---------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

DELAWARE GENERAL CORPORATION LAW

     Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if in the case of other than derivative suits, such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless that person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director, officer, employee, or agent who is successful on the merits in defense of a suit against such person.

CERTIFICATE OF INCORPORATION

     Consistent with applicable law, the Company's Certificate of Incorporation limits a director's monetary liability to the Company or its stockholders for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful dividend payments or acts from which the director derived an improper personal benefit. The Company's Certificate of Incorporation does not limit the availability of equitable remedies based on breach of fiduciary duty and does not limit a director's liability for violations of the federal securities laws. The Company believes that the foregoing provisions of its Certificate of Incorporation may assist it in attracting and retaining qualified individuals to serve on its Board of Directors.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with its officers and directors. The indemnification agreements require the Company to indemnify each of such persons to the full extent permitted by Delaware law and provide for the advancement of expenses to them on receipt of an undertaking to repay any advances to which such persons are later determined not to be entitled.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On November 14, 1995, the Company issued and sold an aggregate of 173,912 Units, each Unit consisting of one share of Common Stock and one warrant to purchase Common Stock (the"Units"), in reliance upon the exemption provided by
Section 3(b) of the Securities Act of 1933, as amended and Rule 504 of Regulation D promulgated thereunder. The Units were offered and sold exclusively to holders of record as of September 15, 1995 of shares of the Company's Common Stock and shares of the Company's Preferred Stock. No other person was permitted to subscribe for Units in the offering.

     The Units were offered and sold for cash, at a price of $5.75 per Unit, of which $5.49 represented the purchase price of the Common Stock, and $.26 was attributable to the Warrant. In addition to cash subscriptions, holders of the Company's Preferred Stock were given the opportunity to subscribe for the Units by voluntarily exchanging shares of Preferred Stock for Units.

     During the past three fiscal years and the six months ended June 30, 1997, the Company has issued an aggregate of 69,727 shares of its Common Stock upon the exercise of outstanding stock options granted to employees or directors at weighted average exercise prices ranging from $2.13 to $3.16 per share. All such sales were made in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following exhibits are filed as part of this Registration Statement. Except as otherwise indicated, each exhibit is incorporated herein by reference to the exhibit of the same number in the Registrant's Registration Statement on Form S-1 filed under Registration No. 333-14417.


            1+             -- Form of Underwriting Agreement by and between the Company and the Underwriter.
            3.1            -- Certificate of Incorporation, as amended, of the Company.
            3.2            -- Bylaws of the Company.
            3.3            -- Articles of Association of the Bank.
            3.4+           -- Amendment dated July 24, 1997 to the Certificate of
                              Incorporation, as amended, of the Company, filed August
                              4, 1997.
            4.1            -- Form of Warrant.
            4.2            -- Form of Common Stock certificate.
            5*             -- Opinion and Consent of Bracewell & Patterson, L.L.P., as
                              to the validity of the Common Stock registered hereunder.
           10.1            -- Century Bancshares, Inc. 1994 Stock Option Plan.
           10.2            -- Incentive Stock Option Plan for Key Employees, as
                              amended.
           10.3            -- Nonqualified Stock Option Plan for Key Employees, as
                              amended.
           10.4            -- Nonqualified Stock Option Plan for Directors, as amended.
           10.5            -- Form of Director Compensation Agreement between the
                              Company and its directors.
           10.6            -- Form of Indemnity Agreement between Company and the
                              persons named therein.
           10.7            -- Employment Agreement dated September 1, 1996, between the
                              Company and Mr. Joseph S. Bracewell.
           10.8            -- Lease Agreement dated January 3, 1995, between the Bank and Pennsylvania Building Associates.
           10.9+           -- Executive Service Agreement dated May 20, 1997 between
                              InterOffice/ Bethesda, Inc. and the Bank.

           10.10           -- Retail Lease dated January 14, 1982, between the Square
                              106 Associates and the Bank, as amended on March 14,
                              1984, December 18, 1991, February 12, 1992, October 27,
                              1995, and June 1, 1996.
           10.11           -- Sublease Agreement, dated May 1, 1992, between the
                              Company and the Bank.
           10.12+          -- Purchase and Assumption Agreement dated July 24, 1997 by and between the Company and Eastern American Bank, FSB
                              ("Eastern American").
           10.13+          -- Amendment No. 1 dated August 14, 1997 to Purchase and
                              Assumption Agreement dated July 24, 1997 by and between
                              the Company and Eastern American.
           11              -- Computation of earnings per share.
           21              -- Subsidiaries of the Registrant.
           23.1*           -- Consent of KPMG Peat Marwick LLP, independent auditors of the Company.
           23.2*           -- Consent of Bracewell & Patterson, L.L.P. (included in the opinion filed as Exhibit 5 hereto).
           24+             -- Powers of Attorney (included on the signature page of
                              this Registration Statement).


- ---------------


 + Previously filed.

 * Filed herewith.
** To be filed by Amendment.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia on the 9th day of September, 1997.


                                            CENTURY BANCSHARES INC.
                                            (Registrant)

                                            By:   /s/ JOSEPH S. BRACEWELL
                                              ----------------------------------
                                                     Joseph S. Bracewell
                                               Chairman of the Board, President
                                                              and
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 9th day of September 1997 by the following persons in the capacities indicated.


                      SIGNATURE                                            TITLE
                      ---------                                            -----

               /s/ JOSEPH S. BRACEWELL                 Chairman of the Board, President and Chief
- -----------------------------------------------------    Executive Officer (Principal Financial and
                 Joseph S. Bracewell                     Accounting Officer)

                          *                            Director
- -----------------------------------------------------
                    George Contis

                          *                            Director and Vice President
- -----------------------------------------------------
                    John R. Cope

                          *                            Director and Assistant Secretary
- -----------------------------------------------------
                 Bernard J. Cravath

                          *                            Director
- -----------------------------------------------------
                    Neal R. Gross

                          *                            Director
- -----------------------------------------------------
                Joseph H. Koonz, Jr.

                          *                            Director
- -----------------------------------------------------
                    William McKee

                          *                            Director and Secretary
- -----------------------------------------------------
                 William C. Oldaker

            *By: /s/ JOSEPH S. BRACEWELL
  ------------------------------------------------
                  Attorney-in-fact


                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------

           1+            -- Form of Underwriting Agreement by and between the Company and the Underwriter.
           3.1           -- Certificate of Incorporation, as amended, of the Company.
           3.2           -- Bylaws of the Company.
           3.3           -- Articles of Association of the Bank.
           3.4+          -- Amendment dated July 24, 1997 to the Certificate of
                            Incorporation, as amended, of the Company, filed August
                            4, 1997.
           4.1           -- Form of Warrant.
           4.2           -- Form of Common Stock certificate.
           5*            -- Opinion and Consent of Bracewell & Patterson, L.L.P., as
                            to the validity of the Common Stock registered hereunder.
          10.1           -- Century Bancshares, Inc. 1994 Stock Option Plan.
          10.2           -- Incentive Stock Option Plan for Key Employees, as
                            amended.
          10.3           -- Nonqualified Stock Option Plan for Key Employees, as
                            amended.
          10.4           -- Nonqualified Stock Option Plan for Directors, as amended.
          10.5           -- Form of Director Compensation Agreement between the
                            Company and its directors.
          10.6           -- Form of Indemnity Agreement between Company and the
                            persons named therein.
          10.7           -- Employment Agreement dated September 1, 1996, between the
                            Company and Mr. Joseph S. Bracewell.
          10.8           -- Lease Agreement dated January 3, 1995, between the Bank and Pennsylvania Building Associates.
          10.9+          -- Executive Service Agreement dated May 20, 1997 between
                            InterOffice/Bethesda, Inc. and the Bank.
          10.10          -- Retail Lease dated January 14, 1982, between the Square
                            106 Associates and the Bank, as amended on March 14,
                            1984, December 18, 1991, February 12, 1992, October 27,
                            1995, and June 1, 1996.
          10.11          -- Sublease Agreement, dated May 1, 1992, between the
                            Company and the Bank.
          10.12+         -- Purchase and Assumption Agreement dated July 24, 1997 by and between the Company and Eastern American Bank, FSB
                            ("Eastern American").
          10.13+         -- Amendment No. 1 dated August 14, 1997 to Purchase and
                            Assumption Agreement dated July 24, 1997 by and between
                            the Company and Eastern American.
          11             -- Computation of earnings per share.
          21             -- Subsidiaries of the Registrant.
          23.1*          -- Consent of KPMG Peat Marwick LLP, independent auditors of the Company.
          23.2*          -- Consent of Bracewell & Patterson, L.L.P. (included in the opinion filed as Exhibit 5 hereto).
          24+            -- Powers of Attorney (included on the signature page of
                            this Registration Statement).


- ---------------


 + Previously filed.

 * Filed herewith.
** To be filed by Amendment.